As filed with the Securities and Exchange Commission May 21, 2002
                                           SEC Registration No. 333-35295
---------------------------------------------------------------------------

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.

                        POST EFFECTIVE AMENDMENT NO. 2

                      FORM SB-2 REGISTRATION STATEMENT

                       UNDER THE SECURITIES ACT OF 1933

                                INFINITY, INC.
       -----------------------------------------------------------------
       (Exact Name of Small Business Issuer as Specified in its Charter)

          Colorado                   1389                    84-1070066
-------------------------  ----------------------------   -------------------
(State or Other Jurisdic-  (Primary Standard Industrial   (IRS Employer Iden-
 tion of Incorporation)     Classification Code Number)    tification Number)

                    211 West 14th Street, Chanute, Kansas  66720
                                 (316) 431-6200
                --------------------------------------------------
                   (Address and Telephone Number of Principal
                Executive Offices and Principal Place of Business)

                          Stanton E. Ross, President
                    211 West 14th Street, Chanute, Kansas  66720
                                 (316) 431-6200
           ---------------------------------------------------------
           (Name, Address and Telephone Number of Agent for Service)

                                  Copies to:

                            James P. Beck, Esq.
                      Krys Boyle Freedman & Sawyer, P.C.
   600 Seventeenth Street, Suite 2700 South Tower, Denver, Colorado 80202
                               (303) 893-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


     PROSPECTUS              SUBJECT TO COMPLETION DATED MAY 21, 2002
     ----------------------------------------------------------------


     The information in this Prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securi-ties and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                INFINITY, INC.

                        202,422 Shares of Common Stock


          We are offering 202,422 Shares of Common Stock to holders of Class B Warrants.


          The Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq Small-Cap Market (Symbol: IFNY). On May 20, 2002, the closing price of the Common Stock was $8.63.


          This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See
     "Risk Factors" starting on page 5.


          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


          Offering to Holders of Class B Warrants:

                                       Per Share        Total
                                       ---------        ------

          Public Price                  $6.00        $1,214,532
          Underwriting Discounts        $ -0-        $   -0-
          Proceeds to Infinity          $6.00        $1,214,532



                              _________, 2002




Page 1

                             TABLE OF CONTENTS

                                                                   PAGE

     Prospectus Summary ..........................................   3
     Risk Factors ................................................   5
     Market Prices and Dividends .................................  12
     Use of Proceeds .............................................  13
     Management's Discussion and Analysis ........................  14
     Business ....................................................  28
     Management ..................................................  41
     Security Ownership of Management and Principal
       Shareholders ..............................................  48
     Transactions With Management and Others .....................  50
     Description of Securities ...................................  51
     Plan of Distribution ........................................  53
     Legal Matters ...............................................  53
     Experts .....................................................  53
     Additional Information ......................................  53
     Index to Financial Statements ............................... F-1


































Page 2

                              PROSPECTUS SUMMARY

     The following is a summary of the pertinent information regarding this offering. This summary is qualified in its entirety by the more detailed information in this Prospectus. The Prospectus should be read in its entirety, as this summary does not contain all of facts necessary to make an investment decision.

COMPANY SUMMARY

     Infinity, Inc. and its subsidiaries (Infinity) are primarily engaged in providing oil and gas well services and in the identification and acquisition of leasehold acreage on which to explore for oil and gas reserves and produce oil and gas. Infinity has three operating subsidiaries: Consolidated Oil Well Services, Inc. (Consolidated), Infinity Oil and Gas of Kansas, Inc. (Infinity-Kansas), and Infinity Oil and Gas of Wyoming, Inc. (Infinity-Wyoming).

     Consolidated provides services associated with the drilling and completing of oil and gas wells, including cementing, acidizing, fracturing, nitrogen pumping and water hauling. Consolidated provides all of these services in eastern Kansas and Northeastern Oklahoma, and provides well cementing services in the Powder River and Green River Basins of Wyoming.

     Infinity-Kansas produces oil from an enhanced oil recovery project in the Cherokee Basin and from conventional oil production in the Owl Creek field. Both of these projects are located in eastern Kansas.

     Infinity-Wyoming has acquired leases in the Greater Green River Basin of Wyoming, the Piceance Basin of Colorado, and the Sand Wash Basin of Colorado and Wyoming on which it intends to drill wells to produce coal bed methane gas. To date, Infinity-Wyoming has completed sixteen wells, two of which produce oil and gas, twelve of which produce gas, and two that are used to dispose of water produced by the oil and gas producing wells on the "Pipeline" project in the Greater Green River Basin. Infinity-Wyoming has also drilled five wells from which production of methane gas began in May 2002, and recompleted an existing well in which to dispose of water produced, on the "Labarge" project in the Greater Green River Basin. Infinity-Wyoming plans to continue to drill wells on both the Pipeline and Labarge projects to further establish the reserve potential of each project.

     On May 13, 2002, we effected a two for one split of our outstanding common stock in the form of a 100% stock dividend payable to shareholders of record on May 6, 2002. All share amounts in this prospectus have been restated to give effect to this stock split.

     Our corporate offices are located at 211 West 14th Street, Chanute, Kansas 66720. Our telephone number is (316) 431-6200.

OFFERING SUMMARY

     Securities Offered:       202,422 Shares of Common Stock on exercise
                               of Class B Warrants. 24 Class B Warrants are exercisable to purchase one share of common stock at an exercise price of $6.00 per share through June 30, 2002.
Page 3




     Common Stock Presently
     Outstanding:              7,086,564 shares


USE OF PROCEEDS

     We will use any proceeds we receive from the exercise of the Class B Warrants for general working capital purposes.

                                 RISK FACTORS

     Investing in the shares is very risky. You should be able to bear a complete loss of your investment. In deciding whether to exercise your warrants, you should carefully consider the following factors.

WE HAVE A HISTORY OF OPERATING LOSSES AND WE MAY BE UNABLE TO ACHIEVE LONG-TERM PROFITABILITY.

     We recorded a loss in our fiscal years ended March 31, 2000 and March 31, 1999. Most of our losses have been from the operation of waste water treatment facilities that we operated, the impairment of the treatment facilities, and from low revenues generated by the oil field service business. Our prior losses may hurt our ability to obtain financing for drilling and other business activities on favorable terms. It may also hurt our ability to attract investors if we attempt to raise additional capital by selling additional securities in a private or public offering. We may not be able to obtain the additional capital we may need for our business to grow.

     Our ability to achieve a profit from operations on a long-term basis will depend on whether we are successful in exploring for and producing oil and gas from our existing leases. We face the following risks in developing our oil and gas leases:

     *  prices for oil and gas we produce may be lower than expected;

     * the capital required to develop the leases for production may not be available;

     *  we may not find oil and gas reserves in the quantities anticipated;

     * the reserves we find may not produce oil and gas at the rate anticipated;

     *  the cost of producing oil and gas may be higher than expected; and

     * there are many operating risks associated with drilling for and producing oil and gas.

OIL AND GAS PRICES ARE VOLATILE, AND AN EXTENDED DECLINE IN PRICES WOULD HURT OUR ABILITY TO ACHIEVE PROFITABLE OPERATIONS.

     Our future oil and gas revenues, operating results, profitability, future rate of growth and the carrying value of oil and gas properties will depend heavily on prevailing market prices for oil and gas. We expect the market for oil and gas to continue to be volatile. From December 1998 until March 2000, we did not produce any oil or natural gas. Beginning in March 2000, we began producing oil from our Cherokee Basin property and have received revenue per barrel of oil as low as $23.05 in July 2001 and as high as $32.37 in December 2000. The inside FERC CIG Index, the pricing index on which our gas sales will be based, fluctuated from a low of $1.05 per 1,000 cubic feet (MCF) in October 2001 to a high of $8.63 per MCF during January 2001. At current production levels, each $1.00 decrease in the price of crude oil would reduce Infinity's oil revenue by approximately $8,400 per month and each $0.10 decrease in natural gas price would reduce Infinity's gas revenue by $5,500 per month. Revenue generated from oil field services provided by Consolidated have increased to as much as $1.3 million per month when oil prices have been above $23.00 per barrel compared to revenue of $400,000 to $450,000 per month when prices reached historic lows of approximately $8.00 per barrel of oil in 1998. Any substantial or extended decline in the price of oil or gas would reduce our cash flow and borrowing capacity, as well as the value and the amount of our oil and gas reserves.

     Most of Infinity's proved reserves are natural gas. Therefore, the volatility in the price of natural gas will have the greatest impact on us. Various factors beyond our control affect prices of oil and gas, including:

     *  worldwide and domestic supplies of oil and gas;

     * the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil prices and production controls;

     * political instability or armed conflict in oil or gas producing regions;

     *  the price and level of foreign imports;

     *  worldwide economic conditions;

     *  marketability of production;

     *  the level of consumer demand;

     *  the price, availability and acceptance of alternative fuels;

     *  the availability of pipeline capacity;

     *  weather conditions; and

     *  actions of federal, state, local and foreign authorities.

These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and gas.

DEVELOPMENT OF OUR COALBED METHANE PROJECTS WILL REQUIRE LARGE AMOUNTS OF
CAPITAL.

     Development of Infinity's coalbed methane properties will require drilling approximately 1,100 wells if our entire properties are shown to contain proved reserves. This would require capital expenditures of approximately $250 million. The Company is currently reviewing various financing alternatives to fund the continued development of our coal bed methane properties, but financing may not be available to Infinity on terms that are acceptable. Future cash flows and the availability of financing will be subject to a number of variables, such as:

     * our coalbed methane projects in the Green River Basin of Wyoming, Piceance Basin of Colorado and Sand Wash Basin of Colorado and Wyoming achieving a level of production that provides sufficient cashflow to support additional borrowings;

     *  Infinity's success in locating and producing new reserves;

     *  prices of oil and natural gas;

     *  the level of production from existing wells; and

     *  prices of oil and natural gas.

     Issuing equity securities to satisfy our financing requirements could cause substantial dilution to existing shareholders. Debt financing could lead to:

     * a substantial portion of our operating cash flow being dedicated to the payment of principal and interest;

     * Infinity being more vulnerable to competitive pressures and economic downturns; and

     *  restrictions on our operations.

     We are also considering entering into a partnership with another oil and gas company or companies in which we would maintain a carried or reduced working interest in the coal bed methane properties to provide the funds for future capital needs on the projects. However this would reduce our ownership and control over the project and could significantly reduce future revenues generated from gas production.

     If projected revenues were to decrease due to lower oil and natural gas prices, decreased production or other reasons, and if we could not obtain capital, our ability to execute development plans or maintain production levels could be greatly limited.

INFORMATION CONCERNING OUR RESERVES AND FUTURE NET REVENUE ESTIMATES IS
UNCERTAIN.

     There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and their values. Actual production, revenues and reserve expenditures will likely vary from estimates.

     Estimates of oil and natural gas reserves, by necessity, are projections based on geologic and engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Estimates of economically recoverable oil and natural gas reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions based on existing conditions, all of which may in fact vary considerably from actual results in the future.

     In addition, investors should not construe the present value as the current market value of the estimated oil and natural gas reserves attributable to our properties. The estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate, in accordance with applicable regulations, whereas actual future prices and costs may be materially higher or lower. Material factors that will affect actual future net cash flows include:

     *  the amount and timing of actual production;

     *  supply and demand for natural gas;

     * curtailments or increases in consumption by natural gas purchasers; and

     *  changes in governmental regulations or taxation.

THE OIL AND GAS EXPLORATION BUSINESS INVOLVES A HIGH DEGREE OF BUSINESS AND FINANCIAL RISK.

     The business of exploring for and developing oil and gas properties is an activity that involves a high degree of business and financial risk. Property acquisition decisions generally are based on assumptions about the quantity, quality, cost to produce, market availability and sales price for the reserves being acquired. Although available geological and geophysical information can provide information about the potential of a property, it is impossible to predict accurately the ultimate production potential, if any, of a particular property or well. Any decision to acquire a property is also influenced by our subjective judgment as to whether we will be able to locate the reserves, drill and equip the wells to produce the reserves, operate the wells economically, and market the production from the wells.

     The successful completion of an oil and gas well does not ensure a profit on investment. A variety of geophysical factors including:

     *  the absence of producible quantities of oil and gas;

     * insufficient formation attributes such as porosity to allow production;

     *  excess water production requiring disposal; and

     *  improperly pressured reservoirs from which to produce the reserves may make a well uneconomical to operate. In addition, market-related factors such as:

     *  availability of transportation for the production;

     *  demand for the oil and gas produced; and

     *  price for the oil and gas produced

may cause a well to become uneconomic or only marginally economic.

OUR BUSINESS IS SUBJECT TO OPERATING HAZARDS THAT COULD RESULT IN SUBSTANTIAL LOSSES.

     The oil and natural gas business involves operating hazards such as:

     *  well blowouts;

     *  craterings;

     *  explosions;

     *  uncontrollable flows of oil, natural gas or well fluids;

     *  fires;

     *  formations with abnormal pressures;

     *  pipeline ruptures or spills;

     *  pollution;

     *  releases of toxic gas

and other environmental hazards and risks any of which could cause substantial losses. In addition, Infinity may be liable for environmental damage caused by previous owners of property Infinity now owns or leases. As a result, we may face substantial liabilities to third parties or governmental entities, which could reduce or eliminate funds available for exploration, development or acquisitions or cause Infinity to incur losses. An event that is not fully covered by insurance -- for instance, losses resulting from pollution and environmental risks, which are not fully insured -- could cause us to incur material losses.

EXPLORATORY DRILLING IS AN UNCERTAIN PROCESS WITH MANY RISKS.

     Exploratory drilling involves numerous risks, including the risk that we will not find any commercially productive natural gas or oil reservoirs. The cost of drilling, completing and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations, including:

     *  unexpected drilling conditions;

     *  pressure or irregularities in formations;

     *  equipment failures or accidents;

     *  adverse weather conditions;

     *  compliance with governmental requirements, rules and regulations; and

     * shortages or delays in the availability of drilling rigs and the delivery of equipment.

     Infinity's future drilling activities may not be successful, nor can we be sure that our overall drilling success rate will not decline. Unsuccessful drilling activities would result in significant expenses being incurred without any benefit.

INFINITY MAY FACE UNANTICIPATED WATER DISPOSAL COSTS.

     Large volumes of water produced from coalbed methane wells and discharged onto the surface in the Powder River Basin of Wyoming have drawn the attention of governmental agencies, gas producers, citizens and environmental groups which may result in new regulations for the disposal of produced water. Infinity intends to use injection wells to dispose of water into underground rock formations. If Infinity's wells produce water of lesser quality than allowed under Wyoming state law for injection into underground rock formations, Infinity could incur costs of up to $5.00 per barrel of water to dispose of the produced water. At current production rates, this would cost Infinity an additional $360,000 a month in water disposal costs. If Infinity's wells produce water in excess of the limits of its permitted facilities, Infinity may have to drill additional disposal wells. Each additional disposal well could cost Infinity up to $175,000.

OUR BUSINESS WILL DEPEND ON TRANSPORTATION FACILITIES OWNED BY OTHERS.

     The marketability of gas production will depend in part on the availability, proximity and capacity of pipeline systems owned by third parties. Federal and state regulation of gas and oil production and transportation, tax and energy policies, changes in supply and demand, pipeline pressures, and general economic conditions could adversely affect our ability to produce, gather and transport natural gas.

THE OIL AND GAS INDUSTRY IS HEAVILY REGULATED.

     Federal, state and local authorities extensively regulate the oil and gas industry. Legislation and regulations affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may affect, among other things, the pricing or marketing of oil and gas production. Noncompliance with statutes and regulations may lead to substantial penalties, and the overall regulatory burden on the industry increases the cost of doing business and, in turn, decreases profitability. State and local authorities regulate various aspects of oil and gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, the sharing of markets, production limitations, plugging and abandonment, and restoration.

INFINITY MUST COMPLY WITH COMPLEX ENVIRONMENTAL REGULATIONS.

     Infinity's operations are subject to complex and constantly changing environmental laws and regulations adopted by Federal, state and local governmental authorities. We estimate we will spend approximately $6,000 per well for containment facilities during drilling operations and approximately $525,000 to obtain permits for, drill and equip three water disposal wells to handle water produced from oil and gas wells during the current fiscal year. It will cost the Company approximately $30,000 per year to operate these disposal wells. In addition to the environmental costs that will be incurred by our oil and gas production operations, during 2002 Consolidated will incur an estimated $25,000 in costs associated with operating the oil and gas service business within current environmental regulations. New laws or regulations, or changes to current requirements, could result in Infinity having to incur additional costs. We could face significant liabilities to the government and third parties for discharges of oil, natural gas or other pollutants into the air, soil or water, and we could have to spend substantial amounts on investigations, litigation and remediation.

     Our well service operations routinely involve the handling of significant amounts of waste materials, some of which are classified as hazardous substances. Our operations and facilities are subject to numerous environmental laws, rules and regulations of the United States and other countries, including laws concerning:

     * the containment and disposal of hazardous substances, oilfield waste and other waste materials;

     *  the use of underground storage tanks; and

     *  the use of underground injection wells.

     Laws protecting the environment are becoming stricter. Sanctions for failure to comply with these laws, rules and regulations, many of which may be applied retroactively, may include:

     *  administrative, civil and criminal penalties;

     *  revocation of permits; and

     *  corrective action orders.

     In the United States, environmental laws and regulations typically impose strict liability. Strict liability means that in some situations we could be exposed to liability for cleanup costs and other damages as a result of our conduct that was lawful at the time it occurred or conduct of prior operators or other third parties. Cleanup costs, natural resource damages and other damages arising as a result of environmental laws, and costs associated with changes in environmental laws and regulations, could be substantial. From time to time, claims have been made against us and our subsidiaries under environmental laws. Changes in environmental regulations may also negatively impact oil and natural gas exploration and production companies, which in turn could reduce the demand for our well services.

THE OIL AND GAS INDUSTRY IS HIGHLY COMPETITIVE.

     Major oil companies, independent producers, institutional and individual investors are actively seeking oil and gas properties throughout the world, along with the equipment, labor and materials required to operate properties. Many of our competitors have financial and technological resources vastly exceeding those available to Infinity. Many oil and gas properties are sold in a competitive bidding process in which we may lack technological information or expertise available to other bidders. We cannot be sure that we will be successful in acquiring and developing profitable properties in the face of this competition.

WE DEPEND ON KEY PERSONNEL.

     Infinity's success will depend on the continued services of its executive officers and a limited number of other senior management and technical personnel. Loss of the services of any of these people could have a material adverse effect on our operations. Infinity maintains "key man" life insurance on the lives of Stanton E. Ross and Jon D. Klugh, but only in the amount of $250,000 each. Infinity does not have employment agreements with any of its executive officers.

                         MARKET PRICES AND DIVIDENDS

     Infinity's Common Stock began trading on the Nasdaq Small-Cap Market on June 29, 1994, under the symbol "IFNY." The following table sets forth the high and low closing sale prices for Infinity's securities as reported by the Nasdaq Stock Market. The amounts shown give effect to the two for one stock split which was completed on May 13, 2002.

     Quarter Ended                         High         Low
     -------------                         ----         ---
     June 30, 1999                        $ 1.69      $ 0.53
     September 30, 1999                     1.35        0.53
     December 31, 1999                      1.35        0.82
     March 31, 1999                         4.28        0.82

     June 30, 2000                          3.57        2.63
     September 30, 2000                     5.00        2.82
     December 31, 2000                      4.50        2.13
     March 31, 2001                         5.10        3.10

     June 30, 2001                          6.22        4.13
     September 30, 2001                     5.52        3.98
     December 31, 2001                      5.70        4.53

     March 31, 2002                        10.00        5.03


     The number of record holders of Infinity's $0.0001 par value common stock at May 7, 2002, was 192 and the Company believes it has over 1,500 beneficial owners of such stock.

     Holders of common stock are entitled to receive such dividends as may be declared by Infinity's Board of Directors. No cash dividends have been paid with respect to Infinity's common stock and no cash dividends are anticipated in the foreseeable future. Pursuant to the terms of the Loan Agreement with LaSalle Bank N.A., Infinity's Consolidated Oil Well Services, Inc. subsidiary is prohibited from paying any dividends to Infinity during the term of that agreement. (See "Management's Discussion and Analysis -- Liquidity and Capital Resources")

                              USE OF PROCEEDS

     The net proceeds to be realized from the exercise of the Warrants will approximate $1,195,000 if all of the Class B Warrants are exercised (after deducting the expenses of the offering estimated at $20,000). Any proceeds received from the exercise of the Class B Warrants may be used for payment of accounts payable, development of Infinity's coal bed methane properties, and other general working capital needs.

     Pending utilization, management intends to make temporary investment of the proceeds in bank certificates of deposit, interest-bearing savings accounts, prime commercial paper or government obligations. Such investment in interest-bearing assets, if continued for an excessive period of time within the definition of the Investment Company Act of 1940, could subject the Company to classification as an "investment company" under the Act and to registration and reporting requirements thereunder.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     This Prospectus contains forward-looking statements and information relating to Infinity and its subsidiaries that is based on beliefs of management. When used in this Prospectus, the words "estimate," "projects," "believe," "anticipate," "intend," "expect," and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views of Infinity with respect to future events based on currently available information and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements.

     Infinity and its operating subsidiaries Infinity-Wyoming Infinity-Kansas and Consolidated are engaged in identifying and acquiring oil and gas acreage, exploring and developing acquired acreage, and providing oil and gas well services. Infinity's acquisition strategy focuses on acreage or strategic alliances that allow Infinity to utilize its service equipment and the experience gained as Consolidated became the largest oilfield service company in Eastern Kansas and Northeast Oklahoma while developing the acreage. Infinity's primary focus is on the development of its coal bed methane properties located on 50,704 gross acres in the Green River Basin of Wyoming and 20,025 gross acres in the Piceance Basin of Colorado, the development of an enhanced oil recovery project located on 80 acres in the Cherokee Basin of Eastern Kansas and on providing oil and gas well service in Eastern Kansas, Northeast Oklahoma, and in the Powder River Basin of Wyoming. Infinity's involvement in the wastewater disposal industry through its wastewater division has been scaled back significantly with only limited operations occurring at the Cheyenne, Wyoming facility.

RESULTS OF OPERATIONS FOR THE NINE-MONTH TRANSITION PERIOD ENDED DECEMBER 31, 2001 COMPARED TO THE FISCAL YEAR ENDED MARCH 31, 2001

     Infinity's operations have been focused on providing oil field services to customers in Eastern Kansas, Northeast Oklahoma, and Northeast Wyoming while it evaluated and acquired leasehold acreage that it could explore for oil and gas reserves. Beginning in fiscal year ended March 31, 2000, Infinity-Kansas and Infinity-Wyoming began oil and gas exploration, development and production activities in Kansas and Wyoming. Infinity-Wyoming anticipated drilling 40 to 50 coal-bed methane gas wells during the fiscal year that would end March 31, 2002. The drilling program was successful in drilling 9 coal-bed methane wells, and one water disposal well by December 31, 2001. Another coal-bed methane well that was drilled during the year had to be plugged and abandoned due to well control issues. In addition to the wells drilled, Infinity-Wyoming has obtained drilling permits to drill 36 coal-bed methane wells and three water disposal wells and has submitted permit applications on 12 additional coal-bed methane wells. Four permitted wells were drilled subsequent to December 31, 2001. Infinity-Wyoming anticipates drilling the remaining permitted wells during the current calendar year with Consolidated providing all of the cementing and stimulation work on the wells.

Oil Field Service Operations

     During the nine-month transition period ended December 31, 2001, Consolidated generated $9,853,624 in net revenue and cost of goods sold of $5,154,495 compared to revenues of $8,476,385 and cost of goods sold of

$4,665,781 for the fiscal year ended March 31, 2001. For the nine-month transition period ended December 31, 2001 Consolidated also generated $515,815 in revenue and $367,783 in cost of goods sold related to inter-company sales to Infinity-Wyoming which were eliminated from the Infinity, Inc. and Subsidiaries Consolidated Statement of Income.

     Fracturing services and related sales for the oil field service segment, after inter-company eliminations, resulted in $4,176,557 in revenue, a $924,648, or 28%, increase from $3,251,909 in revenue for the fiscal year ended March 31, 2001. During these same periods the materials costs associated with fracturing services, net of inter-company eliminations, increased $71,737, or 17%, from $429,524 in the fiscal year ended March 31, 2001 to $501,261 in the nine-month transition period. The increase in revenues was mainly due to a 25% increase in the base charge per job for the equipment being used. The number of fracturing jobs performed in the nine-month transition period was only four less than the number of jobs performed in the fiscal year ended March 31, 2001.

     Sales of cement services and cement and cement additives, net of inter-company eliminations, resulted in $4,764,709 in revenue for the nine-month transition period ended December 31, 2001 compared to revenue of $4,540,142 for the fiscal year ended March 31, 2001. The 5% increase in revenue was partially offset by a $115,297, or 10% increase in the cost of the cement and cement additives. Consolidated implemented a 10% increase in base equipment charges for cementing equipment effective April 1, 2001. Consolidated performed 93 less cementing jobs in the nine-month transition period ended December 31, 2001 compared to the fiscal year ended March 31, 2001. However, the number of cement jobs performed from the Gillette, Wyoming camp increased by 116 jobs while cement jobs performed in Eastern Kansas from the Ottawa and Chanute, Kansas facilities decreased by 201 jobs. The jobs completed in Gillette typically generate 25% to 40% more revenue than jobs performed in Eastern Kansas.

     Sales of acid and acid services increased $228,024, or 33%, to $912,358 in the nine-month transition period ended December 31, 2001 from $684,334 in the fiscal year ended March 31, 2001. The cost of materials used in providing acid services increased to $251,913 in the nine-month transition period from $117,020 in the fiscal year ended March 31, 2001. While Consolidated performed 50 less acid jobs during the transition period ended December 31, 2001 than in the fiscal year ended March 31, 2001, the average revenue per job increase 41% due to 20% increase in equipment charges and a 39% increase in revenue generated by the sale of acid used in the jobs.

     The direct cost of personnel and equipment, net of inter-company eliminations, increased to $3,237,127 in the nine-month transition period from $2,803,346 in the fiscal year ended March 31, 2001. The increase in cost was due to the increase in employees through the period, the increase in vehicle maintenance cost and the increase in fuel cost necessary to perform the volume of jobs performed.

     Indirect expenses incurred during the nine-month transition period by Consolidated increased $186,248 compared to the fiscal year ended March 31, 2001 due to a $64,122 increase in bad debt expense and a $102,316 increase in worker compensation insurance. Consolidated incurred additional worker's compensation insurance premium during the current period in Wyoming.

Consolidated inadvertently did not pay premiums from the time it began operations in Wyoming in June 1999 as required in the state and was required to pay past due premiums. Consolidated was not penalized for non-payment and did not have to pay interest due to the circumstances surrounding the non-payment.

     Other income and expense for Consolidated during the nine-month transition period increased to a net expense of $245,319 compared to a net expense of $131,388 for the fiscal year ended March 31, 2001. Consolidated incurred a loss of $77,641 on the sale of assets in the transition period compared to a gain of $136,538 in the period ended December 31, 2001. The increase in other expense due to the loss on the sale of other assets was partially offset by a reduction in interest expense from $314,977 in the period ended March 31, 2001 to $194,016 in the transition period. The reduction in interest expense was due to the decrease in outstanding debt during the period.

     Net income for the oil field service segment increased to $1,917,800 for the nine-month transition period ended December 31, 2001 compared to net income of $1,342,468 for the fiscal year ended March 31, 2001.

Oil and Gas Production

     During the nine-month transition period ended December 31, 2001 Infinity-Kansas generated revenue from oil sales of $622,607 and operating costs of $499,264 compared to revenue of $375,978 from oil sales and operating expenses of $220,839 in the fiscal year ended March 31, 2001. Infinity-Kansas also recognized depreciation and depletion expense of $49,066 for the nine-month transition period compared to $64,860 for the fiscal year ended March 31, 2001.

     Infinity-Wyoming began selling oil and gas production from its Pipeline project in the Greater Green River Basin of Wyoming and generated $1,070,198 in revenue and incurred operating expenses of $575,376 during the nine month transition period ended December 31, 2001. Infinity-Wyoming also recognized depreciation and depletion expense of $81,166 on its producing properties during the transition period.

     During the nine-month transition period ended December 31, 2001 the oil and gas production subsidiaries incurred $368,528 in other operating expenses compared to $53,943 in other operating expenses during the fiscal year ended March 31, 2001. The increase in other operating expenses related to the operating and staffing of the Denver headquarters of Infinity-Wyoming, and the production field office in Rock Springs, Wyoming.

     Net income for the nine-month transition period ended December 31, 2001 increased to $140,411 compared to $39,255 for the fiscal year ended March 31, 2001.

Environmental Services

     The environmental services segment generated revenue of $7,724 and incurred $30,800 in cost of goods sold during the nine-month transition period ended December 31, 2001 compared to revenue of $7,906 and cost of goods sold of $92,275 during the period ended March 31, 2001. Operating expenses of $51,700 were incurred in the transition period compared to operating expenses of $108,381 incurred in the fiscal year ended March 31, 2001. The net loss for the environmental services segment decreased to a net loss of $73,275 in the nine-month transition period compared to a net loss of $191,000 in the fiscal year ended March 31, 2001. This segment provides limited wastewater disposal services to third parties consisting of industrial and oil field customers in the Cheyenne, Wyoming vicinity.

Corporate Activities

     Expenses incurred in corporate activities were $1,352,836 for the nine-month transition period ended December 31, 2001 compared to expenses of $821,829 for the fiscal year ended March 31, 2001. Corporate activities include the salaries of four administrative employees (including Infinity' President and Chief Financial Officer), travel expenses, professional fees relating to Exchange Act reports, and shareholder relations costs. For the nine-month transition period ended December 31, 2001 the expenses for corporate activities also included $600,050 of impairment related to the write-down of the carrying value of certain investments Infinity had made.

     During the nine-month transition period ended December 31, 2001 Infinity recognized a gain of $5,128,280 on the sale of 225,000 shares of Evergreen Resources common stock compared to a gain of $2,780,044 on the sale of 225,000 shares of Evergreen Resources common stock in the period ended March 31, 2001. The gain on the sale of the Evergreen Resources stock was partially offset by $1,793,426 in interest expense on the loans that were secured by the securities in the nine-month transition period compared to $702,042 in interest expense that was incurred on the loans in the fiscal year ended March 31, 2001. Costs of $1,036,499 were also incurred for unwinding the financing agreements secured by the Evergreen Resources common stock, which were capitalized to the coal-bed methane properties that Infinity-Wyoming is developing.

     Net income before taxes was $4,130,451 for the nine-month transition period ended December 31, 2001 compared to net income before taxes of $2,477,344 in the fiscal year ended March 31, 2001. Deferred income tax of $1,590,056 was recognized in the transition period compared to $710,000 for the fiscal year ended March 31, 2001. Net income after taxes for the transition period ended December 31, 2001 was $2,540,395 compared to net income after taxes of $1,767,344 for the period ended March 31, 2001.

RESULTS OF OPERATIONS FOR THE NINE-MONTH TRANSITION PERIOD ENDED DECEMBER 31, 2001 COMPARED TO THE COMPARABLE UNAUDITED NINE-MONTH PERIOD ENDED DECEMBER 31, 2000

Oil Field Service Operations

     During the nine-month period ended December 31, 2001, Consolidated generated $9,853,624 in revenue and cost of goods sold of $5,154,495 compared to revenues of $5,897,988 and cost of goods sold of $3,094,814 for the nine-month period ended December 31, 2000. For the nine-month period ended December 31, 2001 Consolidated also generated $515,815 in revenue and $367,783 in cost of goods sold related to inter-company sales to Infinity-Wyoming which were eliminated from the Infinity, Inc. and Subsidiaries Consolidated Statement of Income.

     Fracturing services and related sales for the oil field service segment, after inter-company eliminations, resulted in $4,176,557 in revenue during the nine-month period ended December 31, 2001, a $1,930,615, or 86%, increase from $2,245,942 in revenue for the comparable period in 2000. During these same periods the materials costs associated with fracturing services, net of inter-company eliminations, increased $140,517, or 39%, from $360,744 in the nine months ended December 31, 2000 to $501,261 in the nine-month period in 2001. The increase in revenues was due to a 25% increase in the base charge per job for the equipment being used and a 27% increase in the number of fracturing jobs performed in the nine-month period ended December 31, 2001 compared to the nine-month period ended December 31, 2000. The cost of materials increased due to the increase in the number of jobs performed and the increase in the cost and volumes of sand and fracturing chemicals used in the jobs performed.

     Sales of cement services and cement and cement additives, net of inter-company eliminations, resulted in $4,764,709 in revenue for the nine-month period ended December 31, 2001 compared to revenue of $3,127,654 for the nine months ended December 31, 2000. The 52% increase in revenue was partially offset by a $457,826, or 62% increase in the cost of the cement and cement additives. Consolidated implemented a 10% increase in base equipment charges for cementing equipment effective April 1, 2001 and performed 357 more cementing jobs in the nine-month period ended December 31, 2001 compared to the nine months ended December 31, 2001. Materials costs increased due the shift to performing 52% more jobs from the Gillette facility where the jobs require more materials and a 21% increase in the total number of cement jobs performed.

     Sales of acid and acid services increased $387,966, or 74%, to $912,358 in the nine-month period ended December 31, 2001 from $524,392 in the nine-month period ended December 31, 2000. The cost of materials used in providing acid services increased to $251,913 in the nine-month period ended December 31, 2001 from $82,854 in the nine months ended December 31, 2000. While Consolidated performed 121 more acid jobs during the nine months ended December 31, 2001 than in the nine-month period ended December 31, 2000, the average revenue per job increased 49% due to 20% increase in equipment charges and a 139% increase in revenue generated by the sale of acid used in the jobs.

     The direct cost of personnel and equipment, net of inter-company eliminations, increased to $3,237,127 in the nine-month period ended December 31, 2001 from $1,913,815 in the nine-month period ended December 31, 2000. The increase in cost was due to the increase in employees through the period, the increase in vehicle maintenance cost and the increase in fuel cost necessary to perform the volume of jobs performed.

     Indirect expenses incurred during the nine-month period ended December 31, 2001 by Consolidated increased $893,795 compared to the nine-month period ended December 31, 2000 due to a $78,658 increase in bad debt expense and a $121,065 increase in worker compensation insurance. Consolidated incurred additional worker's compensation insurance premium during the current period in Wyoming. Consolidated inadvertently did not pay premiums from the time it began operations in Wyoming in June 1999 as required in the state and was required to pay past due premiums. Consolidated was not penalized for non-payment and did not have to pay interest due to the circumstances surrounding the non-payment. Consolidated also had a $258,100 increase in depreciation and amortization due to the substantial increase in depreciable service equipment and a $195,181 increase in employee costs due to the increase in the number of hours worked by employees to complete the jobs.

     Other income and expense for Consolidated during nine-month period ended December 31, 2001 increased to a net expense of $245,319 compared to a net expense of $177,539 for the nine month period ended December 31, 2000. Consolidated incurred a loss of $77,641 on the sale of assets in the nine-month period ended December 31, 2001 compared to a $4,096 loss for the prior year comparable period.

     Net income for Consolidated increased to $1,917,800 for the nine-month period ended December 31, 2001 compared to net income of $1,029,635 for the nine-month period ended December 31, 2000.

Oil and Gas Production

     During the nine-month period ended December 31, 2001 Infinity-Kansas generated revenue from oil sales of $622,607 and operating costs of $499,264 compared to revenue of $192,377 from oil sales and operating expenses of $117,975 in the nine months ended December 31, 2000. Infinity-Kansas also recognized depreciation and depletion expense of $49,066 for the nine-month period ended December 31, 2001 compared to $33,193 for the nine-month period ended December 31, 2000.

     Infinity-Wyoming began selling oil and gas production from its Pipeline project in the Greater Green River Basin of Wyoming and generated $1,070,198 in revenue and incurred operating expenses of $575,376 during the nine-month period ended December 31, 2001. Infinity-Wyoming also recognized depreciation and depletion expense of $81,166 on its producing properties during the transition period.

     During the nine-month period ended December 31, 2001 the oil and gas production subsidiaries incurred $368,528 in other operating expenses compared to $1,823 in other operating expenses during the nine months ended December 31, 2000. The increase in other operating expenses related to the operating and staffing of the Denver headquarters of Infinity-Wyoming, and the production field office in Rock Springs, Wyoming.

     Net income for the nine-month period ended December 31, 2001 increased to $140,411 compared to $72,579 for the nine-month period ended December 31, 2000.

Environmental Services

     The environmental services segment generated revenue of $7,724 and incurred $30,800 in cost of goods sold during the nine-month period ended December 31, 2001 compared to revenue of $7,455 and cost of goods sold of $81,328 during the comparable period ended December 31, 2000. Operating expenses of $51,700 were incurred in the period ended December 31, 2001 compared to operating expenses of $62,761 incurred in the nine-month period ended December 31, 2000. The net loss for the environmental services segment decreased to a net loss of $73,275 in the nine-month period ended December 31, 2001 compared to a net loss of $136,636 in the nine-month period ended December 31, 2000. This segment provides limited wastewater disposal services to third parties consisting of industrial and oil field customers in the Cheyenne, Wyoming vicinity. Consolidated has signed a letter of intent to sell its wastewater treatment equipment and facilities at the Cheyenne, Wyoming location and expects to complete the transaction during 2002.

Corporate Activities

     Expenses incurred in corporate activities were $1,352,836 for the nine-month period ended December 31, 2001 compared to expenses of $544,275 for the nine months ended December 31, 2000. Corporate activities include the salaries of four administrative employees (including Infinity' President and Chief Financial Officer), travel expenses, professional fees relating to Exchange Act reports, and shareholder relations costs. For the nine-month period ended December 31, 2001 the expenses for corporate activities also included $600,050 of impairment related to the write-down of the carrying value of certain investments Infinity had made.

     During the nine-month period ended December 31, 2001 Infinity recognized a gain of $5,128,280 on the sale of 225,000 shares of Evergreen Resources common stock compared to gain of $1,320,355 on the sale of 125,000 shares of Evergreen Resources common stock. The gain on the sale of the Evergreen Resources stock was partially offset by $1,793,426 in interest expense on the loans that were secured by the securities in the period ended December 31, 2001 compared to $215,380 in interest expense that was incurred on the loans in the nine-month period ended December 31, 2000. Costs of $1,036,499 were also incurred for unwinding the financing agreements secured by the Evergreen Resources common stock, which were capitalized to the coal-bed methane properties that the Infinity-Wyoming is developing.

     Net income before taxes was $4,130,451 for the nine-month period ended December 31, 2001 compared to net income before taxes of $1,448,423 in the nine-month period ended December 31, 2000. Deferred income tax of $1,590,056 was recognized in the 2001 period compared to $348,000 for the 2000 period. Net income after taxes for the nine months ended December 31, 2001 was $2,540,395 compared to net income after taxes of $1,100,423 for the period ended December 31, 2000.

RESULTS OF OPERATIONS FOR THE QUARTER ENDED MARCH 31, 2002 COMPARED TO QUARTER ENDED MARCH 31, 2001

     Infinity incurred a net loss after taxes of $(307,776), or $(0.05) per fully diluted share, in the quarter ended March 31, 2002 compared to net income after taxes of $666,921, or $0.10 per fully diluted share in the quarter ended March 31, 2001. One of the primary reasons for the decrease is during the quarter ended March 31, 2001 CIS Oil and Gas, Inc. (CIS) recognized a pre-tax gain of $1,459,689 on the sale of 100,000 shares of Evergreen stock. The gain in the period was partially offset by expense of $606,606 associated with the unwinding of the financing agreements that were collateralized by the stock sold. The net after tax affect of the sale of the Evergreen stock and unwinding of the related financing costs was $545,973 in the period ended March 31, 2001. The other primary reason for the decrease in net income was the decrease in oil and gas service income as discussed below.

     Infinity experienced a $277,590 decrease in gross profit to $800,081 in the quarter ended March 31, 2002 from $1,077,671 for the quarter ended March 31, 2001. The decrease in gross profit during the quarter ended March 31, 2002 compared to the quarter ended March 31, 2001 was the result of a $1,118,544, or 43%, decrease in oil field service revenue to $1,459,853 from $2,578,397. The decrease in revenue was partially offset by a $666,632 decrease in oil field service cost of services provided. (See "OIL FIELD SERVICES" discussion below.) Oil field service revenue for the quarter ended March 31, 2002 was reduced by the elimination of $1,339,358 of oil field service sales that were provided to Infinity-Wyoming by Consolidated Oil Well Services, Inc. (Consolidated) for the development of its coal-bed methane properties. In conjunction with the elimination of the sales was the elimination of the related costs of $586,238, with the impact of these transactions being a reduction of $753,120 in pre-tax net income on Consolidated. At the same time, the gross cost of completing the wells on Infinity-Wyoming was decreased by the $753,120 of gross profit, resulting in capitalization of $586,238 of actual cost. As a result, the cost to complete the wells was $753,120 less than if Infinity-Wyoming would have used a third party service provider to complete the wells. Additionally, gross profit comparisons were affected by a $482,539 increase in sales of oil and gas from $183,601 for the period ended March 31, 2001 to $666,140 in the period ended March 31, 2002; with a corresponding increase of $310,951 in oil and gas production costs in the 2002 quarter.

     Operating expenses for the quarter ended March 31, 2002 increased $242,550 from $1,069,113 in the 2001 period to $1,311,663 in the 2002 period.
Infinity and its subsidiaries incurred approximately a $94,000 increase in shareholder maintenance and professional fees associated with SEC filings and investor relations and an increase in internal costs of obtaining financing. CIS Oil and Gas had accrued legal fees for the defense of suits that were settled in the period ended March 31, 2001 without incurring any additional expense and therefore reversed the accrual in the quarter ended March 31, 2001. The result was a reduction of $75,000 in legal expenses. Operating expenses for the period ended March 31, 2002 also included an increase in insurance expense of approximately $35,000 due to an increase in the number of employees and the related premiums and an increase in depreciation, depletion and amortization (DD&A) expense of approximately $30,000 due to the increased investment in assets subject to DD&A.

     During the quarter ended March 31, 2001 CIS Oil and Gas, Inc. (CIS) recognized a pre-tax gain of $1,459,689 on the sale of 100,000 shares of Evergreen stock. The gain in the period was partially offset by expense of $606,606 associated with the unwinding of the financing agreements that were collateralized by the stock sold. The net after tax affect of the sale of the Evergreen stock and unwinding of the related financing costs was $545,973 in the period ended March 31, 2001.

     Infinity recognized a deferred income tax benefit of $193,000 in the quarter ended March 31, 2002 compared to a deferred tax expense of $362,000 incurred in the period ended March 31, 2001. The recognition of Intangible Drilling Costs incurred during the period ended March 31, 2001 as a current expense offset the net income before taxes that had been recognized by Infinity and eliminated the current tax liability that would have been incurred during the period. This does, however, lead to the recognition of non-cash deferred tax expense during the period ended March 31, 2001. The liability associated with these deferred taxes will result in future tax payments as the properties begin producing revenues that exceed intangible drilling costs being incurred and operating expenses.

     OIL FIELD SERVICES: Consolidated recorded sales of $1,459,853 and cost of sales of $904,335 for the quarter ended March 31, 2002 compared to sales of $2,578,397 and cost of sales of $1,570,967 for the comparable period ended March 31, 2001. Consolidated also provided $1,339,358 in eliminated inter-company sales to Infinity-Wyoming at a cost of $586,238, which is capitalized as property development on Infinity-Wyoming. Consolidated's sales were drastically impacted in Kansas and Oklahoma during the period ended March 31, 2002 when a severe ice storm affected its entire service area for nearly a week. Many of Consolidated's customers were unable to operate their wells because of a lack of power and significant costs were incurred to put the wells back on line. Many customers have curtailed additional work on their wells and the completion of new wells until they can recover some of the costs incurred to repair their utilities.

     Consolidated also saw a reduction in revenues from sales out of the Gillette, Wyoming facility. Several significant customers have merged with larger oil and gas companies that have long standing service alliance with major oil field service companies and many customers in the Powder River Basin of Wyoming have been waiting on the courts to rule on action being taken by the Department of the Interior against the Bureau of Land Management concerning the issuance of drilling permits for coal bed methane leases. The mergers and delays in drilling activities have resulted in a loss of sales from the Gillette facility from approximately $800,000 in the quarter ended March 31, 2001 to $60,000 in the quarter ended March 31, 2002.

     OIL AND GAS PRODUCTION: Infinity-Kansas recorded net revenue of $158,909 from the sale of 8,370 barrels of oil from its Kansas properties and operating expenses of $141,106. This compares to $183,601 in revenue and $102,864 in operating expense on the sale of 7,149 barrels of oil for the period ended March 31, 2001. Infinity-Kansas recognized $30,460 in depletion expense on the Kansas properties for a pre-tax loss of $(12,657) for the period ended March 31, 2002 compared to depletion expense of $50,158, $1,000 in other expenses and pre-tax net income of $31,579 for the period ended March 31, 2001. The Manson lease in the Cherokee field is currently producing approximately 60 barrels of oil a day while Infinity-Kansas' leases in the Owl Creek field are producing approximately 40 barrels of oil per day. Production from both fields was severely affected in February when an ice storm caused extensive damage to power lines in the area. Production capabilities were affected for several weeks and the injection facilities at the Manson property were not operating in order to maintain reservoir pressures in the field.
This has resulted in production being slowed until reservoir pressures adequate to move the oil can be reestablished. The process of reestablishing adequate reservoir pressures to produce the oil will require the continued application of the polymer enhanced injection technology which costs approximately $15,000 per month. Infinity-Kansas had expected operating costs on the Manson lease to decrease by approximately $15,000 a month during the first quarter of 2002 when polymer injection was to be halted and water only injected into the reservoir behind the polymer. Reservoir pressures are again on the increase and the Infinity-Kansas expects production to return to its pre-storm levels of approximately 105 barrels a day.

     During the quarter ended March 31, 2002 Infinity-Wyoming recorded $261,492 in revenue on the sale of 12,635 barrels of oil and $245,739 in revenue on the sale of 141,295 MCF of natural gas from its Pipeline project. Infinity-Wyoming incurred $272,709 in lease operating expenses, production taxes, and transportation fees to produce the oil and gas during the period ended March 31, 2002. This equates to a per mcf equivalent of approximately $1.26 in lifting costs. Infinity-Wyoming also incurred $128,539 in general and administrative costs and $62,063 in depletion expense or approximately $0.88 per mcf equivalent for the period. Infinity-Wyoming did not produce any oil or gas from its coal bed methane properties and incurred $49,661 in general and administrative expenses during the period ended March 31, 2001.

     Subsequent to March 31, 2002 Infinity-Wyoming has completed five Almond formation wells in section 23 and four Lance wells in section 1 on the Pipeline project. Infinity-Wyoming also completed five wells on the Labarge project. All of these wells are now producing gas and Infinity-Wyoming expects to start generating revenue from the additional wells during the second quarter of 2002.

     OTHER INCOME AND EXPENSES: Expenses incurred in corporate activities were $289,922 for the three months ended March 31, 2002, compared to $758,892 for the three months ended March 31, 2001. The $468,970 decrease in corporate expenses was primarily due to a $500,623 decrease in interest expense, which was the result of the capitalization of $290,000 in interest expense to non-producing oil and gas properties during the period ended March 31, 2002 and the recognition of additional financing costs associated with the retirement of debt contracts associated with the Evergreen stock that was sold in the period ended March 31, 2001. Infinity also recognized a $1,459,689 gain on the sale of Evergreen stock during the period and incurred deferred income tax expense of $362,000 for the period ended March 31, 2001 compared to a deferred income tax benefit of $193,000 in the period ended March 31, 2002.

LIQUIDITY AND CAPITAL RESOURCES

     AT DECEMBER 31, 2001

     As of December 31, 2001, Infinity had a working capital deficit of $2,854,653 compared to a working capital surplus of $105,793 at March 31, 2001. Infinity's working capital was affected by the sale of $3,781,000 in investment securities that were classified as current assets, the retirement of $1,965,425 of current debt that was associated with the securities that were sold, and the reclassification of $883,978 in secured debt to current portion of long-term debt when it became due within one year.

     During the nine-month transition period ended December 31, 2001, cash provided by operating activities was $1,360,921 compared to cash provided by operating activities of $1,157,379 for the fiscal year ended March 31, 2001.

     Cash used in investing activities during the nine-month transition period ended December 31, 2001 was $3,231,511 compared to $715,454 used in the fiscal year ended March 31, 2001. Proceeds from the sale of investment securities and other assets generated $8,871,017 and $143,808 respectively in the transition period compared to $6,519,668 and $405,609, respectively in the fiscal year ended March 31, 2001. Infinity and its subsidiaries had expenditures related to its oil and gas properties, property and equipment, purchase of securities and other assets of $7,845,918, $3,432,959, $750,000 and $217,459, respectively during the nine month transition period ended December 31, 2001. During the fiscal year ended March 31, 2001 Infinity and its subsidiaries had expenditures of $6,058,104, $766,283 and $816,344 for the purchase and development of oil and gas properties, purchase of property and equipment and the purchase of other assets, respectively. This increase in capital expenditures reflects the continued commitment to upgrading the oil field service fleet and development of oil and gas properties.

     During the nine-month transition period ended December 31, 2001 Consolidated and Infinity-Wyoming obtained $2,437,137 in equipment financing and Consolidated increased its revolving note collateralized by receivables by $154,172. Infinity-Wyoming also obtained loans of $404,877 to purchase acreage in the Pipeline Prospect of Wyoming and Consolidated obtained $358,998 in bank financing to build new shop and office facilities at its Bartlesville, Oklahoma location. Infinity, Inc. also issued $6,475,000 in 8% convertible notes due in June 2006 from which it received proceeds, after commissions, of $6,086,500. The proceeds from the note offering were used for the development of the Infinity-Wyoming's coal bed methane properties in the Green River Basin of Wyoming. Infinity's CIS Oil and Gas, Inc. subsidiary repaid $4,332,575 in debt that was secured by the Evergreen Resources stock with proceeds from the sale of the stock, Consolidated paid $417,250 on its equipment term loan and paid $345,241 on other debt, Infinity-Wyoming paid $9,274 on vehicle financing and CIS-Oklahoma paid $33,647 on real estate loans during the nine-month transition period ended December 31, 2001. Infinity also received $126,070 from the issuance of stock through the exercise of employee stock options.

     Infinity-Wyoming continued the development of its Labarge property with the drilling of 4 additional coal bed methane gas wells during the nine-month transition period ended December 31, 2001. Infinity-Wyoming has incurred $1,934,000 in expenditures through December 31, 2001 to permit, drill and run production casing in 5 wells, re-enter and evaluate an existing well-bore for use as a disposal well and drill one water monitoring well. Subsequent to December 31, 2001 Infinity-Wyoming has incurred approximately $1,300,000 to stimulate and complete the five production wells. Interest expense and finance charges of approximately $796,000 have also been capitalized to the Labarge prospect. Infinity-Wyoming expects to be asked to do a complete environmental impact study on the Labarge acreage by the Bureau of Land Management before it can continue development of the property. It estimates that the study will cost between $350,000 and $700,000 and will take four to eight months to complete. Infinity-Wyoming management has met with the Bureau of Land Management to discuss the requirements for the study and continue to provide information to the regulatory agency concerning the development of the acreage. Under the terms of the lease agreement the lease can be extended by the lessee's grant of an extension or Infinity-Wyoming can invoke a "force mejeur" provision within the lease agreement for the period of time required to complete the environmental impact study.

     Infinity-Wyoming has also continued to expand and develop its Pipeline project in the Greater Green River Basin of Wyoming through acquisitions of additional leasehold and drilling of additional wells. Infinity-Wyoming borrowed approximately $405,000 to purchase 5,000 acres on six of the oil and gas leases. The notes associated with this transaction were repaid in April 2002. Including legal fees, permitting, lease bonus payments and lease acquisition fees, Infinity-Wyoming has invested $2,323,149, or $79.01 per acre in the project. The first five wells drilled on the Pipeline prospect were connected to commercial pipeline facilities and began producing gas in August 2001. Infinity-Wyoming spent approximately $3,107,855 to drill, complete, and stimulate the first five wells drilled to the Almond formation on the Pipeline project and connect the wells to the sales compressor and water disposal well. This equates to approximately $0.76 in finding cost per mcf of proved developed reserves at December 31, 2001. Five additional Almond formation wells and four Lance formation wells drilled on the acreage were connected to the commercial pipeline facilities subsequent to December 31, 2001. Infinity-Wyoming has permitted 36 additional gas and three additional saltwater disposal wells on the Pipeline project. Nine of the additional gas wells permitted have been drilled and are awaiting completion.

Infinity-Wyoming has incurred costs of $5,616,127 as of December 31, 2001 to develop the property. In addition to the direct cost incurred on the property, Infinity-Wyoming has capitalized interest and financing costs of $2,257,735 to the property. Infinity-Wyoming expects to drill 20 additional coal-bed methane wells on the Pipeline project during the calendar year ending December 31, 2002. Infinity-Wyoming estimates it will cost $325,000 to drill, complete and equip the coal-bed methane wells for production.
Infinity-Wyoming will also need to complete three additional water disposal wells at an estimated cost of $175,000. Based on these estimates of cost, Infinity-Wyoming will require capital of approximately $7,000,000 for the planned development of the Pipeline acreage during the calendar year ending December 31, 2002.

     In addition to the development activities on its Labarge and Pipeline acreage, Infinity-Wyoming expects to begin exploration of its 20,025 acre Antelope prospect in Northwest Colorado by drilling a five well pilot project and a water disposal well. Infinity-Wyoming estimates it will cost $200,000 per well to drill and complete the five coal-bed methane wells and $150,000 to drill and equip the water disposal well. Infinity-Wyoming will also be performing extensive well bore tests to determine estimates of gas quantities and the porosity and permeability of the coals being exploited. This testing could add as much as $50,000 per well to the cost of completing the pilot project. Based on these estimates Infinity-Wyoming will require approximately $1,400,000 for the project.

     AT MARCH 31, 2002

     As of March 31, 2002, the Company had a working capital deficit of $6.0 million compared to a working capital deficit of $2.9 million at December 31, 2001. The decrease in working capital was mainly due to the use of $750,000 of securities and $290,000 of cash that were used to pay debts and costs related to the development of the coal bed methane properties. In addition, accounts payable increased $2.6 million related to the cost associated with the development of the coal bed methane properties by Infinity-Wyoming. Since December 31, 2001, Infinity-Wyoming has incurred costs of approximately $4.9 million to continue the development of its coal bed methane properties by completing nine additional wells for production and two for disposal, and drilling four additional wells.

     Cash provided by operating activities during the quarter ended March 31, 2002, was $1.2 million compared to cash provided by operating activities of $0.5 million during the quarter ended March 31, 2001. During the period ended March 31, 2002 Infinity used $4.4 million in investing activities by investing $4.5 in oil and gas properties, and $0.5 million in property and equipment. Infinity also invested $0.2 million in other assets and received proceeds of $.8 million from the sale of marketable securities. During the period ended March 31, 2001 Infinity received proceeds from the sale of marketable securities of $3.1 million, invested $2.5 million in oil and gas properties, and received net proceeds of $0.3 million from the sale of property and equipment.

     During the period ended March 31, 2002 Infinity borrowed $2.0 million with which to pay outstanding payables associated with the development of the coal bed methane properties. Infinity obtained the bridge financing from unrelated parties on March 7, 2002 with the principal and interest of 8% per annum due in 90 days. Infinity repaid the bridge loans on April 24, 2002 with proceeds from the sale of the 7% convertible notes due 2006. In addition to the bridge loans, Infinity also paid $0.5 million on April 24, 2002 to settle debt that was associated with money borrowed to purchase coal bed methane leases in the Green River Basin of Wyoming in April, 2001. On January 14, 2002 Consolidated secured long term financing through the establishment of a revolving credit line for up to $2.0 million secured by eligible receivables, a $2.9 million term loan secured by substantially all of the assets of Consolidated, and a $1.0 million capital expenditure line secured by equipment
purchased by Consolidated.  The loans are also guaranteed by Infinity.   The
notes bear interest at prime plus 1% and are due December 31, 2004. As of March 31, 2002 Consolidated had borrowings of $0.2 million on the revolving credit line, $2.7 million on the term loan and $0.7 million on the capital expenditures line. Consolidated will make monthly payments of $80,626 plus interest and $15,000 plus interest on the term note and capital expenditures line, respectively until December 31, 2004 at which time the remaining principal and interest will be due.

     The notes require Consolidated to comply with certain financial and restricted covenants and are also guaranteed by an officer of Infinity, Inc. Consolidated used a potion of the proceeds to pay off long-term debt and the revolving credit note with $2,716,843 outstanding at December 31, 2001 and current payables due in the normal course of Consolidated's business activities. Infinity and its subsidiaries owe approximately $3.6 million for real estate and equipment loans secured by assets of Infinity and its subsidiaries. These notes mature in one to eighteen years and have current payments of approximately $35,000 per month.

     Infinity also received proceeds from the issuance of common stock of $0.5 million during the period ended March 31, 2002.

     During the period ended March 31, 2001 Infinity paid $1.7 million in long-term debt with the proceeds from the sale of Evergreen stock.

     Infinity currently has Class B Warrants outstanding for the purchase of approximately 202,422 shares of common stock at $6.00 per share. These warrants expire June 30, 2002 unless extended by the board of directors. Infinity expects the exercise of the warrants to generate proceeds of approximately $1,200,000 during the second quarter of calendar year 2002.

     During the year ended March 31, 2000, CIS-Oklahoma entered into an agreement to purchase the facilities that Infinity and Consolidated currently occupy in Chanute and Ottawa, Kansas and Bartlesville, Oklahoma for $210,000. CIS-Oklahoma also entered into an agreement to purchase additional facilities in Gillette, Wyoming for $140,000. Financing for the purchases was arranged through local sources at a rate of 8.5% for 84 months. The interest rate was adjusted to 5.25% and CIS-Oklahoma owes $298,474 on the loan at December 31, 2001. The payment is approximately $6,400 per month on the loan.

     Infinity, Inc. acquired a 50% interest in aviation assets with a note payable to the seller. Interest is calculated on the note at the Wall Street prime and is due on a quarterly basis. Infinity is required to make annual principal payments of $82,500 on April 1 until 2002. The seller can call the note if the bank calls their note for the original purchase of the airplane. The note is collateralized by the 50% interest in the airplane.

     In November 2001 Consolidated and CIS-Oklahoma completed the expansion of the facilities that Consolidated occupies in Bartlesville, Oklahoma with the addition of a new office and shop facility at a cost of $438,000. The project was financed for 120 months through local sources at a 9-1/4% annual interest rate. At December 31, 2001 Consolidated owed $358,998 on the note that requires a monthly payment of approximately $4,900.

     In January 2002, Consolidated refinanced its term loan and revolving line of credit that were due April and February 2002, respectively, as well as much of its equipment and vehicle financing. Total debt outstanding under these facilities at December 31, was $2,716,843. Consolidated obtained a revolving line of credit secured by its oil field service receivables. The new credit facility also included a $2,902,537.50 term loan secured by substantially all of the assets of Consolidated and a $1,000,000 capital expenditure line of credit. The loans are subject to certain financial and performance covenants as defined in the loan agreement. If at any time Consolidated is in default on any of the covenants the Lender may declare the loans immediately due. Effective February 6, 2002 Consolidated drew $720,000 from the capital expenditure line of credit. The term of the loans is 36 months and the loans bear interest at the rate of the Lenders publicly announced prime rate plus 1%. Principal payments of $80,626.04 and $15,000 are made monthly on the term loan and capital expenditures loan respectively.

     In February 2002, Infinity entered into an agreement with an unrelated company to assist Infinity with obtaining up to $25,000,000 of financing for continued development of the Wyoming properties. However this agreement has now been cancelled.

     On March 7, 2002 Infinity borrowed $2,000,000 in short term bridge loans to cover current drilling and development costs on its Labarge and Pipeline projects. The loans were due June 5, 2002 and bore interest at the rate of 8% per annum. The notes were repaid in May 2002. Options to purchase 250,000 shares of Infinity, Inc. common stock at $7.34 per share for five years have been issued to the note holders. Based on a Black-Scholes calculation using a weighted average risk-free interest rate of 8%, expected option life of 5 years, expected volatility of 89.35% and no expected dividends the options resulted in loan costs of $1,347,728. This non-cash cost was capitalized and will be amortized over the term of the notes.

     The further development of Infinity-Wyoming's leasehold through the drilling, equipping and stimulation of additional coal bed methane gas wells and the continuation of the effort to upgrade the vehicles and equipment of Consolidated will require approximately $10,000,000. Infinity believes that cash flow provided from its oil field service business and oil and gas production will be sufficient to fund its operating expenses for 2002. In order to finance its expected capital expenditures and the repayment of short term financing it arranged, on April 24, 2002, Infinity completed an offering of 7% Convertible Subordinated Notes resulting in net proceeds of approximately $11,745,000. In addition, Infinity intends to utilize a portion of the proceeds expected to be received from the exercise of the Class B Warrants for such capital expenditures. (See "Use of Proceeds.")

                                   BUSINESS

BUSINESS DEVELOPMENT

     Infinity, Inc. ("Infinity") was organized as a Colorado corporation on April 2, 1987.

     The following table sets forth the subsidiaries of Infinity by type of activity. Each of these subsidiaries is 100% owned. Additional information about the activities of each subsidiary follows:


Exploration and           Oil Field             Corporate
Production                Service               Services         Inactive
Subsidiaries              Subsidiaries          Subsidiaries     Subsidiaries
---------------           ------------          ------------     ------------
Infinity Oil and Gas      Consolidated Oil      CIS-Oklahoma,    Infinity Research
of Wyoming, Inc.          Well Services, Inc.   Inc.             and Development,
                                                                 Inc.

Infinity Oil and Gas                            CIS Oil and      L.D.C. Food
of Kansas, Inc.                                 Gas, Inc.        Systems, Inc.

Rio Grande                                      Infinity         Consolidated
Resources, SA                                   Nicaragua Ltd.   Pipeline Company,
                                                                 Inc.

                                                Infinity
                                                Nicaragua
                                                Offshore Ltd.

     Consolidated Industrial Services, Inc. acquired assets necessary to provide oil field services in Eastern Kansas and Northeastern Oklahoma in January 1994. Consolidated Industrial Services, Inc. expanded its operations into Northeastern Wyoming with the acquisition of Powder River Cementers, LLC during September 1999. On September 9, 2000 the articles of incorporation of Consolidated Industrial Services, Inc. were amended in order to change the name of the subsidiary to Consolidated Oil Well Services, Inc. ("Consolidated"). In November 2001 Consolidated expanded its operations into South Central Wyoming by leasing operating facilities near and transferring service equipment to Rock Springs, Wyoming. This entity provides fracturing, cementing, acidizing, and nitrogen services as well as trucking of fluids to its oil field customers.

     Infinity Oil and Gas of Kansas, Inc. ("Infinity-Kansas") owns a 100% working interest and an 80% revenue interest in 80 acres of oil leasehold in the Cherokee Basin of Eastern Kansas, which has been developed as an enhanced oil recovery project. In September 2000, Infinity-Kansas expanded its oil production operations with the acquisition of 16 active oil producing leases which encompass approximately 2,000 acres located in the Owl Creek Field, Woodson County, Kansas. Infinity-Kansas owns a 100% working interest and 87.5% revenue interest in this property. Reserve reports prepared by independent petroleum engineers show proved reserves of 138,164 barrels of oil with a discounted pretax future net cash flow of $537,659 on the two properties as of December 31, 2001. Infinity-Kansas has also acquired a 31.25% interest through a capital contribution in the Little Bear Creek prospect in Southwest Kansas. This prospect is an undeveloped river sand prospect operated by an unrelated third party, IGWT, Inc.

     Infinity Oil and Gas of Wyoming, Inc. ("Infinity-Wyoming") was incorporated in January 2000 for the purpose of acquiring leasehold with the intent of exploring for and developing coal bed methane reserves. To date Infinity-Wyoming has acquired leases on three projects that include 70,729 acres. Infinity-Wyoming acquired a working interest in a coal bed methane property known as "Labarge" that contains 24,500 gross acres in the Green River Basin of Wyoming. The lease on approximately 19,500 acres of the property is subject to a 30% participation election by the original lessee of the acreage. If the party chooses not to participate in the drilling and completion of a well, then the 100 working interest and the approximately 80% associated revenue interest is retained by Infinity-Wyoming until the individual well has generated earnings to recover the cost of the well plus the 300% non-consent penalty. Infinity-Wyoming has acquired a 100% working interest, with no working interest provisions, and an approximate 80% net revenue interest on the remaining 5,000 acres of the property. Infinity-Wyoming has drilled and completed five coal bed methane gas wells on the Labarge acreage, four of which were drilled during the nine-month transition period, and has begun producing water from these wells.

     Infinity-Wyoming acquired a working interest in an additional prospect known as "Pipeline" with the execution of an agreement in July 2000 granting Infinity-Wyoming the right to earn 16,000 acres of leasehold. This acreage is also in the Greater Green River Basin of Wyoming, but is separate from the Labarge acreage. Infinity-Wyoming acquired an initial 100% working interest and an 82.5% net revenue interest in the property. The original owner of the lease has the option to elect to participate as a 25% working interest owner with a 20.625% net revenue interest. Through Federal and State lease auctions Infinity-Wyoming has expanded its acreage position in the project by 13,404 acres, bringing its total acreage in the project to 29,404 acres. Infinity-Wyoming has drilled and completed 14 gas wells and two disposal wells. The first five wells drilled on the Pipeline prospect were connected to commercial pipeline facilities and began producing gas in August 2001 while nine additional wells drilled on the acreage were connected to the commercial pipeline facilities subsequent to December 31, 2001. Infinity-Wyoming has obtained permits for 36 additional gas and three additional saltwater disposal wells on the Pipeline project. Four of the additional gas wells for which Infinity-Wyoming has obtained permits have been drilled and are awaiting completion.

     Reserve reports for the Pipeline project prepared by independent petroleum engineers as of December 31, 2001 show total proved producing reserves of 4,112,300 MCF net to Infinity-Wyoming's interest, with a discounted future net cash flow before income taxes of $4,557,700. The wells that these reserves are associated with began producing gas on August 2, 2001. In addition to the proved producing reserves as of December 31, 2001 Infinity-Wyoming classified four offset locations as proved undeveloped reserves. These four locations are estimated to have reserves of 5,112,300 MCF net to Infinity-Wyoming's interest, with discounted future net cash flow before income taxes of $4,199,000.

     Infinity-Wyoming acquired leases on 16,237 acres of coal bed methane property in the Piceance Basin in Northwestern Colorado in November 2000. Infinity-Wyoming acquired a 100% working interest in the property. Under the terms of the lease agreement Infinity-Wyoming must drill a total of five wells within the first five years of the lease. Infinity-Wyoming acquired an additional 3,788 acres of leasehold adjacent to its original Piceance Basin Acreage. Infinity-Wyoming obtained a ten-year lease that requires an annual minimum royalty fee of $1.50 per acre for the first 5 years and $2.00 for the last five years of the lease. Infinity-Wyoming acquired a 100% working interest and an 84.5% net revenue interest in the acreage.

     On May 8, 2002, Infinity-Wyoming acquired leases on 116,100 acres of coal bed methane properties located in the Sand Wash Basin in the States of Colorado and Wyoming. The majority of the leasehold acquired has an 80% net revenue interest and is comprised of fee, federal and state leases, most of which expire between 2004 and 2008. The acreage is divided into two areas -- a northern block, consisting of approximately 12,900 net acres and a southern block consisting of approximately 103,200 net acres. Less than 4% of the properties have preferential rights to purchase that may be exercised. In addition, Infinity-Wyoming obtained the deep gas rights on approximately half of the Sand Wash Basin properties, which may allow it to seek out a strategic partner for the development of both the coalbed methane and deeper gas horizons.

     CIS-Oklahoma, Inc. owns the real property and facilities that Infinity and Consolidated occupy in Chanute and Ottawa, Kansas, Bartlesville, Oklahoma and Gillette, Wyoming. In addition to the purchase of the original facilities, the Bartlesville, Oklahoma facility was expanded with the completion of a new office and shop facility at a cost of approximately $438,000. These properties were purchased with the proceeds from and serve as collateral for loans that were established with local sources.

     CIS Oil and Gas, Inc. previously held 450,000 shares of Evergreen Resources, Inc. common stock beginning in December 1998 when it sold its interest in a coal bed methane property in the Raton Basin of Southern Colorado. During the fiscal year ended March 31, 2001 CIS Oil and Gas, Inc. sold 225,000 shares of the Evergreen Resources, Inc. common stock and in April 2001 sold the remaining 225,000 shares that it owned. This stock was used as collateral for loans that were paid back when the stock was sold.

     Infinity Nicaragua Ltd. and Infinity Nicaragua Offshore Ltd. (the Infinity Nicaragua companies) are wholly owned subsidiaries of Infinity and incorporated in the Bahamas. The Infinity Nicaragua companies together own a majority interest in Rio Grande Resources S.A. (Rio Grande). Rio Grande is a Nicaraguan company. Pursuant to Nicaraguan law, Nicaraguan companies must have a minimum of three shareholders and there are three shareholders of Rio Grande. The Infinity Nicaraguan companies own 98.2% of Rio Grande. Rio Grande was awarded concessions to develop two offshore blocks in Nicaragua. The Instituto Nicaraguense de Energia, the Nicaraguan governmental entity regulating oil and gas activities, refuses to now recognize the concessions awarded to Rio Grande. The dispute has been briefed and it resides in the Nicaraguan Supreme Court. The Infinity Nicaragua companies, have funded legal and technical services that have resulted in the Infinity Nicaragua companies increasing their ownership of Rio Grande. Since 1999, Infinity has invested approximately $745,000 in the Infinity Nicaraguan companies that has, in turn, been invested in Rio Grande. Such investments have included Infinity overhead allocations, legal fees and due diligence efforts expended, first, in evaluating the concessions and then, second, in seeking government and judicial recognition of the validity of the concessions. Infinity chose to impair its investment in the Infinity Nicaraguan companies by $350,000 at December 31, 2001. Should the Nicaraguan Supreme Court find for Rio Grande and recognize the validity of the concessions, it is the current intention of Rio Grande to attract a third party company to develop the concessions on terms that will provide Rio Grande with a future return on its investment. An unsuccessful effort to defend the concessions will result in a future impairment of investment of the remaining investment plus any future investment that Infinity might incur.

     Infinity also has three inactive subsidiaries: Infinity Research and Development, Inc., L.D.C. Food Systems, Inc., and Consolidated Pipeline Company.

BUSINESS ACTIVITIES

     Infinity is primarily engaged in providing oil and gas well services through Consolidated and in the identification, acquisition, and development of oil and gas properties through Infinity-Kansas and Infinity-Wyoming. Consolidated also operates a wastewater treatment facility on a limited basis.

     Consolidated provides services associated with drilling and completion of oil and gas wells, including cementing, acidizing, fracturing, nitrogen pumping and water hauling. Consolidated previously provided on-site remediation services for hazardous and non-hazardous waste, and operated a centralized water treatment facility and facilities to treat brine water produced by oil and gas wells. The Cheyenne, Wyoming waste-water treatment facility operates on a limited basis.

     The Infinity-Kansas and Infinity-Wyoming subsidiaries are engaged in the acquisition and development of oil and gas properties. The activities of these companies focus on the acquisition of interests that allow Infinity and its subsidiaries to utilize its experience gained and assets owned as the largest oil and gas well service provider in Eastern Kansas and Northeastern Oklahoma. Infinity-Kansas's current interest focuses on the production of oil from an enhanced oil recovery project in the Cherokee Basin of Eastern Kansas. Infinity-Wyoming has acquired an interest in the Green River Basin of South West Wyoming for the purpose of producing coalbed methane gas. For a complete description of the properties and the activities related to these properties see "Item 2. Description of Property - Oil and Gas Interest in Leasehold Acreage".

COMPETITION

     Consolidated's oilfield services business has limited competition in Eastern Kansas. In Northeastern Oklahoma, Consolidated competes with Halliburton, BJ Services, and several small local companies. Consolidated's bulk materials facilities, experienced work force, and well maintained fleet of service vehicles puts it in a competitive position to maintain revenues in these locations.

     Consolidated continues to see competition from three major service companies: Halliburton, BJ Services, and Dowell through out Wyoming; and multiple smaller cementing companies in Northeastern Wyoming. Consolidated may be at a competitive disadvantage when compared to the major companies that are well established with substantial financial resources. These companies can redirect assets and manpower, much like Consolidated has done, to insure that resources to meet the growing demand are available. Some of the exploration and development companies in this area also have the resources available to develop their own service providers. Consolidated's ability to provide services that meet the market demand in a timely manner while providing quality service to the wells will be crucial to Consolidated's ability to compete in this extremely active market.

     Infinity's growth strategy includes the acquisition of oil and gas properties. There can be no assurance, however, that Infinity or its subsidiaries will be able to successfully acquire identified targets, or have the financing available for the acquisitions. Many companies are now focusing on the same types of acquisitions that Infinity-Kansas and Infinity-Wyoming are trying to make and many of these companies have greater financial resources available for acquiring the properties.

MAJOR CUSTOMERS

     Consolidated provided oil field services to over 350 customers during the nine-month transition period ended December 31, 2001. Amvest Osage and CMS Energy purchased $1,332,878 and $1,302,481 in services, respectively, or about 11% each of total revenue. During the nine-month transition period Prima Oil and Gas and Eakin Exploration, the largest purchasers of oil field services in the fiscal year ended March 31, 2001 purchased $543,226 and $897,968 in services, respectively, or about 4.7% and 7.8%, respectively, of total revenue.

     Consolidated provided oil field services to over 450 customers during the fiscal year ended March 31, 2001. Prima Oil and Gas and Eakin Exploration purchased $644,925 and $616,139 in services, respectively, or about 7.3% and 7.0%, respectively, of total revenue.

     Consolidated does not have any long-term contracts with any of the major customers set forth above.

EMPLOYEES

     Infinity and its subsidiaries currently have approximately 98 employees. Consolidated has 87 employees in its oil field services business, Infinity-Wyoming has 7 employees in its oil and gas exploration business, and Infinity has 4 employees in administrative positions. Additional employees will be hired as the development of business requires.

GOVERNMENT REGULATION

     Federal, state and local authorities extensively regulate the oil and gas industry. Legislation and regulations affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may affect, among other things, the pricing or marketing of oil and gas production. Noncompliance with statutes and regulations may lead to substantial penalties, and the overall regulatory burden on the industry increases the cost of doing business and, in turn, decreases profitability. State and local authorities regulate various aspects of oil and gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, the sharing of markets, production limitations, plugging and abandonment, and restoration.

     Consolidated, Infinity-Kansas, and Infinity-Wyoming currently own or lease properties that are being used for the disposal of drilling and produced fluids from exploration and production of oil and gas and for other uses associated with the oil and gas industry. Although these subsidiaries follow operating and disposal practices that it considers appropriate under applicable laws and regulations, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by the subsidiaries or on or under other locations where such wastes were taken for disposal. Infinity could incur liability under the Comprehensive Environmental Response, Compensation and Liability Act or comparable state statutes for contamination caused by wastes it generated or for contamination existing on properties it owns or leases, even if the contamination was caused by the waste disposal practices of the prior owners or operators of the properties. In addition, it is not uncommon for landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of produced fluids or other pollutants into the environment.

     The operations of Consolidated routinely involve the handling of significant amounts of oil field related materials, some of which are classified as hazardous substances. Consolidated's transportation operations are regulated under the Federal Motor Carrier Safety Regulations of the Department of Transportation as administered by the Kansas Department of Transportation, Oklahoma Department of Transportation, and Wyoming Department of Transportation. The operation of salt-water disposal wells by Consolidated is regulated by the Kansas Department of Health and Environment. Consolidated will incur an estimated $25,000 in costs associated with operating within current environmental regulations this fiscal year.

     The Federal Water Pollution Control Act of 1972 (the "FWPCA") imposes restrictions and strict controls regarding the discharge of wastes, including produced waters and other oil and gas wastes, into navigable waters. These controls have become more stringent over the years, and it is probable that additional restrictions will be imposed in the future. Permits must be obtained to discharge pollutants into state and federal waters. The FWPCA provides for civil, criminal and administrative penalties for unauthorized discharges of oil and other hazardous substances and imposes substantial potential liability for the costs of removal or remediation. State laws governing discharges to water also provide varying civil, criminal and administrative penalties and impose liabilities in the case of a discharge of petroleum or its derivatives, or other hazardous substances, into state waters. In addition, the Environmental Protection Agency has adopted regulations that require many oil and gas production sites, as well as other facilities, to obtain permits to discharge storm water runoff.

     Exploration and production operations of Infinity-Wyoming and Infinity-Kansas are subject to various types of regulation at the federal, state, and local levels. Such regulations include requiring permits and drilling bonds for the drilling of wells, regulating the location of wells, the method of drilling and casing wells, and the surface use and restoration of properties upon which wells are drilled. Many states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from oil and gas wells and the regulation of spacing, plugging and abandonment of such wells. The operation and production of Infinity-Wyoming's properties will be subject to the rules and regulations of the Wyoming Oil and Gas Conservation Commission (WYOGCC) and the Colorado Oil and Gas Conservation Commission (COGCC). In addition a portion of the properties are on federal lands and are subject to Onshore Orders 1 and 2, The National Historic Preservation Act (NHPA), National Environmental Policy Act
(NEPA) and the Endangered Species Act.

     Infinity-Wyoming's operations are expected to yield large volumes of water produced from coal-bed methane wells. Infinity-Wyoming intends to use injection wells to dispose of water into underground rock formations. If the wells produce water of lesser quality than allowed under state law for injection in underground rock formations, Infinity-Wyoming could incur costs of up to $5.00 per barrel of water to dispose of the produced water. At current production rates, this would cost Infinity-Wyoming an additional $51,000 a month in water disposal costs. If Infinity-Wyoming's wells produce water in excess of the limits of its permitted facilities, Infinity-Wyoming may have to drill additional disposal wells. Each additional disposal well could cost Infinity-Wyoming up to $175,000.

     Infinity-Wyoming estimates it will spend approximately $6,000 per well for containment facilities during drilling operations and approximately $500,000 to obtain permits for, drill and equip four water disposal wells to handle water produced from oil and gas wells during the calendar year ending December 31, 2002. It will cost Infinity-Wyoming approximately $35,000 per year to operate these disposal wells.

     Infinity-Wyoming expects to be asked to do a complete environmental impact study on the Labarge acreage by the Bureau of Land Management before it can continue development of the property. It estimates that the study will cost between $350,000 and $700,000 and will take 6 to eight months to complete. Infinity-Wyoming management has met will the Bureau of Land Management to discuss the requirements for the study and continue to provide information to the regulatory agency concerning the development of the acreage. Under the terms of the lease agreement the lease can be extended by the lessee's grant of an extension or Infinity-Wyoming can invoke a "force mejeur" provision within the lease agreement for the period of time required to complete the environmental impact study.

BUSINESS PROPERTIES

     Infinity's headquarters are located at 211 West 14th Street, Chanute, Kansas 66720, along with the headquarters and some of the operating facilities of Consolidated. This facility and other Consolidated facilities in Bartlesville, Oklahoma and Ottawa, Kansas were purchased in November of 1999 by the CIS-Oklahoma, Inc. subsidiary. CIS-Oklahoma also acquired facilities in Gillette, Wyoming for $140,000, which included office and shop facilities for Consolidated's operations. Funds for the acquisitions were obtained through a loan from a local bank, secured by the Kansas and Wyoming properties. The loan was for $350,000 for a period of seven years with an adjustable interest rate of 8.5% per annum. Effective November 2001, the interest rate was adjusted to 5.25%. Monthly payments on this loan are approximately $6,400 and the loan balance was $298,474 at December 31, 2001. Consolidated also added new shop and office facilities to its Bartlesville, Oklahoma location at a cost of approximately $438,000. The expansion was financed from cash flow and with a ten-year, 9 1/4% note with a local bank. The note had a balance of approximately $359,000 at December 31, 2001 and has monthly payments of approximately $4,900.

     Consolidated is based on the business and operations acquired in January of 1994 and Powder River Cementers, LLC purchased in August of 1999. This subsidiary provides numerous services associated with drilling and completion of oil and gas wells, including cementing, acidizing, fracturing, nitrogen pumping and water hauling. Consolidated provides these services out of service facilities it owns in Chanute and Ottawa, Kansas; Bartlesville, Oklahoma; and Gillette and Rock Springs, Wyoming utilizing a fleet of approximately 140 vehicles. These vehicles were specifically designed to provide service to oil and gas well operators working at depths ranging from 100 to 4,000 feet as is usually the case in Eastern Kansas, Northeastern Oklahoma, and the coal bed methane development of the Powder River and Green River Basins of Wyoming.
The service vehicles are part of the collateral for a revolving note and term loan with interest rates of 6.5% and 6.75%, respectively. In January 2002, Consolidated refinanced its term loan and revolving line of credit that were due April and February 2002, respectively, as well as much of its equipment and vehicle financing. Total debt outstanding under these facilities at December 31, was $2,716,843. Consolidated obtained a revolving line of credit secured by its oil field service receivables. The new credit facility also included a $2,902,537.50 term loan secured by substantially all of the assets of Consolidated and a $1,000,000 capital expenditure line of credit. The loans are subject to certain financial and performance covenants as defined in the loan agreement. If at any time Consolidated is in default on any of the covenants the Lender may declare the loans immediately due. Effective February 6, 2002 Consolidated drew $720,000 from the capital expenditure line of credit. The term of the loans is 36 months and the loans bear interest at the rate of the Lenders publicly announced prime rate plus 1%. Principal payments of $80,626.04 and $15,000 are made monthly on the term loan and capital expenditures loan respectively.

     Consolidated leases property near Cheyenne, Wyoming, which is the site of the brine water treatment facility. Rent on this land lease is $1,000 per year. The lease is for a term of twenty-five years beginning July 1994, but may be terminated by Consolidated at any time on written notice.

OIL AND GAS INTEREST IN LEASEHOLD ACREAGE

     In February of 2000 Infinity-Kansas acquired, through a joint venture with Verde Oil Company ("Verde"), a 100% working interest before payout in an 80-acre, Verde operated lease in the Cherokee Field in Southeast Kansas known as the Manson Lease. At the time of the purchase there were five producing wells on the lease. As a 100% working interest owner, Infinity-Kansas is responsible for all costs associated with the operation of the property as a polymer augmented water flood project. This involves the injection of a water and polymer solution into injection wells to force oil out of the producing reservoir. The polymer increases the viscosity of the fluid, which helps to force oil out of geological formations toward the producing wells. Total capital costs of this enhanced oil recovery project were approximately $1,200,000 for the drilling of 16 injection wells, 16 producing wells and 1 water supply well, installation of oil gathering facilities, and installation of the injection facilities on the property.

     The working interest acquired by Infinity-Kansas is subject to a 20% royalty on revenue generated and 50% working interest back-in provision held by Verde. The joint venture agreement will allow Infinity-Kansas to recover 100% of its development costs prior to Verde regaining a 50% working interest in the property. After payout, Infinity-Kansas will have a 50% working interest and a 40% net revenue interest. With the acquisition of the Manson Lease, Infinity-Kansas also received the option to drill an additional 88 wells and rework 83 wells on offsetting properties under the same working interest provisions as were utilized for the Manson Lease.

     In September 2000 Infinity-Kansas expanded its oil production operations with the acquisition of sixteen active oil producing leases which encompass approximately 2,000 acres located in the Owl Creek Field, Woodson County, Kansas. Infinity-Kansas acquired the property for $510,000 through a public auction and has invested an additional $17,400 to enhance the property's production capabilities. There are over 135 wells on the property including over 105 wells drilled for oil production, eighteen wells for water injection in order to provide reservoir enhancement, nine water supply wells and three salt-water disposal wells. Infinity-Kansas also acquired 80 acres of land on which oil tank batteries and a production field office are located. Total cost of the land acquisition was $100,000. Infinity-Kansas owns a 100% working interest in all of the acreage and a 100% revenue interest in the land purchased. The remaining acreage is subject to a 12.5% royalty, giving Infinity-Kansas an 87.5% net revenue interest.

     Infinity-Kansas acquired a 31.25% interest in a 5,120 acre river sand prospect in Stanton County, Kansas for $56,000, or $35.00/acre.
Infinity-Kansas contributed $66,250 for the drilling of one exploratory well on the acreage and has committed to contribute $15,000 for a 3-D seismic study to be completed across the acreage.

     Infinity-Wyoming acquired a working interest in approximately 24,500 acres of Coal Bed Methane mineral leases in the Labarge area of the Green River Basin of South Central Wyoming in March 2000. Infinity-Wyoming acquired the leasehold for $1.1 million, or approximately $45.50 per acre and has spent approximately $565,000 associated with perfecting the leases and lease rental and bonus payments for a total leasehold investment of $1,636,085 or approximately $76.81 per acre on the 21,300 acres still remaining under lease. The lease on approximately 3,200 acres of the original fee lease has expired and Infinity-Wyoming has been unable to renew the lease. The lease on approximately 16,526 acres of the property is subject to 30% participation election by the original lessee of the acreage. If the party chooses not to participate in the drilling and completion of a well, then the 100% working interest and the approximately 80% associated revenue interest is retained by Infinity-Wyoming until the individual well has generated earnings to recover the cost of the well plus the 300% non-consent penalty. Infinity-Wyoming acquired a 100% working interest, with no working interest provisions, and an approximate 80% net revenue interest on the remaining 4,774 acres of the property.

     Infinity-Wyoming has incurred $1,934,000 through December 31, 2001 to permit, drill and run production casing in 5 wells, re-enter and evaluate an existing well-bore for use as a disposal well and drill one water monitoring well. Subsequent to December 31, 2001 Infinity-Wyoming has incurred approximately $1.9 million in additional cost to perforate, stimulate and complete the Labarge wells. Interest expense and finance charges of approximately $1.1 million have also been capitalized to the Labarge prospect. Infinity-Wyoming began dewatering these wells in April 2002 and expects first gas sales to occur in the second quarter of the current year.

     The Pipeline prospect was acquired in July of 2000 with the acquisition of 14,940 acres of leasehold for $298,800, or $20 per acre. Infinity-Wyoming also acquired an additional 1,060 acres from the original leaseholder. This acreage is also in the Greater Green River Basin of Wyoming, but is separate from Infinity-Wyoming's Labarge acreage. Infinity-Wyoming acquired an initial 100% working interest and an 82.5% net revenue interest in the property. The original owner of the lease has the option to elect to participate as a 25% working interest owner with a 20.625% net revenue interest. Through Federal and State lease auctions and fee acquisitions Infinity-Wyoming has expanded its acreage position in the project by 13,404 acres for which Infinity-Wyoming borrowed approximately $405,000 to purchase approximately 5,000 of those acres, bringing its total acreage in the project to 29,404 acres. The notes associated with this transaction were repaid in April 2002. Including legal fees, permitting, lease bonus payments and acquisition fees Infinity-Wyoming has invested $2,323,149, or $79.01 per acre in the project. The first five wells drilled on the Pipeline prospect were connected to commercial pipeline facilities and began producing gas in August 2001. Infinity-Wyoming spent approximately $3,107,855 to drill, complete, and stimulate the first five wells drilled to the Almond formation on the Pipeline project and connect the wells to the sales compressor and water disposal well. This equates to approximately $0.76 in finding cost per mcf of proved developed reserves at December 31, 2001. Five additional Almond formation wells and four Lance formation wells drilled on the acreage were connected to the commercial pipeline facilities subsequent to December 31, 2001. Infinity-Wyoming has obtained permits for 36 additional gas and three additional saltwater disposal wells on the Pipeline project. Four of the additional gas wells on which Infinity-Wyoming has received permits have been drilled in the first quarter of 2002 and are awaiting completion. Infinity-Wyoming has incurred costs of $5,616,127 as of December 31, 2001 to develop the property. Subsequent to December 31, 2001, Infinity-Wyoming has incurred approximately $2.2 million in additional costs to drill eight additional wells, complete four of these wells and five previously drilled wells. In addition to the direct cost incurred on the property, Infinity-Wyoming has capitalized interest and financing costs of approximately $2.6 million to the property to date.

     Infinity-Wyoming acquired leases on 16,237 acres of coal bed methane property in the Antelope field of the Piceance Basin in Northwestern Colorado in November 2000 for the equivalent of approximately $36.00 per acre in cash and stock and has capitalized $29,875 in interest to the property. Infinity-Wyoming acquired a 100% working interest and an 81.5% net revenue interest in the property. Under the terms of the lease agreement Infinity-Wyoming must drill a total of five wells within the first five years of the lease. Infinity-Wyoming has acquired an additional 3,788 acres at Federal and State auctions for a cost of $10,762 or an average of $2.84 per acre.

     On May 8, 2002, Infinity-Wyoming acquired leases on 116,100 acres of coal bed methane properties located in the Sand Wash Basin in the States of Colorado and Wyoming. The majority of the leasehold acquired has an 80% net revenue interest and is comprised of fee, federal and state leases, most of which expire between 2004 and 2008. The acreage is divided into two areas -- a northern block, consisting of approximately 12,900 net acres and a southern block consisting of approximately 103,200 net acres. Less than 4% of the properties have preferential rights to purchase that may be exercised. In addition, Infinity-Wyoming obtained the deep gas rights on approximately half of the Sand Wash Basin properties, which may allow it to seek out a strategic partner for the development of both the coalbed methane and deeper gas horizons.

     The following table set forth the oil and gas lease acreage and the number of wells producing and drilled as of March 31, 2000 and 2001. There was no acreage owned or wells producing or drilled as of March 31, 1999.

                                March 31,           March 31,         December 31,
                                  2000                2001               2001
                            Gross      Net      Gross      Net     Gross     Net
                            ------    ------    ------    ------   ------   ------
Labarge Undeveloped Acres   24,500    19,600    24,500    19,600   21,300   17,040
Labarge Developed Acres          -         -         -         -        -        -
Labarge Producing Wells          -         -         -         -        -        -
Labarge Exploratory Wells
 Drilled                         1         1         1         1        4        3
Labarge Development Wells
 Drilled                         -         -         -         -        -        -

Pipeline Undeveloped Acres       -         -    29,404    24,865   28,764   24,324
Pipeline Developed Acres         -         -         -         -      640      528
Pipeline Producing Wells         -         -         -         -        5        4
Pipeline Exploratory Wells
 Drilled                         -         -         5         4       13       11
Pipeline Development Wells
 Drilled                         -         -         1         1        1        1

Antelope Undeveloped Acres       -         -    16,237    13,233   20,025   16,270
Antelope Developed Acres         -         -         -         -        -        -
Antelope Producing Wells         -         -         -         -        -        -
Antelope Exploratory Wells
 Drilled                         -         -         -         -        -        -
Antelope Development Wells
 Drilled                         -         -         -         -        -        -

Cherokee Undeveloped Acres       -         -         -         -        -        -
Cherokee Developed Acres        80        64        80        64       80       64
Cherokee Producing Wells         2         2        21        17       21       17
Cherokee Exploratory Wells
 Drilled                         -         -         -         -        -        -
Cherokee Development Wells
 Drilled                        17        14        16        13        -        -

Owl Creek Undeveloped Acres      -         -         -         -        -        -
Owl Creek Developed Acres        -         -     2,000     1,750    2,000    1,750
Owl Creek Producing Wells        -         -       109        95      109       95
Owl Creek Exploratory Wells
 Drilled                         -         -         -         -        -        -
Owl Creek Development Wells
 Drilled                         -         -         -         -        -        -

OIL AND GAS RESERVES

     The table below sets forth the quantities of proved reserves as determined by independent petroleum engineers Fairchild and Wells, Inc. All of these proved reserves were located in the continental U.S., and the present value of estimated future net revenues from these reserves is on a non-escalated basis discounted at 10 percent per year as of period indicated. There has been no major discovery or other favorable or adverse event that is believed to have caused a significant change in estimated proved reserves subsequent to December 31, 2001.

                                                                      December 31,
                                March 31, 2000     March 31, 2001         2001
                                --------------     --------------     ------------
Estimated Proved Gas
 Reserves (MCF)                        --             9,144,761         9,224,600
Estimated Proved Oil
 Reserves (BLS)                   110,500               444,573           138,164
Present Value of Future
 Net Revenues (before
 future income tax expense)    $1,684,144           $19,562,166       $ 9,936,459

     Reference should be made to Note 15 (Supplemental Oil and Gas Information
- Unaudited) to the consolidated financial statements for additional information pertaining to the proved oil and gas reserves.

     In May 2001, a report was filed with the United States Department of Energy for the year 2000 which showed total proved net gas reserves of 558,953,000 MCF of gas related to our Labarge prospect. The gas reserves reported to that agency were included in the gas reserves initially shown in Infinity's Annual Report on Form 10-KSB for the year ended March 31, 2001. The amounts in that report were restated in August 2001 to remove the 558,953,000 MCF of reserves which were previously included as of March 31, 2001, in response to engineering comments received from the staff of the Securities and Exchange Commission. The gas proved reserves associated with the Pipeline prospect as of March 31, 2001, were not reported to the Department of Energy because these reserves had not been determined at the time that report was filed. No oil reserves were reported to the Department of Energy because Infinity-Kansas is not the operator of the property in which it holds the oil reserves. As of the date of this report, no additional requests for information have been received from or reports of reserve information provided to any regulatory or governmental agency.

PRODUCTION, PRICE AND COST DATA

     During the fiscal year ended March 31, 2001, Infinity-Kansas produced 13,561 barrels of oil and no gas, and Infinity-Wyoming had no production of either oil or gas. Infinity-Kansas received an average selling price of $27.72 per barrel for the 13,561 barrels of oil sold from the Owl Creek and Cherokee fields of Eastern Kansas. Infinity-Kansas incurred $16.28 per barrel, or $220,839, in operating expenses and taxes to produce the oil.

     For the nine-month transition period ended December 31, 2001 Infinity-Kansas produced 29,289 barrels of oil and no gas. Infinity-Kansas received an average selling price of $21.26 per barrel for the oil sold and incurred $17.05 per barrel, or $499,264, in operating expenses and taxes to produce the oil. Infinity-Wyoming received an average selling price of $1.76 per mcf for the 128,998 mcf and $18.51 per barrel for the oil sold from the Pipeline property during the nine-month period ended December 31, 2001. These sales prices equal an average sales price of $2.66 per mcf equivalent sold from the property. Infinity-Wyoming incurred $1.43 per mcf equivalent, or $575,376, in operating expenses and taxes to produce the oil and gas.

DELIVERY COMMITMENTS

     Infinity-Wyoming entered into a gas gathering and transportation contract with Duke Energy Field Services in which Duke Energy Field Services will build gas gathering laterals and install compression facilities to deliver gas produced from the Pipeline wells to the Overland Trail Transmission pipeline. Infinity-Wyoming will pay a gathering fee of $0.40 per mcf until 3,350,000 mcf have been produced, then the fee reduces to $0.25 per mcf. Infinity-Wyoming is obligated to deliver 600,000 mcf the first year, 1,500,000 mcf the second year and 1,250,000 the third year. The Pipeline sales volumes will also be subject to a $0.15 per MMBTU charge for access onto the Overland Trail Transmission line.

     Infinity-Wyoming has entered into a gas sales contract that requires it to provide 1,000 mcf of gas a day from its Pipeline wells for which it will receive $1.80 per mcf. This contract begins April 1, 2002 and expires October 31, 2002. Infinity-Wyoming will receive the CIG Pipeline index price for each mcf of gas in excess of 1,000 mcf a day delivered onto the Overland Trail Transmission line. Infinity and its subsidiaries presently have no other agreements or commitments to provide quantities of oil or gas in the future.

LEGAL PROCEEDINGS

Blue Green Corporation of the Rockies Lawsuit
Weatherford Enterra Compression Co. Lawsuit

     Weatherford Enterra Compression Co. ("Weatherford") filed a complaint against Infinity's subsidiary, CIS Oil and Gas, Inc. in the Nueces County (Texas) County Court. The subsidiary was served with a copy of the Texas lawsuit in January 1999. According to documents received from Infinity's legal counsel, Weatherford is seeking damages of between $100,000 and $135,000 in rental payments and reimbursement for interest, court costs and attorney fees. CIS Oil and Gas, Inc. contracted with Weatherford to rent a natural gas compressor as part of its natural gas gathering system in the Raton Basin of Colorado. The compressor broke down frequently and a dispute arose as to the amounts due Weatherford under the lease. Potential damages are not covered by insurance. But, in a Purchase and Sale Agreement between CIS Oil and Gas, Inc. and Evergreen executed in January 1999, Evergreen assumed all responsibility for resolving all claims made by Weatherford. Infinity believes it has no liability in relation to the claims and that the claims will not have an
impact on the liquidity of Infinity.   In June 2000 Evergreen settled
Weatherford's claims against CIS Oil and Gas, Inc. and the lawsuit was dismissed on August 3, 2001.

     There are no other pending material legal proceedings to which the Company is a party.

                                  MANAGEMENT

DIRECTORS AND OFFICERS

     The Directors and Executive Officers of Infinity are as follows:

     Name             Age                Positions Held
     ----             ---                --------------

Stanton E. Ross       40      President, Treasurer and Director

George R. Jones       78      Director

Leroy C. Richie       60      Director

O. Lee Tawes          54      Director

Jon D. Klugh          39      Chief Financial Officer and Secretary

     There is no family relationship between any Director or Executive Officer of Infinity.

     Infinity presently has no nominating committees, but does have an audit committee and a compensation committee each of which presently consist of George R. Jones, Leroy C. Richie and O. Lee Tawes.

     Set forth below are the names of all directors and executive officers of Infinity, all positions and offices with Infinity held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during at least the last five years:

     STANTON E. ROSS. Mr. Ross has been President, Treasurer and a Director of Infinity since March 1992, and serves as an officer and director of each of Infinity's subsidiaries. From 1991 until March 1992, he also founded and served as President of Midwest Financial, a financial services corporation involved in mergers, acquisitions and financing for corporations in the Midwest. From 1990 to 1991, Mr. Ross was employed by Duggan Securities, Inc., an investment banking firm in Overland Park, Kansas, where he primarily worked in corporate finance. From 1989 to 1990, he was employed by Stifel, Nicolaus & Co., a member of the New York Stock Exchange, where he was an investment executive. From 1987 to 1989, Mr. Ross was self-employed as a business consultant. From 1985 to 1987, Mr. Ross was President and founder of Kansas Microwave, Inc. which developed a radar detector product. From 1981 to 1985, he was employed by Birdview Satellite Communications, Inc. which manufactured and marketed home satellite television systems, initially as a salesman and later as National Sales Manager.

     GEORGE R. JONES. Mr. Jones has been a Director of Infinity since June 1, 1999. Since 2000 he has been President of Jones Gas Company. From 1986 to 2000, he was President of Stroud Oil Properties, Inc. Earlier in his career, Mr. Jones served as Senior Supervisory Geologist with Creole Petroleum, a subsidiary of Exxon Corporation. Stroud Oil Properties, Inc. has extensive waterflood and coalbed methane experience. Recently, Stroud Oil Properties, Inc. served as managing partner and part owner of Apache Canyon Gas, L.L.C., owner of a large leasehold in the Raton Basin of Colorado producing in excess of 20 million cubic feet of gas per day. Mr. Jones received a BS Degree in Geology from Kansas State University in 1948.

     LEROY C. RICHIE. Mr. Richie has been a Director of Infinity since June 1, 1999. Since September 2000 he has been Chairman and Chief Executive Officer of Q Standards World Wide, Inc. From April 1999 to August 2000, he was President of Capitol Coating Technologies, Inc. From September 1998 to April 1999 he was President of Intrepid World Communications. From January 1998 to September 1998, Mr. Richie reviewed business opportunities and served as Chairman of H.P. Devco and Vice Chairman of Detroit Economic Growth Corp. and Detroit Medical Center. Mr. Richie was formerly Vice President of Chrysler Corporation and General Counsel for automotive legal affairs, where he directed all legal affairs for that company's automotive operations from 1986 to December 1997. He is currently a member of the Board of Directors of Kerr-McGee Corporation and J.W. Seligman & Co. Before joining Chrysler, he served as Director of the New York office of the Federal Trade Commission.
Mr. Richie received a BA Degree from City College of New York in 1970 and a JD Degree from the New York University School of Law in 1973.

     O. LEE TAWES, III. Mr. Tawes has been a Director of Infinity since July 19, 2001. Mr. Tawes joined C.E. Unterberg Towbin, an investment banking firm, in November 1999 as a Managing Director and Director of Equity Research. He is also a member of the Management and Commitment Committees of that firm, and is Head of the Investment Policy Committee. From 1991 through 1999 he was Director of Equity Research and Chairman of the Stock Selection Committee at CIBC World Markets (formerly Oppenheimer & Co. Inc.). From 1979 to 1990, he was a food analyst and diversified company analyst at Oppenheimer & Co., and from 1972 to 1979 he was a food analyst at Goldman Sachs & Co. He was named to the Institutional Investor All America Team five times. Mr. Tawes is a graduate of Princeton University and received his MBA from the Darden School at the University of Virginia. He currently also serves as a Director of Baywood International, Inc., which is publicly-held.

     JON D. KLUGH. Mr. Klugh has been Infinity's Chief Financial Officer since September 1999, and its Secretary since October 1999. He also serves as an officer of each of Infinity's subsidiaries. Prior to joining Infinity, Mr. Klugh was the Manager of Regulatory Reporting and had supervisory responsibility for operating processes and procedures with Continental Resources, Inc., a privately held, independent oil and gas company located in Enid, Oklahoma from March 1996 until September 1999. From April 1994 until March 1996, Mr. Klugh worked for Koch Exploration Company, an oil and gas exploration company in Wichita, Kansas. Mr. Klugh began his career at Conoco, Inc., an integrated, international energy company based in Houston, Texas in 1985, and worked in various accounting, finance and regulatory positions until joining Koch Exploration Company in 1994. Mr. Klugh received a B.A. Degree, with an emphasis in Accounting, from Southwestern College, Winfield, Kansas, in 1985.

     Infinity's Directors hold office until the next annual meeting of the shareholders and until their successors have been elected and qualified.

     The Officers of Infinity are elected by the Board of Directors at the first meeting after each annual meeting of Infinity's shareholders, and hold office until their death, or until they shall resign or have been removed from office.

     During the nine months transition period ended December 31, 2001, Infinity's Board of Directors held three formal meetings. Each of the Directors were in attendance at each meeting of the Board of Directors and of the Committees of which they were members. The Board of Directors also acted by consent on seven separate occasions.

     Infinity's Executive Officers hold office until the next annual meeting of the directors of Infinity. There are no known arrangements or understandings between any director or executive officer and any other person pursuant to which any of the above-named executive officers or directors or nominees was selected as an officer or director or nominee for director of Infinity.

COMPENSATION

     The following tables set forth information regarding executive compensation for Infinity's President and Chief Executive Officer during the nine month transition period ended December 31, 2001, and for the fiscal years ended March 31, 2001, 2000 and 1999. No other executive officer received compensation in excess of $100,000 for any of these periods.

                              SUMMARY COMPENSATION TABLE

                                                         LONG-TERM COMPENSATION
                                                       --------------------------
                                ANNUAL COMPENSATION        AWARDS         PAYOUTS
                              ----------------------   -----------------  -------
                                                                 SECURI-
                                                                 TIES
                                                       RE-       UNDERLY-
                                              OTHER    STRICT-   ING                ALL
                                              ANNUAL   ED        OPTIONS           OTHER
NAME AND PRINCIPAL                            COMPEN-  STOCK     /SARs    LTIP    COMPEN-
     POSITION       YEAR      SALARY   BONUS  SATION   AWARD(S)  (NUMBER) PAYOUTS  SATION
------------------  ----      ------   -----  ------   --------  -------- -------  ------
Stanton E. Ross,    2001(1)   $75,384 $30,000 $ -0-     -0-      50,000    -0-    $1,005(2)
President and       2001      $80,000 $40,000 $ -0-     -0-      50,000    -0-    $1,083(2)
Chief Executive     2000      $80,000   -0-   $6,000(3) -0-      80,000    -0-     $ -0-
Officer             1999      $80,000   -0-   $7,800(3) -0-      -0-       -0-     $ -0-
-----------------
(1)  Transition period ended December 31, 2001.
(2)  Represents premium paid on life insurance policy for Mr. Ross' benefit.
(3)  Represents an automobile allowance.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR*
                              Individual Grants

                    Number of       % of Total
                    Securities     Options/SARs
                    Underlying      Granted to      Exercise
                   Options/SARs     Employees       or Base         Expiration
      Name          Granted(#)    in Fiscal Year   Price($/Sh)         Date
      ----         ------------   --------------   -----------  -----------------

Stanton E. Ross       50,000          23.8%          $5.00      September 9, 2006
________________

*  Transition period ended December 31, 2001.

                AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES*

                                             SECURITIES
                                             UNDERLYING      VALUE OF UNEXER-
                    SHARES                   UNEXERCISED      CISED IN-THE
                   ACQUIRED                   OPTIONS         MONEY OPTIONS/
                      ON                   SARs AT FY-END     SARs AT FY-END
                   EXERCISE     VALUE       EXERCISABLE/      EXERCISABLE/
    NAME           (NUMBER)    REALIZED     UNEXERCISABLE     UNEXERCISABLE
    ----           --------    --------   ---------------    ----------------
Stanton E. Ross      -0-         -0-      205,000 / 50,000   $594,250/$18,750
_______________


*  For the transition period ended December 31, 2001 and at December 31, 2001.

     Infinity has no employment agreements with any of its executive officers.

     Effective April 1, 1999, members of the Board of Directors who are not employees of Infinity receive a fee of $5,000 per quarter. They are also entitled to reimbursement of reasonable travel expenses incurred by them in attending Board meetings.

     Infinity has no retirement, pension, profit sharing or other plans covering its Officers and Directors except as disclosed below and except for a 401(k) Plan to which Infinity has made no contributions.

1992 STOCK OPTION PLAN

     On February 1992, the Board of Directors adopted a Stock Option Plan (the "1992 Plan") which was approved by Infinity's shareholders in March 1992. The 1992 Plan allows the Board to grant stock options from time to time to employees, officers and directors of Infinity and consultants to Infinity.
The Board has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an

Incentive Stock Option. However, Incentive Stock Options will only be granted to persons who are employees or officers of Infinity. Vesting provisions are determined by the Board at the time options are granted. The total number of shares of Common Stock subject to options under the 1992 Plan may not exceed 416,666 subject to adjustment in the event of certain recapitalizations, reorganizations and so forth. The option price must be satisfied by the payment of cash. The Board of Directors may amend the 1992 Plan at any time, provided that the Board may not amend the 1992 Plan to materially increase the benefits accruing to participants under the 1992 Plan, or materially change the eligible classes of participants without shareholder approval.

     As of December 31, 2001, options to purchase 5,250 shares of Common Stock were outstanding under the 1992 Plan with an exercise price of $3.00.

1999 STOCK OPTION PLAN

     On September 9, 1999, the Board of Directors adopted the 1999 Stock Option Plan (the "1999 Plan") which was approved by Infinity's shareholders in October 1999. The 1999 Plan allows the Board to grant stock options from time to time to employees, officers and directors of Infinity and consultants to Infinity. The Board has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. However, Incentive Stock Options will only be granted to persons who are employees or officers of Infinity. Vesting provisions are determined by the Board at the time options are granted. The total number of shares of Common Stock subject to options under the 1999 Plan may not exceed 280,000, subject to the adjustment in the event of certain recapitalizations, reorganizations and so forth. The option price may be paid in cash, or, at the sole discretion of the Board of Directors, by other means such as the cancellation of indebtedness and the surrender of securities of Infinity. The Board of Directors may amend the 1999 Plan at any time, provided that the Board may not amend the 1999 Plan to materially increase the benefits accruing to participants under the Plan, or materially change the eligible class of participants without shareholder approval.

     As of December 31, 2001, options to purchase 182,350 shares of Common Stock were outstanding under the 1999 Plan with exercise prices ranging from $1.50 to $3.00 per share. Subsequent to December 31, 2001, George Jones and Leroy Richie exercised 30,000 options each of the options issued from this plan.

2000 STOCK OPTION PLAN

     On September 22, 1999, the Board of Directors adopted a Stock Option Plan (the "2000 Plan") which has not yet been approved by Infinity's shareholders. The 2000 Plan allows the Board to grant stock options from time to time to employees, officers and directors of Infinity and consultants to Infinity.
The Board has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. However, Incentive Stock Options will only be granted to persons who are employees or officers of Infinity. Vesting provisions are determined by the Board at the time options are granted. The total number of shares of Common Stock subject to options under the 2000 Plan may not exceed

280,000 subject to adjustment in the event of certain recapitalizations, reorganizations and so forth. The option price must be satisfied by the payment of cash. The Board of Directors may amend the 2000 Plan at any time, provided that the Board may not amend the 2000 Plan to materially increase the benefits accruing to participants under the 2000 Plan, or materially change the eligible classes of participants without shareholder approval.

     As of December 31, 2001, options to purchase 230,000 shares of Common Stock were outstanding under the 2000 Plan with exercise prices ranging from $1.50 to $3.00 per share. Subsequent to December 31, 2001, George Jones and Leroy Richie exercised 30,000 and 16,000 options, respectively, of the options issued from this plan.

2001 STOCK OPTION PLAN

     On July 20, 2000, the Board of Directors adopted a Stock Option Plan (the "2001 Plan") which was approved by Infinity's shareholders at its July 19, 2001 shareholders meeting. The 2001 Plan allows the Board to grant stock options from time to time to employees, officers and directors of Infinity and consultants to Infinity. The Board has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. However, Incentive Stock Options will only be granted to persons who are employees or officers of Infinity. Vesting provisions are determined by the Board at the time options are granted. The total number of shares of Common Stock subject to options under the 2001 Plan may not exceed 320,000 subject to adjustment in the event of certain recapitalizations, reorganizations and so forth. The option price must be satisfied by the payment of cash. The Board of Directors may amend the 2001 Plan at any time, provided that the Board may not amend the 2001 Plan to materially increase the benefits accruing to participants under the 2001 Plan, or materially change the eligible classes of participants without shareholder approval.

     In July 2000, the Board of Directors granted options to purchase an aggregate of 320,000 shares of Common Stock at $3.815 per share under this Plan. Included in these options are options to purchase 50,000 shares granted to Stanton E. Ross, Infinity's President, 20,000 shares granted to Jon D. Klugh, Infinity's Secretary and CFO; and 30,000 shares each granted to Leroy
C. Richie and George Jones, Directors of Infinity. These options became fully vested on approval of the 2001 Plan by Infinity's Shareholders on July 19, 2001.

     As of December 31, 2001, options to purchase 312,000 shares of Common Stock were outstanding under the 2001 Plan with exercise prices ranging from $3.815 to $5.00 per share.

2002 STOCK OPTION PLAN

     On August 16, 2001, the Board of Directors adopted a Stock Option Plan (the "2002 Plan") which has not yet been approved by Infinity's shareholders. The 2002 Plan allows the Board to grant stock options from time to time to employees, officers and directors of Infinity and consultants to Infinity.
The Board has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under

Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. However, Incentive Stock Options will only be granted to persons who are employees or officers of Infinity. Vesting provisions are determined by the Board at the time options are granted. The total number of shares of Common Stock subject to options under the 2002 Plan may not exceed 320,000 subject to adjustment in the event of certain recapitalizations, reorganizations and so forth. The option price must be satisfied by the payment of cash. The Board of Directors may amend the 2002 Plan at any time, provided that the Board may not amend the 2002 Plan to materially increase the benefits accruing to participants under the 2002 Plan, or materially change the eligible classes of participants without shareholder approval.

     On August 16, 2001, the Board of Directors granted options to purchase an aggregate of 320,000 shares of Common Stock at $5.00 per share under this Plan. Included in these options are options to purchase 50,000 shares granted to Stanton E. Ross, Infinity's President, 30,000 shares granted to Jon D. Klugh, Infinity's Secretary and CFO; and 40,000 shares each granted to Leroy
C. Richie, George Jones and O. Lee Tawes, directors of Infinity. These options will become fully vested on approval of the 2002 Plan by Infinity's Shareholders prior to August 16, 2002.

                       SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of May 14, 2002, and as adjusted for the exercise of all of the Warrants, the stock ownership of each person known by Infinity to be the beneficial owner of five percent or more of Infinity's Common Stock, all Directors individually and all Directors and Executive Officers of Infinity as a group, and the Selling Shareholders. Except as noted, each person has sole voting and investment power with respect to the shares shown.

                                             Percentage   Percentage
                                              of Class     of Class
                                               Prior         After
                             Amount of        to Exer-     Exercise
Name and Address of          Beneficial       cise of         of
 Beneficial Owner            Ownership        Warrants     Warrants
-------------------        --------------    ----------   ----------

Stanton E. Ross              990,338 (1)       13.7%         13.3%
211 West 14th Street
Chanute, KS  66720

Jon D. Klugh                  70,000 (2)        1.0%          1.0%
211 West 14th Street
Chanute, KS  66720

George R. Jones              167,000 (3)        2.3%          2.3%
Suite 100
200 East 1st Street
Wichita, KS  67202

Leroy C. Richie               94,000 (4)        1.3%          1.3%
585 Shirley Road
Birmingham, MI  48009

O. Lee Tawes                 398,400 (5)        5.6%          5.4%
350 Madison Avenue
New York, NY  10017

All Directors, Nominees    1,719,738           23.0%         22.4%
for Director, and
Executive Officers
as a group
(5 persons)

____________________

(1) Includes 180,000 shares which may be purchased within 60 days under stock options and 6,250 shares which may be purchased within 60 days under warrants held by Mr. Ross.

(2) Includes 70,000 shares which may be purchased within 60 days under stock options held by Mr. Klugh.

(3) Includes 70,000 shares which may be purchased within 60 days under stock options held by Mr. Jones.

(4) Includes 54,000 shares which may be purchased within 60 days under stock options held by Mr. Richie.

(5) Includes 323,400 shares held directly by Mr. Tawes, 35,000 shares held by his wife, and 40,000 shares which may be purchased within 60 days under stock options held by Mr. Tawes.

     There are no known agreements, the operation of which may at a subsequent date result in a change in control of Infinity.

                  TRANSACTIONS WITH MANAGEMENT AND OTHERS

     On February 6, 1998, Infinity's Consolidated Oil Well Services, Inc. ("Consolidated") subsidiary obtained credit facility for a total of $4,000,000. This facility was secured by substantially all oilfield service equipment and other assets of Consolidated. Further security was provided by the personal guaranty of Stanton E. Ross, Infinity's President, of up to $1,000,000, which guaranty was secured by the pledge of 200,000 shares of Infinity's Common Stock held by Mr. Ross. On January 14, 2002, this credit facility was replaced by a new facility with a new lender. The new facility is for $5,902,500 and is secured by substantially all of the oilfield assets of Consolidated. Mr. Ross has continued to provide a $1,000,000 personal guaranty, but it is no longer secured by stock.

     During the fiscal year ended March 31, 2000, Infinity, through a subsidiary, acquired an interest in the Manson Lease in the Cherokee Basin of Eastern Kansas through a joint venture with Verde Oil Company ("Verde"). Jeffrey L. Dale, who was a Director of Infinity until July 19, 2001, is Partner and Operations Manager of Verde. Infinity paid Verde $150,000 for the acquisition of the rights under the lease. Infinity received a 100% working interest until payout and an 80% net revenue interest, and a 50% working interest, 40% net revenue interest, after payout. Verde serves as the operator of the property and retained a 50% working interest after payout. During the fiscal years ended March 31, 2001 and 2000, Infinity incurred $795,415 and $254,163 in development costs associated with this property, respectively. No development costs were incurred after March 31, 2001. Verde had also given Infinity three options to participate in the development of leases adjacent to the Manson Lease on similar terms. However these options expired unexercised.

                         DESCRIPTION OF SECURITIES

     Infinity has 305,000,000 authorized shares of stock, consisting of 300,000,000 shares of common stock, having a par value of $.0001 per share and 5,000,000 shares of preferred stock, having no par value.

COMMON STOCK

     As of May 14, 2002, there were 7,086,564 shares of common stock outstanding. All such outstanding shares of common stock are fully paid and nonassessable. Each share of common stock has an equal and ratable right to receive dividends when declared by the Board of Directors of Infinity out of assets legally available for that purpose and subject to the dividend obligations of Infinity to holders of any preferred stock then outstanding.

     In the event of a liquidation, dissolution or winding up of Infinity, the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of preferred stock outstanding at that time.

     The holders of common stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments of Infinity. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of stockholders. Cumulative voting in the election of directors is not permitted. Meetings of Infinity's shareholders may be called on no fewer than 10 days nor more than 60 days notice. The presence of a majority of the shares outstanding, in person or by proxy, is required to establish a quorum and conduct business at meetings of the shareholders.

PREFERRED STOCK

     Preferred stock may be issued from time to time in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and items, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of Infinity. No shares of preferred stock have been designated for issuance.

CLASS B WARRANTS

     Infinity has outstanding Class B Warrants which were issued in connection with Infinity's initial public offering which was completed in 1988. Subject to redemption by Infinity and to the current registration statement requirement, both of which limitations are described below, twenty-four (24) Class B Warrants may be exercised to purchase one share of Common Stock through June 30,2002, at a price of $6.00 per share. The Class B

Warrant expiration date (and the period during which the Warrants are exercisable) may be extended indefinitely, or the exercise price thereof reduced, at the discretion of Infinity, upon giving written notice to the Warrant Agent and the warrantholders.

     All or any number of the Class B Warrants can be called for redemption at a redemption price of $.02 per Class B Warrant by Infinity at any time during their exercise term upon a minimum of thirty (30) days' prior written notice mailed to the registered holders of such Warrants, subject to the right of the holders of such Warrants to exercise their purchase rights between the date of any notice of redemption up to and including the redemption date given by Infinity.

     The Class B Warrants may not be exercised or redeemed unless Infinity maintains a current registration statement in effect during the respective exercise or redemption periods of the Warrants. Infinity has undertaken to use its best efforts to file post-effective amendments to the related registration statement to keep information on Infinity current during the period during which the Warrants may be exercised or redeemed.

TRANSFER AND WARRANT AGENT

     Computershare Trust Company, 350 Indiana Street, No. 800, Golden, Colorado 80401, serves as the Transfer Agent and Warrant Agent of Infinity.

REPORTS TO STOCKHOLDERS

     Infinity plans to furnish its stockholders for each fiscal year with an annual report containing financial statements audited by its independent certified public accountants. Additionally, Infinity may, in its sole discretion, issue unaudited quarterly or other interim reports to its stockholders when it deems appropriate.

                             PLAN OF DISTRIBUTION

EXERCISE OF CLASS B WARRANTS

     The shares of Infinity's Common Stock which may be purchased upon the exercise of the outstanding Class B Warrants are being offered by Infinity on a "best efforts" basis. No commissions or fees will be paid to anyone for the solicitation of the exercise of the Class B Warrants.

     Twenty-four (24) Class B Warrants are exercisable to purchase one share of Common Stock at a price of $6.00 per share until June 30, 2002.

     Persons who wish to exercise their Class B Warrants must deliver an executed Warrant with the form of Election to Purchase, duly executed, accompanied with payment in check or money order payable to Infinity, Inc. for the number of shares subscribed to Computershare Trust Company, Inc. (the "Warrant Agent"). All payments must be received by the Warrant Agent prior to the termination of the exercise period, and Class B Warrants not exercised prior to the termination of the exercise period will expire. (See "DESCRIPTION OF SECURITIES.")


                                 LEGAL MATTERS

     The legality of the securities of Infinity offered will be passed on for Infinity by Krys Boyle Freedman & Sawyer, P.C., 600 17th Street, Suite 2700 South Tower, Denver, Colorado 80202.

                                    EXPERTS

     The financial statements of Infinity included in this Prospectus as of December 31, 2001, and for the transition period then ended, have been audited by Ehrhardt Keefe Steiner & Hottman PC, Independent Certified Public Accountants, and are included herein in reliance on the authority of such firm as experts in accounting and auditing in giving such reports.

     The financial statements of Infinity included in this Prospectus for the fiscal year ended March 31, 2001, have been audited by Sartain Fischbein & Co., Independent Certified Public Accountants, and are included herein in reliance on the authority of such firm as experts in accounting and auditing in giving such reports.

                           ADDITIONAL INFORMATION

     A Registration Statement on Form SB-2, including amendments thereto, relating to the securities offered hereby has been filed by Infinity with the Securities and Exchange Commission, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Infinity and the securities offered hereby, reference is made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the Commission's principal offices in Washington, D.C., and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission. The Registration Statement has been filed electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission's Web site (http://www.sec.gov).

     No person is authorized to give any information or to make any representation other than those contained in this Prospectus, and if given or made such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this Prospectus or an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

     Infinity is subject to the reporting requirements of Section 13(a) and to the proxy requirements of Section 14 of the Securities Exchange Act of 1934, as amended, and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information concerning Infinity may be inspected or copied at the public reference facilities at the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0300 for further information on the operation of the public reference rooms. Copies of such documents can be obtained at the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.

                         INFINITY INC. AND SUBSIDIARIES
                                TABLE OF CONTENTS

                                                                       Page

Independent Auditors' Report ........................................  F-2

Independent Auditors' Report ........................................  F-3

Consolidated Balance Sheet - December 31, 2001 ......................  F-4

Consolidated Statements of Income - For the Nine Months Ended
December 31, 2001 and 2000 (Unaudited) and the Year Ended
March 31, 2001 ......................................................  F-5

Consolidated Statements Changes in Stockholders' Equity -
For the Nine Months Ended December 31, 2001 and 2000
(Unaudited) and the Year Ended March 31, 2001 .......................  F-6

Consolidated Statements of Cash Flows - For the Nine Months
Ended December 31, 2001 and 2000 (Unaudited) and the Year
Ended March 31, 2001 ................................................  F-7

Notes to Consolidated Financial Statements ..........................  F-9

Unaudited Consolidated Balance Sheets - March 31, 2002 and
December 31, 2001 ...................................................  F-37

Unaudited Consolidated Statements of Operations - For the Three
Months Ended March 31, 2002 and 2001 ................................  F-38

Unaudited Consolidated Statements of Comprehensive Income (Loss)
For the Three Months Ended March 31, 2002 and 2001 ..................  F-39

Unaudited Consolidated Statements of Cash Flows - For the
Three Months Ended March 31, 2001 and 2001 ..........................  F-40

Notes to Unaudited Consolidated Financial Statements ................  F-42

                           INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Infinity, Inc. and Subsidiaries
Chanute, Kansas

We have audited the consolidated balance sheet of Infinity, Inc. and Subsidiaries as of December 31, 2001 and the consolidated statements of income, changes in stockholders' equity and cash flows for the nine months then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the
consolidated financial statements are free of material misstatement.   An
audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of Infinity, Inc. and Subsidiaries, as of December 31, 2001, and the results of their operations and their cash flows for the nine months then ended, in conformity with accounting principles generally accepted in the United States of America.




                                  /s/ Ehrhardt Keefe Steiner & Hottman PC

                                  Ehrhardt Keefe Steiner & Hottman PC

February 26, 2002, except for Note 14
  as to which the date is March 7, 2002
  and Note 6 as to which the date is
  May 13, 2002
Denver, Colorado

                           INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders
Infinity, Inc.


We have audited the consolidated balance sheet of Infinity, Inc. and Subsidiaries as of March 31, 2001 and the consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Infinity, Inc. and Subsidiaries, as of March 31, 2001, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.




                                       /s/ Sartain Fischbein & Co.

                                       Sartain Fischbein & Co.

May 8, 2001
Tulsa, Oklahoma

                         INFINITY, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets
                               December 31, 2001

                                    Assets

Current assets
 Cash                                                       $      665,898
 Accounts receivable, less allowance for doubtful
  accounts of $10,000                                            1,599,883
 Inventories                                                       350,216
 Investment securities                                             750,000
 Prepaid expenses                                                  104,095
                                                             -------------
     Total current assets                                        3,470,092

Property and equipment, at cost, less accumulated
 depreciation and impairment                                    10,343,145

Oil and gas properties, using full cost accounting net
 of accumulated depreciation, depletion, and amortization
   Subject to amortization                                       4,785,955
   Not subject to amortization                                  12,404,906
Intangible assets, at cost, less accumulated amortization        1,526,519
Other assets, net                                                  566,475
                                                             -------------
Total assets                                                 $  33,097,092
                                                             =============

                      Liabilities and Stockholders' Equity

Current liabilities
 Current portion of long-term debt                           $   3,342,193
 Accounts payable                                                2,591,243
 Accrued expenses                                                  391,309
                                                             -------------
     Total current liabilities                                   6,324,745

Long-term liabilities
 Deferred income taxes                                           1,144,028
 Long-term debt, less current portion                            3,946,214
 8% subordinated convertible notes payable                       6,475,000
                                                             -------------
     Total liabilities                                          17,889,987

Stockholders' equity
 Common stock, par value $.0001, authorized 300,000,000
  shares, issued and outstanding 6,515,224 shares                      652
 Additional paid-in-capital                                     13,632,999
 Retained earnings                                               1,573,454
                                                             -------------
     Total stockholders' equity                                 15,207,105
                                                             -------------
Total liabilities and stockholders' equity                   $  33,097,092
                                                             =============
See notes to consolidated financial statements.

                         INFINITY, INC. AND SUBSIDIARIES

                        Consolidated Statements of Income

                                   For the Nine Months Ended    For the Year
                                          December 31,              Ended
                                   --------------------------     March 31,
                                      2001            2000          2001
                                   -----------    -----------   ------------
                                                  (Unaudited)
Revenues
 Oil and gas service operations    $ 9,853,624    $ 5,897,988   $  8,476,385
 Oil and gas sales                   1,692,805        192,377        375,978
 Other                                   7,724          7,455          7,906
                                   -----------    -----------   ------------
     Total revenues                 11,554,153      6,097,820      8,860,269
                                   -----------    -----------   ------------
Cost of sales
 Oil and gas service operations      5,154,495      3,094,814      4,665,781
 Oil and gas production expenses
  and taxes                          1,074,460        117,975        220,839
 Other                                  30,800         81,328         92,275
                                   -----------    -----------   ------------
     Total cost of sales             6,259,755      3,294,117      4,978,895
                                   -----------    -----------   ------------
Gross profit                         5,294,398      2,803,703      3,881,374

Operating expenses                   3,852,669      2,313,189      3,382,302
                                   -----------    -----------   ------------
Operating income                     1,441,729        490,514        499,072

Other income (expense)
 Interest income and other income      104,288         92,587        123,910
 Interest expense                   (1,866,155)      (450,937)    (1,062,300)
 Impairment                           (600,050)          -              -
 Gain on sale of investments         5,128,280      1,320,355      2,780,044
 Gain (loss) on sale of other
   assets                              (77,641)        (4,096)       136,618
                                   -----------    -----------   ------------
     Total other income (expense)    2,688,722        957,909      1,978,272
                                   -----------    -----------   ------------
Net income before income taxes       4,130,451      1,448,423      2,477,344

Income tax expense                  (1,590,056)      (348,000)      (710,000)
                                   -----------    -----------   ------------
Net income                         $ 2,540,395    $ 1,100,423   $  1,767,344
                                   ===========    ===========   ============
Basic earnings per share           $       .39    $       .18   $       0.29
                                   ===========    ===========   ============
Diluted earnings per share         $       .37    $       .17   $       0.27
                                   ===========    ===========   ============
Weighted average basic shares
 outstanding                         6,501,104      6,032,454      6,132,054
                                   ===========    ===========   ============
Weighted average diluted shares
 outstanding                         6,965,922      6,338,918      6,513,878
                                   ===========    ===========   ============

See notes to consolidated financial statements.

                         INFINITY, INC. AND SUBSIDIARIES
             Consolidated Statements of Changes in Stockholders' Equity
For the Nine Months Ended December 31, 2001 and the Year Ended March 31, 2001

                                                                                                         Accumulated
                                                                            Retained                       Other
                                          Common Stock      Additional      Earnings     Total Compre-     Compre-
                                       ------------------     Paid-In     (Accumulated      hensive        hensive     Stockholders'
                                        Issued     Amount     Capital       Deficit)     Income (Loss)     Income         Equity
                                       ---------   ------   -----------   ------------   -------------   -----------   -------------
Balance, March 31, 2000                5,901,122   $  590   $10,469,810   $ (2,734,285)                  $ 2,246,211   $  9,982,326

Issuance of common stock for cash        467,152       46       704,245              -                             -        704,291

Issuance of common stock for oil
 and gas properties at $5.53 per share    81,600        8       225,665              -                             -        225,673

Stock-based compensation                       -        -        17,000              -                             -         17,000

Comprehensive income:
  Net income                                   -        -             -      1,767,344   $   1,767,344             -      1,767,344

Other comprehensive income; unrealized
 holding gains on securities during
 period, net of income taxes of $1,408,730     -        -             -              -       2,734,593     2,734,593      2,734,593

Reclassification gains on sales of
 securities, net of taxes of $945,215          -        -             -              -      (1,834,829)   (1,834,829)    (1,834,829)
                                       ---------   ------   -----------   ------------   -------------   -----------   ------------
Comprehensive income                                                                       $   2,667,108
                                                                                           =============
Balance, March 31, 2001                6,449,874      644    11,416,720       (966,941)                    3,145,975     13,596,398

Issuance of common stock for cash         65,350        8       126,062              -                             -        126,070

Warrants issued in connection with 8%
 subordinated convertible notes                -        -       924,717              -                             -        924,717

Beneficial conversion feature                  -        -     1,165,500              -                             -      1,165,500

Comprehensive income:
 Net income                                    -        -             -      2,540,395       2,540,395             -      2,540,395
 Embedded derivative liability                 -        -             -              -               -    (1,793,426)    (1,793,426)
 Other comprehensive income; unrealized
  holding gains in securities during the
  period, net of income taxes of $123,587      -        -             -              -         238,690       238,690        238,690
 Reclassification gains on sales of
  securities, net of taxes of $1,743,615       -        -             -              -      (3,384,665)   (3,384,665)    (3,384,665)
 Embedded derivative liability
  reclassified to earnings                     -        -             -              -               -     1,793,426      1,793,426
                                       ---------   ------   -----------   ------------   -------------   -----------   ------------
Comprehensive loss                                                                       $    (605,580)
                                                                                         =============
Balance, December 31, 2001             6,515,224   $  652   $13,632,999   $  1,573,454                   $         -   $ 15,207,105
                                       =========   ======   ===========   ============                   ===========   ============









See notes to consolidated financial statements.

                         INFINITY, INC. AND SUBSIDIARIES

                       Consolidated Statements of Cash Flows

                                        For the Nine Months Ended     For the Year
                                               December 31,              Ended
                                        --------------------------     March 31,
                                           2001            2000          2001
                                        -----------    -----------   ------------
                                                       (Unaudited)
Cash flows from operating activities
 Net income                             $ 2,540,395    $ 1,100,423   $  1,767,344
                                        -----------    -----------   ------------
 Adjustments to reconcile net income
  to net cash provided by operating
  activities
   Depreciation, depletion, amortization
    and impairment                        1,663,693        619,280        922,104
   Stock issued for services and
    stock-based  compensation                     -         17,000         17,000
   Deferred income taxes                  1,590,056        348,000        710,000
   Gain on sale of investments           (5,128,280)    (1,320,355)    (2,780,044)
   Gain (loss) on sale of other assets       77,641          4,096       (136,618)
  Change in assets and liabilities
   Increase in accounts receivable         (111,393)      (241,362)      (900,581)
   Increase in inventories                  (85,967)        (1,740)       (60,251)
   Decrease in prepaid expenses               4,541        104,859        257,645
   Increase in accounts payable             712,671        103,831      1,368,235
   Increase (decrease) in accrued
    expenses                                 97,564        (52,705)        (7,455)
                                        -----------    -----------   ------------
                                         (1,179,474)      (419,096)      (609,965)
                                        -----------    -----------   ------------
     Net cash provided by operating
      activities                          1,360,921        681,327      1,157,379
                                        -----------    -----------   ------------
Cash flows from investing activities
 Purchase of property, equipment,
  and intangibles                        (3,432,959)      (874,452)      (766,283)
 Proceeds from the sale of investments    8,871,017      3,398,480      6,519,668
 Purchase of marketable securities         (750,000)             -              -
 Proceeds from sale of other assets         143,808        158,643        405,609
 Investment in oil and gas properties    (7,845,918)    (3,523,455)    (6,058,104)
 Increase in other assets                  (217,459)      (767,618)      (816,344)
                                        -----------    -----------   ------------
     Net cash used in investing
      activities                         (3,231,511)    (1,608,402)      (715,454)
                                        -----------    -----------   ------------
Cash flows from financing activities
 Proceeds from borrowings on long-term
  debt                                    7,393,047      1,324,026      1,288,468
 Sale of common stock                       126,070        661,241        704,291
 Principal payments on long-term debt    (5,137,987)    (1,295,569)    (2,995,635)
                                        -----------    -----------   ------------
     Net cash provided by (used in)
      financing activities                2,381,130        689,698     (1,002,876)
                                        -----------    -----------   ------------
Net increase (decrease) in cash             510,540       (237,377)      (560,951)

Cash, beginning of period                   155,358        716,309        716,309
                                        -----------    -----------   ------------
Cash, end of period                     $   665,898    $   478,932   $    155,358
                                        ===========    ===========   ============

See notes to consolidated financial statements.

                         INFINITY, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows


Supplemental Cash flow disclosures

                                        For the Nine Months Ended     For the Year
                                               December 31,              Ended
                                        --------------------------     March 31,
                                           2001            2000          2001
                                        -----------    -----------   ------------
                                                       (Unaudited)

Cash paid for interest, net of
 amounts capitalized                    $ 2,171,029    $   248,749   $    757,426
                                        ===========    ===========   ============

Non-cash transactions:
  Non-cash investment in oil and gas
   properties                           $ 1,570,377    $         -   $    275,271
                                        ===========    ===========   ============

  Property and equipment acquired
   through capital leases or seller
   financed debt                        $ 2,437,138    $ 1,752,546   $  2,192,929
                                        ===========    ===========   ============

  Purchase of assets through
   issuance of common stock             $         -    $   288,150   $          -
                                        ===========    ===========   ============

  Stock-based compensation for
   warrants issued with 8% subor-
   dinated convertible notes
   recorded as loan costs               $   924,717    $         -   $          -
                                        ===========    ===========   ============

  Change in accumulated other
   comprehensive income, net of
   income taxes                         $ 3,145,975    $ 2,472,790   $    899,764
                                        ===========    ===========   ============









See notes to consolidated financial statements.

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)

Note 1 - Organization and Summary of Significant Accounting Policies

The Company and its subsidiaries are engaged in providing oil and gas production enhancement services in Northeastern Oklahoma, Eastern Kansas, and the Powder River Basin of Wyoming and in oil and gas exploration, development and production activities in Southeast Kansas, South Central Wyoming, and Northwestern Colorado.

Effective with the period ended December 31, 2001, the Company elected to begin utilizing a December 31 year end. Therefore, the period ended December 31, 2001 represents a nine month short period and the year ended March 31, 2001 represents a twelve month period.

Basis of Presentation

The consolidated financial statements include the accounts of Infinity, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Prior Year Comparative Information

In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the results of operations and cash flows of the Company for the nine months ended December 31, 2000. The results of operations for the nine months ended December 31, 2000 are not necessarily indicative of the results to be expected for the full year.

Accounts Receivable

Revenue producing activities are conducted primarily in Kansas, Oklahoma, and Wyoming. The Company grants credit to all qualified customers which potentially subjects the Company to credit risk resulting from, among other factors, adverse changes in the industries in which the Company operates and the financial condition of its customers. However, management regularly monitors its credit relationships and provides adequate allowances for potential losses.

Embedded Derivative Liability

Effective April 1, 2001, the Company adopted the provisions of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No.133"). SFAS No. 133 requires the Company to record derivative instruments embedded in contracts at their fair value. As a result, the Company recorded an embedded derivative liability for approximately $1,800,000 related to certain of the Company's debt obligations which were tied to the market value of the Company's marketable securities. The adjustment was recorded as a reduction in accumulated other comprehensive income on April 1, 2001. The entire amount was transferred to earnings in April 2001, when the related debt instruments were satisfied (Note 5).

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)

Note 1 - Organization and Summary of Significant Accounting Policies
(continued)

Revenue

The Company recognizes sales of oil when the product is delivered and recognizes enhancement service revenue when the services are performed. The Company uses the sales method for recording natural gas sales. This method allows for recognition of revenue, which may be more or less than our share of pro-rata production from certain wells. During the nine months ended December 31, 2001, the Company had minimal gas sales and therefore, there were no material natural gas imbalances. During the year ended March 31, 2001, the Company had no gas sales, and accordingly, the Company had no natural gas imbalances.

Environmental Costs

The Company expenses, on a current basis, recurring costs associated with managing hazardous substances and pollution in ongoing operations. The Company also accrues for costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and its proportionate share of the amount can be reasonably estimated.

Management Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates with regard to their consolidated financial statements include the estimate of proved oil and gas reserve volumes and the related present value of estimated future net cash flows. See Note 15 for supplemental oil and gas information (unaudited).

Inventories

Inventories, consisting primarily of cement mix, sand, fuel and chemicals, are stated at the lower of cost or market. Cost has been determined on the first-in, first-out method.

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)


Note 1 - Organization and Summary of Significant Accounting Policies
(continued)

Property and Equipment

Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:


                       Assets                        Useful Lives

               Buildings                             30 years
               Site improvements                     15 years
               Machinery, equipment and vehicles     5 - 10 years
               Office furniture and equipment        5 - 10 years

Oil and Gas Properties

The Company follows the full cost method of accounting for oil and gas properties. Accordingly, all productive and non productive costs associated with acquisition, exploration, and development of oil and gas reserves, including directly related internal costs are capitalized. The Company capitalized $317,060, $393,394 and $584,380 of internal costs during the nine months ended December 31, 2001 and 2000 and the year ended March 31, 2001, respectively. Costs associated with production and general corporate activities are expensed in the period incurred.

The Securities and Exchange Commission's full cost accounting rules prohibit recognition of income in current operations for services performed on oil and natural gas properties in which the Company has an interest, but rather require amounts to be treated as a reimbursement of costs with any excess of fees over costs credited to the full cost pool and recognized through lower cost amortization only as production occurs.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

In addition, the capitalized costs are subject to a "ceiling test," which basically limits such costs to the aggregate of the "estimated present value," discounted at a 10-percent interest rate of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties.

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)


Note 1 - Organization and Summary of Significant Accounting Policies
(continued)

Oil and Gas Properties (continued)

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income. Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

Capitalized Interest

The Company capitalizes interest on expenditures made in connection with exploration and development projects that are not subject to current amortization. Interest is capitalized only for the period that activities are in progress to bring these projects to their intended use. Total interest costs incurred for the nine months ended December 31, 2001 and 2000 and the year ended March 31, 2001 were $2,321,056, (including a $1,793,426 charge to interest expense upon payoff of certain debt), $647,422 and $1,375,866, respectively. Interest costs capitalized were $454,901, $196,485 and $313,566 for the nine months ended December 31, 2001 and 2000 and year ended March 31, 2001, respectively.

Impairment of Long-lived Assets

Long-lived assets to be held and used in the Company's business are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the assets. The Company recorded a $600,050 impairment during the last quarter of the nine months ended December 31, 2001 to write other assets down to estimated net realizable value. No impairment was recorded during the year ended March 31, 2001.

Intangible Assets

The excess of the purchase price over net assets acquired for businesses purchased by the Company from unrelated third parties is recorded as goodwill and is amortized over 20 years. Effective January 1, 2002, upon the adoption of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets", the Company will no longer amortize goodwill, but will annually review goodwill for impairment.

Other intangibles are recorded at cost and are amortized on the straight-line basis over the contractual or estimated useful life of the asset.

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)


Note 1 - Organization and Summary of Significant Accounting Policies
(continued)

Per Share Information

Basic earnings (loss) per common share are computed as net income (loss) divided by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common shares is computed as net income
(loss) divided by the weighted average number of common shares and potential common shares, using the treasury stock method, outstanding during the period.

Cash

For purposes of reporting cash flows, cash generally consists of cash on hand and demand deposits with financial institutions. At times, the Company maintains deposits in financial institutions in excess of federally insured limits. Management monitors the soundness of the financial institutions and feels the Company's risk is negligible.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalent.

Investment Securities

Investment securities that are held for short-term resale are classified as trading securities and carried at fair value. Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method. Other marketable securities are classified as available-for-sale and are carried at fair value, based on quoted market prices. Unrealized gains and losses on securities available-for-sale are reported as a component of comprehensive income, net of applicable income taxes. Costs of securities sold are recognized using the specific identification method.

Stock Options

The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for all stock option plans. Under APB Opinion 25, compensation cost has been recognized for stock options granted in situations where the option price is less than the market price of the underlying common stock on the date of grant.

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)


Note 1 - Organization and Summary of Significant Accounting Policies
(continued)

Stock Options (continued)

SFAS No. 123, "Accounting for Stock-Based Compensation", requires the Company to provide pro forma information regarding net income as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

Common Stock Issued for Services

Common Stock issued for services is valued at the fair value of the services performed or the stock issued, whichever is more readily determinable.

Comprehensive Income

The Company has elected to report comprehensive income in a consolidated statement of stockholder equity. Comprehensive income is composed of net income and all changes to stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders.

Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to temporary differences between the tax and financial basis of available-for-sale securities, property and equipment and other assets, oil and gas properties, and net operating loss carry forwards using enacted tax rates in effect for the year in which the differences are expected to reverse.

The deferred tax assets and liabilities represent the future tax return consequences of those temporary differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Recently Issued Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations." SFAS 141 is intended to improve the transparency of the accounting and reporting for business combinations by requiring that all business combinations be accounted for under a single
method   the purchase method.  This statement is effective for all business combinations initiated after June 30, 2001.

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)

Note 1 - Organization and Summary of Significant Accounting Policies
(continued)

Recently Issued Accounting Pronouncements (continued)

In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets". This statement applies to intangibles and goodwill acquired after June 30, 2001, as well as goodwill and intangibles previously acquired. Under this statement, goodwill as well as other intangibles determined to have an infinite life will no longer be amortized; however, these assets will be reviewed for impairment on a periodic basis. This statement is effective for the Company for the first quarter in the fiscal year ending December 31, 2002. Management does not believe that the adoption of this statement will have a material effect on the Company's consolidated financial statements.

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. Management has not yet determined the impact of the adoption of this statement.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 requires that long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and generally, is to be applied prospectively. Management has not yet determined the impact of the adoption of this statement.

Note 2 - Property and Equipment

Property and equipment consists of the following:

Cost
     Site cost improvements                $     2,222,554
     Machinery, equipment and vehicles          13,649,940
     Office furniture and equipment                212,743
                                           ---------------
         Total cost                             16,085,237
         Less accumulated depreciation          (5,742,092)
                                           ---------------
     Net property and equipment            $    10,343,145
                                           ===============

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)

Note 3 - Investment in Securities

In 1998, the Company received 450,000 shares of common stock in Evergreen Resources, Inc. ("Evergreen") as part of the payment for the sale of gas production properties. This common stock was carried on the balance sheet as an available-for-sale security at its current market value. When the transaction was completed the value of this stock was approximately $7,500,000. During the year ended March 31, 2001, the Company sold 225,000 shares of Evergreen stock for proceeds of approximately $6,520,000 resulting in a gain of approximately $2,780,000.

In April 2001, the Company sold the remaining 225,000 shares of Evergreen stock for proceeds of approximately $8,870,000 resulting in a gain of approximately $5,128,000. A portion of the net proceeds was used to pay off long-term debt (Note 5).

At December 31, 2001, the Company had available for sale securities with a fair value of $750,000. Cost of the available for sale securities approximated fair value at December 31, 2001.

Note 4 - Oil and Gas Properties

Properties Subject to Amortization

In February 2000, the Company acquired a 100% working interest of a property in eastern Kansas, through a joint venture with an operator in which a former director of the Company is a partner and operations manager. The Company will have a 100% working interest and an 80% net revenue interest. The property currently has 21 producing wells. Another 16 wells will be utilized for a polymer injection enhanced oil recovery project with one additional well being a water supply well. Upon completion and recovery of the Company's cost, a 50% working interest and a 40% net revenue interest in the property will revert to the operator. The Company has the option to lease additional acreage for $300,000 on which it could drill an additional 88 wells and rework 83 others as part of the polymer augmented water flood.

In July 2000, the Company acquired a 100% working interest and an 82.5% net revenue interest in leaseholds in the Green River Basin of Wyoming ("Pipeline") on approximately 16,000 acres. The original owner has the option to participate as a 25% working interest and a 20.625% net revenue interest owner. Through Federal and State lease auctions, the Company has acquired approximately 13,000 additional acres. The Company has drilled 5 wells, which began production during the nine months ended December 31, 2001. Based on reserve analysis performed by an independent petroleum engineer, the acquisition costs associated with 1,280 acres and all exploration costs incurred to date on the 1,280 acres are subject to amortization. During the nine months ended December 31, 2001, the Company used the proceeds from the sale of investments and from the Company's subsequent sale of debt instruments to continue to develop the property (Notes 3 and 5).

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)


Note 4 - Oil and Gas Properties (continued)

Properties Subject to Amortization (continued)

In September 2000, the Company acquired an active oil lease in the Owl Creek Field in Woodson County, Kansas for $510,000. The property has 16 producing leases which encompasses approximately 2,000 acres.

Properties not Subject to Amortization

The Company has acquired a working interest in a 24,500 acre coal bed methane property in the Green River Basin of Wyoming ("LaBarge"). The property on 19,500 acres is subject to a 30% participation election by the original lessor. If the original lessor chooses not to participate in the drilling and completion of a well, then the 100% working interest and the approximately 80% associated net revenue interest will remain with the Company until the well has generated earnings to recover the well costs plus 300% non-consent penalty. In addition, the Company acquired an additional a 100% working interest and an 80% net revenue interest in an additional 5,000 acres on the property. During the nine months ended December 31, 2001, the leases on 3,200 acres expired. The Company had completed one gas well as of March 31, 2001 and drilled an additional 4 wells and a water monitoring well during the nine months ended December 31, 2001. The wells are expected to begin production during the second quarter of 2002.

During the nine months ended December 31, 2001, the Company drilled an additional five wells on the Pipeline property. As of December 31, 2001, the wells are not complete but are expected to begin production during the first quarter of 2002.

The Company acquired a 100% working interest in November 2000 on 16,000 acres of coal bed methane property in Northwestern Colorado for 81,600 shares of the Company's common stock and $366,621. The shares were valued at approximately $2.77 per share based on the market value of the common stock on the date of purchase. The lease requires the Company to drill a total of 5 wells within the first 5 years of the lease. No wells have been drilled to date. The Company has acquired approximately 4,000 additional acres.

In November 2001, the Company acquired a 31.25% working interest in an oil and gas lease in Southwest, Kansas for $122,250. Including in the initial cost was $66,250 related to dry hole costs. The dry hole costs are included in the full cost amortization calculation.

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)

Note 4 - Oil and Gas Properties (continued)

Properties not Subject to Amortization (continued)

These properties are not subject to amortization and are being, or will be developed, completed and put into production when gas is located in apparent reasonable quantities. The geological structures on the Wyoming properties are such that the amount of reserves cannot be evaluated with the engineering certainty necessary to be judged proven reserves. As drilling of a specific well is finished, a determination is made to complete the well and begin production or treat the well as unsuccessful. Costs of successful wells are added to the full cost amortization calculation when the property is proven. Costs of unsuccessful wells are added to the full cost amortization calculation when that determination is made.

The Company reviews unproved properties for impairment on at least an annual basis. Upon impairment, the Company adds the amount of the impairment to the full cost amortization calculation. No impairment has been recorded during the nine months ended December 31, 2001 and 2000 or the year ended March 31, 2001. Any cost related to exploratory dry wells are included in the full cost amortization base when that determination is made. Any costs associated with geophysical and geological costs that are not associated with specific unproven properties are included in the full cost amortization base as incurred.

The per barrel amount of depreciation, depletion and amortization incurred during the nine months ended December 31, 2001 and 2000 and the year ended March 31, 2001, was $2.56, $4.78 and $4.78, respectively based on Company sales of $1,692,805, $192,377 and $375,978, respectively from 50,789, 6,940 and 13,561 barrels of oil, respectively.

Oil and gas properties consist of the following:

                                         Subject to         Not Subject to
                                        Amortization         Amortization
                                        ------------        --------------

  Acquisition costs                     $    868,359        $  4,655,877
  Development costs                        1,872,886                   -
  Exploration costs                        2,268,416           7,749,029
                                        ------------        ------------
      Total cost                           5,009,661        $ 12,404,906
                                                            ============
  Less accumulated depreciation,
   amortization and depletion               (223,706)
                                        ------------
                                        $  4,785,955
                                        ============

Recovery of the above acquisition and development costs is dependent on a variety of factors including actual production results and market conditions.

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)


Note 5 - Long-Term Debt

The Company borrowed $1,652,596 collateralized by 100,000 shares of Evergreen stock. The Company sold the underlying marketable securities during the year ended March 31, 2001 and paid off the related debt. Total payments to satisfy the note were $2,567,000 including prepayment costs of approximately $260,000.

During March and April 2000, the Company entered into financing agreements collateralized by 225,000 shares of the Evergreen stock held by the Company. The Company borrowed a total of approximately $4,000,000. In April 2001, the Company sold the shares of Evergreen stock used as collateral for the borrowing and paid off the related debt. Under the terms of the financing agreements, the amount due was directly related to the market price of the Evergreen stock at the date of sale. At the time the Company sold the stock, the resulting derivative liability was approximately $1.8 million dollars based on the market price of the Evergreen stock. The pay-off of the debt resulted in an approximately $1.8 million charge to interest expense. Costs associated with paying off the loans were capitalized into oil and gas properties as the net proceeds were used to develop existing properties.

Effective June 13, 2001, the Company sold 6,475,000 in 8% Subordinated Convertible Notes in a private placement in which C.E. Unterberg, Towbin acted as the placement agent. Interest on the notes accrues at a rate of 8% per annum and is payable in arrears on each December 15 and June 15 commencing December 15, 2001. The notes are convertible to one share of common stock at $5 per share and mature on June 13, 2006. The notes are subordinated to substantially all the Company's other existing or future notes payable, capital leases, debentures, bonds or other such securities. In addition, after June 13, 2002, the Company can redeem a portion of the notes as follows:

                                            Percentage of
                          Year                Principal
                          ----              -------------

                          2003                  104.8%
                          2004                  103.2%
                          2005 and thereafter   101.6%


If, at any time after June 13, 2003, the Company's stock price exceeds 300% of the conversion price for 20 consecutive days, the Company can redeem a portion of the notes for the principal balance and accrued interest outstanding. If there is a change in control of the Company, the Company must redeem the notes at the rates noted above if after June 13, 2003 or 101% of principal plus accrued interest if before June 13, 2003.

Subsequent to December 31, 2001, the holder of $100,000 of 8% subordinated convertible notes converted the debt into 20,000 shares of the Company's common stock.

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)

Note 5 - Long-Term Debt  (continued)

The Company incurred costs of $470,278 associated with the placement, which has been capitalized and will be amortized over the term of the notes. The Company also issued warrants to purchase 220,000 shares of common stock at $5.90. The Company capitalized additional loan costs of $924,717 related to the fair value of the warrants as determined using the Black-Scholes pricing method assuming a five year life, weighed average risk-free interest rate of 8%, expected volatility of 80.66% and no expected dividend yield. Proceeds from the offering were used in the development of the Company's coal bed methane properties.

As the conversion feature of the convertible notes was below the market value of the stock on the date of issue, the Company recorded a discount of $1,165,500 related to the intrinsic value of the beneficial conversion feature. The notes are immediately convertible and therefore, the discount was immediately amortized. The Company capitalized the amortization of the beneficial conversion feature into oil and gas properties as the debt was issued in order to continue the development of the Company's properties and not for general operating purposes.

Long-term obligations consist of the following:

                                                             December 31,
                                                                 2001
                                                             ------------
8% subordinated convertible notes payable, convertible
into 1,295,000 shares of Company common stock.  Due June 13,
2006.                                                        $  6,475,000

Note payable to seller (for a 50% interest in an airplane),
with interest at Wall Street prime due on a quarterly basis.
The Company is required to make annual principal payments
of $82,500 until paid in full.  The seller can call the note if the bank calls their note for the original purchase of
the airplane.  The note is collateralized by the 50% interest
in the airplane.                                                1,567,500

Various fixed rate notes collateralized by vehicles and
equipment with interest rates ranging from 7.6% to 9.5%;
payable in monthly installments of principal and interest
totaling $15,829, with final payments due between June 2002
and December 2006.                                              1,667,337

Note payable to a bank with interest at Wall Street Prime
plus .25% (5.25% at December 31, 2001); payable in monthly
installments of $6,394 including interest through November
2006; collateralized by real property.                            298,474

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)


Note 5 - Long-Term Debt  (continued)
                                                              December 31,
                                                                 2001
                                                              -----------

Note payable to a bank with interest at 9.25%, payable
in monthly installments of $4,883 including interest through
December 2011; collateralized by real estate.                     358,998

Notes payable to an unrelated individual and an unrelated
third party, with interest at 8%.  The Company has two
payment options, one is to pay back all principal and
interest in April 2002 and the other is to pay reduced
principal and transfer an undivided 12.5% working interest
to satisfy the remaining debt.  The notes are collateral-
ized by the leased property.                                      404,878

Capital leases, with monthly installments totaling $5,064,
including interest and expiring through November 2006.            274,377

Term note; payable in monthly principal installments of
$46,361 plus interest of 1.75% above prime (6.75% at
December 31, 2001) until maturity, April 1, 2002; collateral-
ized by substantially all of the assets of the oilfield
service division and is partially guaranteed by an officer
of the Company.  Additionally, the lender made available a
$1,000,000 credit facility for future equipment purchases
(see below).  Paid in full in January 2002.                     1,023,061

$1,000,000 revolving credit note collateralized by eligible
accounts receivable, equipment and capital expenditures.
Interest is payable monthly at 1.50% above prime (6.50% at
December 31, 2001), with principal due February 2002.  Paid
in full in January 2002.                                          764,735

Various notes payable and capital leases, paid in full in
January 2002.                                                     929,047
                                                              -----------
          Total long-term obligations                          13,763,407
          Less current portion                                 (3,342,193)
                                                              -----------
                                                              $10,421,214
                                                              ===========

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)


Note 5   Long-Term Debt  (continued)

Maturities of long-term obligations are as follows:

                                 Long-Term       Capital
Years Ending December 31,          Debt          Leases         Total
-------------------------       -----------     --------     -----------
   2002                         $ 3,287,317     $ 60,776     $ 3,348,093
   2003                             683,111       60,776         743,887
   2004                             584,555       60,776         645,331
   2005                           7,055,254       60,776       7,116,030
   2006                             498,016      110,000         608,016
   Thereafter                     1,380,777            -       1,380,777
   Less amount representing
     interest                             -      (78,727)        (78,727)
                                -----------     --------     -----------
   Total principal               13,489,030      274,377      13,763,407
   Less current portion          (3,300,618)     (41,575)     (3,342,193)
                                -----------     --------     -----------
                                $10,188,412     $232,802     $10,421,214
                                ===========     ========     ===========

Included in equipment in the accompanying consolidated balance sheet are assets held under capital leases in the amount of approximately $297,000 net of accumulated amortization of approximately $5,000.

In January 2002, the Company refinanced a portion of its long-term debt. The Company entered into a financing agreement whereby the Company executed the following:

      . A $2,000,000 revolving credit note cross-collateralized by substantially all the Company assets except oil and gas properties; with interest at prime plus 1.0%. The note is due December 31, 2004.

      . An approximately $2,900,000 term note with interest at prime plus 1.0%, due in monthly installments of $80,626 plus interest, through December 2004. The note is cross-collateralized by substantially all the assets of the Company except oil and gas properties.

      . A $1,000,000 capital expenditure line with interest at prime plus 1.0%, due in monthly installments of $15,000 plus interest through December 31, 2004 when unpaid principal and interest are due. The note is cross-collateralized by substantially all the assets of the Company except oil and gas properties. The Company borrowed $720,000 under the note.

The notes require the Company to comply with certain financial and restricted covenants. The notes are also guaranteed by an officer of the Company.

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)


Note 5 - Long-Term Debt  (continued)

The Company used a portion of the proceeds to pay off long-term debt and the revolving credit note with $2,716,843 outstanding at December 31, 2001.

Note 6 - Common Stock

Stock Split - In May 2002, the Company effected a 2:1 stock split effective May 13, 2002. All share and per share amounts have been restated to give effect to the stock split.

Warrants - The Company, in conjunction with a public stock offering in September 1988, issued Class A, Class B and underwriter warrants to purchase 425,918 shares of common stock. The Class A warrants have expired. The 202,422 Class B warrants expire in June 30, 2002,

The Company issued warrants to purchase 450,000 shares of the Company's common stock during the year ended March 31, 1997 (1997 Warrants). During the years ended March 31, 1999 and 1998, 75,000 and 350,000 warrants were exercised, respectively. The remaining 25,000 warrants outstanding under this issue expired August 1, 2001.

During the year ended March 31, 1998, in conjunction with a 1998 financing arrangement, the Company issued warrants to purchase 75,000 shares of the Company's common stock. The warrants, none of which were exercised, expired on December 15, 2000.

In connection with the sale of $6,475,000 8% subordinated convertible notes, the Company granted 220,000 warrants to purchase the Company's common stock at $5.90 per share. The warrants expire in June 2006.

Options

The Company has adopted stock option plans containing both incentive and non-statutory stock options. All options allow for the purchase of common stock at prices not less than the fair market value of such stock at the date of grant. The option price under the incentive stock option provisions of the plans, if the optionee owns more than 10% of the total combined voting power of all classes of the Company's stock, will not be less than 110% of the fair market value of such stock at the date of grant.

Options granted under the plans become exercisable immediately or as directed by the Board of Directors and generally expire five or ten years after the date of grant, unless the employee owns more than 10% of the total combined voting power of all classes of the Company's stock, in which case they must be exercised within five years of the date of grant. Pursuant to the plans, an aggregate of 1,616,666 shares of common stock are available for issuance upon the exercise of such options. The Company granted 330,000, 352,400 and 352,400 to employees under the Plans during the nine months ended December 31, 2001 and 2000 and the year ended March 31, 2001, respectively.

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)


Note 6 - Common Stock (continued)

Options (continued)

The Company granted 40,000 five-year option on July 13, 2001 to an entity in connection with an agreement. The options have an exercise price of $3.22 per share. The Company recorded $17,000 of compensation expense related to the options based on the fair value of the services provided.

A summary of stock option and warrant activity is as follows:

                                            Option/Warrant  Weighted Average
                               Number of         Price           Price
                                Shares         Per Share       Per Share
                               ---------    --------------  ----------------
Outstanding, March 31, 2000    1,584,360    $1.50 - $ 7.68      $ 3.25

Granted                          392,400     3.00 -   3.68        3.69
Canceled or forfeited           (272,436)     .20 -   7.68        4.42
Exercised                       (467,152)    1.50 -   4.00        3.28
                               ---------    --------------       -----
Outstanding, March 31, 2001    1,237,172     1.50 -   6.00        3.12

Granted                          550,000     5.00 -   5.99        5.40
Canceled or forfeited            (32,300)    1.75 -   3.82        2.22
Exercised                        (65,350)    1.50 -   3.82        1.93
                               ---------    --------------       -----
Outstanding, December 31, 2001 1,689,522    $1.50 - $ 6.00       $3.91
                               =========    ==============       =====

                  Number        Weighted                    Number
               Outstanding       Average      Weighted    Exercisable     Weighted
Range of           at           Remaining     Average         at          Average
Exercise       December 31,    Contractual    Exercise    December 31,    Exercise
Prices            2001            Life         Price         2001           Price
---------      ------------    -----------    ---------   ------------    ---------
$1.50-$6.00       379,922       1 year        $ 4.49        379,922        $ 4.49
 1.50             175,000       3 years         1.50        175,000          1.50
 1.50- 3.82       584,600       4 years         2.87        584,600          2.87
 5.00             550,000       5 years         5.00        220,000          5.00


                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)


Note 6 - Common Stock (continued)

Options (continued)

The Company applies Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for options granted to employees under the stock option plan. Had compensation costs for employee options under the Company's plan been determined based upon the fair value at the grant date for awards under the plan consistent with the methodology prescribed under Statement Of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would have been as follows:

                                                             For the Year
                                 For the Nine Months Ended      Ended
                                        December 31,           March 31,
                                    2001           2000          2001
                                 ----------      ---------   ------------
                                                (Unaudited)

Net income as reported           $2,540,395      $1,100,423   $1,767,344

Proforma net income              $1,856,130      $   37,232   $  704,153

Basic income per share as
 reported                        $      .39      $      .18   $      .29
Diluted income per share as
 reported                        $      .37      $      .17   $      .27
Basic income per share-proforma  $      .29      $      .01   $      .12
Diluted income per share -
 proforma                        $      .27      $      .01   $      .11

For options granted during the nine months ended December 31, 2001 and 2000 and the year ended March 31, 2001, the estimated fair value of the options granted utilizing the Black-Scholes pricing model under the Company's plan was based on a weighted average risk-free interest rate of 8.0%, 9.5% and 9.5%, expected option life of 5, 4.87 and 4.87 years, expected volatility of 82.97%, 100.85% and 100.85% and no expected dividends.

Subsequent to December 31, 2001, 199,000 options were exercised for proceeds of approximately $406,000.

During the year ended March 31, 2001, the Company acquired an undeveloped coalbed methane lease for 81,600 shares of common stock with a market value of approximately $2.77 per share or $225,673 and $366,621 of cash.

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)



Note 7 - Income Taxes

The provision for income taxes for nine months ended December 31, 2001 and 2000 and the year ended March 31, 2001 consists of the following:

                                                             For the Year
                                 For the Nine Months Ended      Ended
                                        December 31,           March 31,
                                    2001           2000          2001
                                 ----------      ---------   ------------
                                                (Unaudited)

Current income tax expense       $        -      $       -   $         -
Deferred income tax expense       1,590,056        457,500       856,000
Change in deferred tax asset
  valuation allowance                     -       (109,500)     (146,000)
                                 ----------      ---------   -----------
Total income tax expense         $1,590,056      $ 348,000   $   710,000
                                 ==========      =========   ===========

The effective income tax rate varies from the statutory federal income tax rate as follows:

                                                             For the Year
                                 For the Nine Months Ended      Ended
                                        December 31,           March 31,
                                    2001           2000          2001
                                 ----------      ---------   ------------
                                                (Unaudited)

Federal income tax rate             34%              34%          34%
State income tax rate                6                -            -
Other permanent differences         (1)               -            -
Change in valuation allowance        -              (10)          (5)
                                  ----             ----         ----
Effective tax rate                  39%              24%          29%
                                  ====             ====         ====

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)


Note 7   Income Taxes (continued)

The significant temporary differences and carry forwards and their related deferred tax asset (liability) and deferred tax asset valuation allowance balances as of December 31, 2001 are as follows:

                                                For the Nine Months Ended
                                                    December 31, 2001
                                                -------------------------

     Deferred tax assets
      Accruals and impairment                         $     225,000
      Net operating loss carryforward                     2,796,000
      Other                                                   4,000
                                                      -------------
         Gross deferred tax assets                        3,025,000
                                                      -------------

     Deferred tax liabilities
      Intangible drilling costs                          (3,487,000)
      Property and equipment                               (682,000)
                                                      -------------
         Gross deferred tax liabilities                  (4,169,000)
                                                      -------------
     Net deferred tax liability                       $  (1,144,000)
                                                      =============

For income tax purposes, the Company has approximately $7,000,000 of net operating loss carry forwards expiring in various years through 2022.

Note 8 - Commitment and Contingency

In June 2001, the Company entered into a long-term gas gathering contract which expires in December 2008. Under the contract, the Company will pay gas gathering fees per mcf delivered. The Company is obligated to pay a fee of $.40 per mcf on the first 3,350,000 mcf and $.25 per mcf thereafter. Additionally, the Company has an annual volume commitment for the first 3 years starting September 1, 2001. The Company's minimum volume for the first three years is (i) Year one 600,000 mcf, (ii) Year two 1,500,000 mcf, and
(iii) Year three 1,250,000 mcf. If the Company exceeds these minimums in a year, the excess reduces the following years commitment. If the Company does not meet the minimum in a year, the shortfall is added to the following years and at the end of the three years, the Company has to pay additional costs for the shortfall. Through December 31, 2001, the Company had delivered approximately 129,000 mcf.

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)

Note 8 - Commitment and Contingency (continued)

The Company's oil and gas operations are subject to various Federal, state and local laws and regulations. The Company could incur significant expense to comply with new or existing laws and non-compliance could have a material adverse effect on the Company's operations.

Note 9 - Retirement Plan

The Company has a 401(k) plan covering substantially all of the employees of the oil and gas production enhancement service division. There were no Company contributions made to the plan during the nine months ended December 31, 2001 and 2000 or the year ended March 31, 2001.

Note 10 - Industry Segments

The Company reports segment information in accordance with Financial Accounting Standards Board Statement No. 131. This Statement requires disclosure of information related to certain operating segments of the Company and also requires restatement of segment information for prior periods.

The Company's operations have been classified into two industry segments: (i) Oil Field Services; and (ii) Oil and Gas Production. The Oil Field Services segment of the Company is directed at maintaining and enhancing production obtained from oil and gas wells and currently has operations in Kansas, Oklahoma, and Wyoming. The Oil and Gas Production segment of the Company has acquired interest in producing properties in Kansas and undeveloped leasehold in Wyoming of which a portion have been developed into producing properties.

                       Oil Field    Oil & Gas    Corporate and
                        Services    Production       Other      Consolidated
                       ----------   ----------   -------------  ------------
Net sales
 December 31, 2001     $9,853,624   $1,692,805   $       7,724  $11,554,153
 March 31, 2001         8,476,385      375,978           7,906    8,860,269

Depreciation, amorti-
zation, depletion and
impairment
 December 31, 2001        842,694      136,649         684,350    1,663,693
 March 31, 2001           809,857       64,860          47,387      922,104

Operating income (loss)
 December 31, 2001      2,163,119      143,118        (864,508)   1,441,729
 March 31, 2001         1,473,856       39,255      (1,014,039)     499,072

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)


Note 10 - Industry Segments (continued)

                       Oil Field    Oil & Gas    Corporate and
                        Services    Production       Other      Consolidated
                       ----------   ----------   -------------  ------------
Identifiable assets, net
 December 31, 2001     10,253,955   18,393,680     4,449,457     33,097,092
 March 31, 2001         6,068,312    8,446,840    11,498,772     26,013,924

Capital expenditures
 December 31, 2001      2,524,719    7,982,573         7,710     10,515,002
 March 31, 2001           615,294    6,155,337        53,756      6,824,387

Note 11 - Significant Customers

During the nine months ended December 31, 2001, the Company had sales to two unrelated third parties of approximately $2,640,000, representing approximately 23% of net sales. During the year ended March 31, 2001, the Company had no significant customers. Receivables outstanding from the December 31, 2001 significant customer sales were approximately $107,000.

Note 12 - Fair Value of Financial Instruments

The following assumptions were used in estimating the fair value of the Company's financial instruments:

The carrying value of the Company's cash balance, accounts receivable, accounts payable and accrued expenses represents the fair value of the accounts as of December 31, 2001. The fair value of the Company's long-term debt approximated the carrying value because (i) interest rates are variable or (ii) were executed at rates comparable to current rates for similar notes.

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)

Note 13 - Earnings Per Share

The following shows the amounts used in computing earnings per share and the effects on income and the weighted average number of shares of dilutive potential common stock:

                                                  Weighted
                                                  Average
                                    Income      Common Shares    Earnings
                                   Numerator     Denominator     Per Share
                                   ----------   --------------   ---------
Basic earnings per share
 (December 31, 2001)
  Income available to common
   stockholders                    $2,540,395      6,501,104     $  .39
                                                                 ======
Plus: impact of assumed
 conversion of warrants and
  options                                   -        455,816
 Impact of assumed conversion
  of 8% subordinated convertible
  notes                                     - *        9,002
                                   ----------    -----------
Diluted earnings per share         $2,540,395      6,965,922     $  .37
                                   ==========    ===========     ======

The impact of 422,422 potential company shares were not included as their impact was antidilutive.

*  Interest on 8% subordinated convertible notes was capitalized.

                                                  Weighted
                                                  Average
                                    Income      Common Shares    Earnings
                                   Numerator     Denominator     Per Share
                                   ----------   --------------   ---------
Basic earnings per share
 (December 31, 2000)
  Income available to common
   stockholders                    $1,100,423      6,032,454     $  .18
                                                                 ======
Plus: impact of assumed
 conversion of warrants and
 options                                    -        306,464
                                   ----------      ---------
Diluted earnings per share         $1,100,423      6,338,918     $  .17
                                   ==========      =========     ======

The impact of 344,090 potential common shares were not included because their effect was anti-dilutive.

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)


Note 13 - Earnings Per Share (Continued)

                                                  Weighted
                                                  Average
                                    Income      Common Shares    Earnings
                                   Numerator     Denominator     Per Share
                                   ----------   --------------   ---------
Basic earnings per share
 (March 31, 2001)
  Income available to common
   stockholders                    $1,767,344    6,132,054         $ .29
                                                                   =====
Plus: impact of assumed
 conversions of warrants and
 options                                    -      381,824
                                   ----------    ---------
Diluted earnings per share         $1,767,344    6,513,878        $  .27
                                   ==========    =========        ======

The impact of 202,422 potential common shares were not included because their effect was anti-dilutive.

Note 14 - Subsequent Events

In February 2002, the Company entered into an agreement with an unrelated company to assist the Company with obtaining up to $25,000,000 of financing for continued development of the Wyoming properties. As compensation for their services, the Company, upon receipt of the consent of the holders of the Company's 8% convertible notes, would grant options to this company based on the amount of financing obtained. No borrowings have been closed to date.

In March 2002, the Company entered into an agreement with and unrelated company and an unrelated individual to provide financing of $1,000,000. Under the agreement, both the company and the individual's, upon receipt of the consent of the holders of the Company's 8% convertible notes, will be granted 125,000 5-year options to purchase the Company's common stock at $7.34 per share.

As a result of the above agreement, the Company borrowed $1,000,000 from an unrelated individual with interest at 8% with principal and interest due June 5, 2002.

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)

Note 14 - Subsequent Events (continued)

In addition, the Company borrowed an additional $1,000,000 from 4 unrelated individuals with interest at 8% and principal and interest due June 5, 2002. In connection with these notes, the Company, upon receipt of the consent of the holders of the Company's 8% convertible notes, will grant 125,000 5-year options to purchase the Company's common stock at $7.34 per share.

Note 15 - Supplemental Oil and Gas Information (Unaudited)

Proved Oil and Gas Reserves (Unaudited)

The following information was developed from reserve reports as of January 1, 2002 and April 1, 2001 which are based on estimates made by independent reserve engineers:

                                             Natural Gas       Crude Oil
                                               (MCF)           (Barrels)
                                             -----------       ---------

Proved reserves as of March 31, 2000                  -          110,500
Extensions, discoveries and other additions   9,144,761                -
Improved recovery                                     -          196,022
Purchase of minerals in place                         -          151,612
Production                                            -          (13,561)
                                             ----------         --------
Proved reserves as of March 31, 2001          9,144,761          444,573

Revisions of previous estimates                 208,837         (277,120)
Production                                     (128,998)         (29,289)
                                             ----------         --------
Proved reserves as of December 31, 2001       9,224,600          138,164
                                             ==========         ========

Proved reserves are estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

There are uncertainties inherent in estimating quantities of proved oil and gas reserves, projecting future production rates, and timing of development expenditures. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered.

Proved Developed Oil and Gas Reserves

The following reserve information was developed by the Company and sets forth the estimated quantities of proved developed oil and gas reserves of the Company as of the beginning of each year.

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)


Note 15 - Supplemental Oil and Gas Information (Unaudited) (continued)

Proved Developed Oil and Gas Reserves (continued)

                                                             Crude Oil and
                                             Natural Gas       Condensate
Proved Developed Reserves                       (MCF)           (Barrels)
-------------------------                    -----------     -------------

March 31, 2001                                4,129,933          444,573
December 31, 2001                             4,112,300          138,864

Costs Incurred in Oil and Gas Activities

Costs incurred in connection with the Company's oil and gas acquisition, exploration and development activities during the nine months ended December 31, 2001 and the year ended March 31, 2001 are shown below.

                                             For the Nine    For the Year
                                             Months Ended        Ended
                                             December 31,      March 31,
                                                 2001            2001
                                             ------------    ------------
Property acquisition costs
 Proved                                      $    223,319    $    495,040
 Unproved                                       1,291,126       2,220,233
                                             ------------    ------------
     Total property acquisition costs           1,514,445       2,715,273

Exploration costs                                 721,760       2,728,806
Development costs                               6,957,735         789,296
                                             ------------    ------------
     Total costs                             $  9,193,940    $  6,233,375
                                             ============    ============

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)


Note 15 - Supplemental Oil and Gas Information (Unaudited) (continued)

Aggregate Capitalized Costs

Aggregate capitalized costs relating to the Company's oil and gas producing activities, and related accumulated DD&A, as of December 31, 2001 and March 31, 2001:

                                             For the Nine    For the Year
                                             Months Ended        Ended
                                             December 31,      March 31,
                                                 2001            2001
                                             ------------    ------------

Proved oil and gas properties                $  5,009,661    $  4,064,582
Unproved oil and gas properties                12,404,906       4,156,045
                                             ------------    ------------
     Total                                     17,414,567       8,220,627
Less accumulated depreciation, depletion,
 amortization and impairment                     (223,706)        (93,464)
                                             ------------    ------------
Net capitalized costs                        $ 17,190,861    $  8,127,163
                                             ============    ============

Oil and Gas Operations

Aggregate results of operations for each period ended December 31, 2001 and March 31, 2001, in connection with the Company's oil producing activities are shown below:

                                             For the Nine    For the Year
                                             Months Ended        Ended
                                             December 31,      March 31,
                                                 2001            2001
                                             ------------    ------------

Revenues                                     $  1,692,805    $    375,978
Production costs                                1,074,460         220,839
DD&A                                              130,232          64,860
                                             ------------    ------------
Results of operations from producing
 activities (excluding corporate overhead
 and interest costs)                         $    488,113    $     90,279
                                             ============    ============

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves (Unaudited)

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)


Note 15 - Supplemental Oil and Gas Information (Unaudited) (continued)

Oil and Gas Operations (continued)

The following information is based on the Company's best estimate of the required data for the Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2001 and March 31, 2001 as required by Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 69. The Standard requires the use of a 10 percent discount rate. This information is not the fair market value nor does it represent the expected present value of future cash flows of the Company's proved oil and gas reserves.

                                             For the Nine    For the Year
                                             Months Ended        Ended
                                             December 31,      March 31,
                                                 2001            2001
                                             ------------    ------------

Future cash inflows                          $ 27,499,212    $ 48,333,493
Future production costs                       (11,493,932)    (15,548,740)
Future development costs                         (500,000)       (500,000)
Future income tax expense                      (5,969,531)    (10,976,885)
                                             ------------    ------------
Future net cash flows                           9,535,749      21,307,868
10% annual discount for estimated timing
 on cash flows                                 (3,913,266)     (8,298,646)
                                             ------------    ------------
Standardized measure of discounted
 future cash flows                           $  5,622,483    $ 13,009,222
                                             ============    ============

Future cash inflows for the nine months ended December 31, 2001 are computed by applying a weighted average spot market gas price for the areas of production of $2.74 per MCF and a year-end weighted average oil price of $16.71 per barrel. Future cash inflows for the year ended March 31, 2001 are computed by applying a weighted average spot market gas price for the areas of production of $2.71 per MCF and a year-end weighted average oil price of $26.37 per barrel. Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the Company's proved oil and gas reserves at December 31, 2001 and March 31, 2001 assuming continuation of existing economic conditions.

Future production and development costs, which include dismantlement and restoration expense, are computed by estimating the expenditures to be incurred in developing and producing the Company's proved oil and gas reserves at the end of the year, based on year-end costs, and assuming continuation of existing economic conditions.

                         INFINITY, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements
            (All Disclosures for the Nine Months Ended December 31, 2000
                                  are Unaudited)


Note 15 - Supplemental Oil and Gas Information (Unaudited) (continued)

Oil and Gas Operations (continued)

Future income tax expenses at December 31, 2001 and March 31, 2001 were computed by applying the appropriate year-end statutory tax rates to the future pretax net cash flows relating to the Company's proved oil and gas reserves, less the tax basis of the properties involved.

The following reconciles the change in the standardized measure of discounted future net cash flow during the nine months ended December 31, 2001 and the year ended March 31, 2001:

                                             For the Nine    For the Year
                                             Months Ended        Ended
                                             December 31,      March 31,
                                                 2001            2001
                                             ------------    ------------

Beginning of period                          $ 13,009,222    $  1,097,657
Extensions, discoveries and other additions             -      10,064,485
Net change in prices and production costs      (7,315,638)              -
Revision of previous quantity estimates          (753,656)              -
Development costs incurred during the period            -         683,291
Sales of oil produced, net of production costs   (618,345)       (155,139)
Purchase of minerals in place                           -       1,318,928
Accretion of discount                           1,300,900               -
                                             ------------    ------------
End of period                                $  5,622,483    $ 13,009,222
                                             ============    ============

Future income tax expenses are computed by applying the appropriate year-end statutory tax rates to the future pretax net cash flow relating to the Company's proved oil and gas reserves, less the tax basis of the properties involved. Tax depreciation is calculated on the capitalization of approximately 40% of the development costs of the Green River Basin leasehold and approximately 60% of the development costs of the Cherokee Basin property as tangible investment and uses MACRS depreciation for a 7-year life. The future income tax expenses do not give effect to tax credits, allowances, or the impact of general and administrative costs of ongoing operations relating to the Company's proved oil and gas reserves.

                        INFINITY, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                   ASSETS

                                              March 31, 2002   Dec. 31, 2001
                                              --------------   -------------
CURRENT ASSETS                                  (Unaudited)

  Cash                                        $      376,283   $     665,898
  Accounts Receivable, less allowance for
   doubtful accounts of $10,000                    2,095,199       1,599,883
  Inventories                                        356,631         350,216
  Investment Securities                                 -            750,000
  Prepaid Expenses                                   194,457         104,095
                                              --------------   -------------
     Total current assets                          3,022,570       3,470,092

Property and equipment, at cost, less
 accumulated depreciation and impairment          10,601,156      10,343,145
Oil and gas properties, using full cost
 accounting net of accumulated depreciation,
 depletion and amortization
  Subject to amortization                          4,933,585       4,785,955
  Not subject to amortization                     17,071,495      12,404,906
Intangible assets, at cost, less accumulated
 amortization                                      2,567,684       1,526,519
Other Assets, net                                    588,827         566,475
                                              --------------   -------------
     Total assets                             $   38,785,317   $  33,097,092
                                              ==============   =============

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Notes Payable                               $    2,000,000   $        -
  Current portion of long-term debt                2,192,184       3,342,193
  Accounts Payable                                 4,458,262       2,591,243
  Accrued Expenses                                   398,340         391,309
                                              --------------   -------------
     Total Current Liabilities                     9,048,786       6,324,745

Long-term Liabilities
  Deferred income taxes                              951,028       1,144,028
  8% subordinated convertible notes payable        5,550,000       6,475,000
  Long-term debt, less current portion above       5,513,277       3,946,214
                                              --------------   -------------
     Total Liabilities                            21,063,091      17,889,987

Stockholders' Equity
  Common stock, par value $.0001, authorized
   300,000,000 shares, issued and outstanding
   6,965,800 shares;
     6,257,612 shares                                    696             652
  Additional paid-in-capital                      16,455,852      13,632,999
  Retained Earnings                                1,265,678       1,573,454
                                              --------------   -------------
     Total stockholders' equity                   17,722,226      15,207,105
                                              --------------   -------------
Total Liabilities and stockholders' equity    $   38,785,317   $  33,097,092
                                              ==============   =============

The consolidated balance sheet at December 31, 2001 has been derived from the audited financial statements at that date. See Notes to Consolidated Financial Statements.

                       INFINITY, INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                               Three Months Ended March 31,
                                                  2002            2001
                                               -----------     -----------
Revenues
 Oil and Gas Service Operations                $ 1,459,853     $ 2,578,397
 Oil and Gas Sales                                 666,140         183,601
 Other                                                -                451
                                               -----------     -----------
Total Revenue                                    2,125,993       2,762,449

Cost of sales
 Oil and Gas Service Operations                    904,335       1,570,967
 Oil and Gas Production Expenses and Taxes         413,815         102,864
 Other                                               7,762          10,947
                                               -----------     -----------
     Total cost of sales                         1,325,912       1,684,778
                                               -----------     -----------

Gross profit                                       800,081       1,077,671

Operating expenses                               1,311,663       1,069,113
                                               -----------     -----------

     Operating income (loss)                      (511,582)          8,558
                                               -----------     -----------

Other income (expense)
 Interest Income & Other Income                      8,857          31,323
 Interest Expense & Finance                         (6,049)       (611,363)
 Gain on sales of assets and marketable
  securities                                         7,998       1,600,403
                                               -----------     -----------
     Total other income                             10,806       1,020,363
                                               -----------     -----------
Net income (loss) before income taxes             (500,776)      1,028,921

Income tax benefit (expense)                       193,000        (362,000)
                                               -----------     -----------
     Net income (loss)                         $  (307,776)    $   666,921
                                               -----------     -----------
     Net income (loss) per common share        $     (0.05)    $      0.10
                                               -----------     -----------
     Net income (loss) per diluted common
      share                                    $     (0.05)    $      0.10
                                               -----------     -----------
Weighted Average Basic Shares Outstanding        6,761,024       6,436,388
Weighted Average Diluted Shares Outstanding      6,761,024       6,818,212


See Notes to Consolidated Financial Statements.

                       INFINITY, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF COMPREHENSIVE
                          INCOME (LOSS) (UNAUDITED)

                                               Three Months Ended March 31,
                                                  2002            2001
                                               -----------     -----------

Net Income (Loss)                              $  (307,776)    $   666,921

Other Comprehensive Income (loss):
  Unrealized holding gain (loss)
   on securities, net of taxes of
   ($314,051) for the three months ended
   3/31/2001:                                         -           (609,631)

Reclassifications, net of Deferred
  Tax expense of $(496,294) for the
  three months ended 3/31/2001:                       -           (963,395)
                                               -----------     -----------
Total Other Comprehensive Income (Loss)               -         (1,573,026)
                                               -----------     -----------

Comprehensive Income (Loss)                    $(  307,776)    $  (906,105)
                                               ===========     ===========



























See Notes to Consolidated Financial Statements.

                      INFINITY, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                               Three Months Ended March 31,
                                                  2002            2001
                                               -----------     -----------
Cash flows from operating activities
  Net income (loss)                            $  (307,776)    $   666,921
  Adjustments to reconcile net income/(loss)
   to net cash
    Provided by/(used in) operating activities
     Depreciation, depletion and amortization      358,317         302,824
     Deferred income taxes                        (193,000)        362,000
     (Gain) on sale of assets                        7,998        (140,714)
     (Gain) on sale of marketable securities          -         (1,459,689)
     (Increase) decrease in operating assets
      Accounts receivable                         (495,316)       (659,219)
      Inventories                                   (6,415)        (58,511)
      Prepaid expenses                             (90,362)        152,786
     Increase (decrease) in operating liabilities
      Accounts payable                           1,867,019       1,264,404
      Accrued expenses                              23,892          45,250
                                               -----------     -----------
Net cash provided by operating activities        1,164,357         476,052
                                               -----------     -----------
Cash flows from investing activities
  Proceeds from sale of marketable securities      750,000       3,121,188
  Investment in oil and gas properties          (4,473,412)     (2,534,649)
  Investment in other assets and intangibles      (161,223)        (48,726)
  Purchase of property and equipment              (519,699)        108,169
  Proceeds from Sale of property and equipment        -            246,966
                                               -----------     -----------
Net cash provided by/(used in) investing
 activities                                     (4,404,334)        892,948
                                               -----------     -----------
Cash flows from financing activities
  Increase in notes payable                      2,000,000            -
  Increase (decrease) in borrowings on
   long-term debt                                3,625,309         (35,558)
  Proceeds from issuance of common stock           533,308          43,050
  Repayment of long-term debt                   (3,208,255)     (1,700,066)
                                               -----------     -----------
Net cash provided by (used in) financing
 activities                                      2,950,362      (1,692,574)
                                               -----------     -----------
Net decrease in cash                              (289,615)       (323,574)

Cash, beginning of period                          665,898         478,932
                                               -----------     -----------
Cash, end of period                            $   376,283     $   155,358
                                               ===========     ===========

                       INFINITY, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


Supplemental cash flow disclosures:

Cash paid for interest, net of
  Amounts capitalized                                6,049         508,677

Non-cash transactions:
  Non-cash investment in oil and gas properties    435,340         275,271

  Change in Accumulated other Comprehensive
   Income, net of Income Taxes                        -        ($1,573,026)

  Property and equipment acquired through
   capital leases or seller financed debt             -           (440,383)

  Stock-based compensation for options issued
   with bridge loans recorded as loan costs      1,347,728            -

  Conversion of 8% Subordinated Debt and
   accrued interest to common stock                941,861            -






























See Notes to Consolidated Financial Statements

                      INFINITY, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(1)  BASIS OF PRESENTATION

     Summary of issuer's significant accounting policies are incorporated by reference to Infinity's annual report on Form 10-KSB at December 31, 2001.

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002.

(2)  GOODWILL

     Effective January 1, 2002, Infinity adopted Financial Accounting Standard
No. 142 (SFAS No. 142)   "Goodwill and other Intangible Assets".  As a result,
Infinity will no longer amortize goodwill, but will instead, review goodwill for impairment annually. The adoption of SFAS No. 142 had no effect on Infinity's earnings at January 1, 2002.

(3)  INVESTMENT SECURITIES

     CIS Oil and Gas, Inc. received 450,000 shares of common stock in Evergreen Resources, Inc. as part of the payment for the sale of gas production properties effective December 31, 1998. This stock was carried on the balance sheet as an available for sale security at its current market value. When the transaction was completed the value of this stock was approximately $7.5 million, at March 31, 1999, the value was approximately $9.0 million, and at March 31, 2000 the value was approximately $10.9 million.

     During the fiscal year ended March 31, 2001, CIS Oil and Gas, Inc. sold 225,000 shares of Evergreen stock for proceeds of approximately $6.5 million resulting in a gain of approximately $2.8 million. The value of the 225,000 shares remaining at March 31, 2001 was approximately $8.5 million. During the period ended June 30, 2001 CIS Oil and Gas, Inc. sold the remaining 225,000 shares for proceeds of approximately $8.9 million resulting in a pre-tax gain of approximately $5.1 million. The gain from the sale of the securities is reflected in Infinity, Inc.'s Consolidated Statement of Operations for the period ended December 31, 2001. A portion of the proceeds were used to pay off current and long-term debt.

     At December 31, 2001 Infinity, Inc. had $750,000 invested in securities. In January 2002 Infinity liquidated its investment in the securities and used the proceeds to continue to develop its Labarge and Pipleline coal-bed methane prospects. There was no material gain or loss as a result of the sale of the securities.

(4)  LONG TERM DEBT

     Effective June 13, 2001 Infinity, Inc. sold $6,475,000 in 8% Subordinated Convertible Notes in a private placement in which C. E. Unterberg, Towbin acted as the placement agent. Interest on the notes accrues at a rate of 8% per annum and is payable in arrears on each December 15 and June 15 commencing December 15, 2001. The notes are convertible to one share of common stock at $5.00 per share and mature on June 13, 2006. As of March 31, 2002, $925,000 of the notes have been converted to common stock. Infinity, Inc. incurred costs of $438,789 associated with the placement, which has been capitalized and will be amortized over the term of the notes. Infinity, Inc. also issued warrants to purchase 220,000 shares of common stock at $6.22, the closing price of Infinity, Inc.'s common stock on the closing date of the offering. Proceeds from the offering were used in the development of Infinity Oil and Gas of Wyoming, Inc.'s coal bed methane properties.

     In January 2002, Consolidated Oil Well Services, Inc. refinanced a portion of its long-term debt. Consolidated entered into a financing agreement whereby it executed:

     * A $2,000,000 revolving credit note cross-collateralized by substantially all of the assets of Consolidated; with interest at prime plus 1.0%. The note is due December 31, 2004 and as of March 31, 2002 Consolidated had borrowings of $205,099 on the revolver.

     * An approximately $2,900,000 term note with interest at prime plus 1.0%, due in monthly installments of $80,626 plus interest, through December 2004. The note is cross-collateralized by substantially all of the assets of Consolidated. As of March 31, 2002 Consolidated owed $2,741,285 on this note.

     * A $1,000,000 capital expenditure line with interest at prime plus 1.0%, due in monthly installments of $15,000 plus interest through December 31, 2004 when unpaid principal and interest are due. The note is cross-collateralized by substantially all the assets of Consolidated. Consolidated borrowed $720,000 under the note.

     The notes require Consolidated to comply with certain financial and restricted covenants and are also guaranteed by an officer of Infinity, Inc. Consolidated used a potion of the proceeds to pay off long-term debt and the revolving credit note with $2,716,843 outstanding at December 31, 2001.

     On March 7, 2002 Infinity, Inc. issued five-year options to purchase 250,000 shares of Infinity, Inc. common stock at $7.34 per share when it obtained $2,000,000 in 90 day, bridge loans with an annual interest rate of 8% in order to pay outstanding payables associated with the development of its coal bed methane properties. Infinity, Inc. capitalized loan costs of $1,347,728 related to the fair value of the options as determined using the Black-Scholes pricing method assuming a five year life, weighted average risk-free interest rate of 8%, expected volatility of 89.55% and no expected dividend yield. The loans were paid April 24, 2002 with proceeds from the sale of the 7% Subordinated convertible notes.

     Subsequent to March 31, 2002 Infinity, Inc. sold $12,540,000 in 7% Subordinated Convertible Notes in a private placement in which C. E. Unterberg, Towbin acted as the placement agent. Interest on the notes accrues at a rate of 7% per annum and is payable in arrears on each April 15 and October 15 commencing October 15, 2002. The notes are convertible to one share of common stock at $8.625 per share and mature on April 15, 2007. Infinity, Inc. also issued warrants to purchase 200,000 shares of common stock at $9.055. A portion of the proceeds from the offering was used to pay short-term bridge loans and payables associated with the development of the coal bed methane properties. The remaining proceeds will be used for additional development of the properties. Infinity incurred approximately $800,000 in costs associated with the financing. These costs will be capitalized and amortized over the term of the notes.

(5)  EARNINGS PER SHARE

     Basic earnings per share were computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the periods. Diluted earnings per share reflect the potential dilutions that could occur if convertible notes, stock options and warrants were converted into common stock under the treasury stock method.

     At March 31, 2002, all potential common shares are anti-dilutive.

                                           Basic       Common      Earnings
                                          Earnings     Shares      Per Share
                                          --------    ---------    ---------
Basic earnings per share, March 31, 2001:
 Income available to common stockholders  $666,921    6,436,388      $0.10
Plus:  Impact of assumed conversions of
 Warrants and options                         -         381,824
Diluted earnings per share:
 Income available to common shareholders
   After assumed conversions of dilutive
    securities                            $666,921    6,818,212      $0.10

     For the period ended March 31, 2001, dilutive potential common shares of 202,422 were not included in the computation of diluted earnings per share because their effect was antidilutive.

(6)  EQUITY

     STOCK SPLIT

     In May 2002, Infinity affected a 2:1 stock split effective May 13, 2002. All shares and per share amounts have been restated to give effect to the stock split.

     STOCK OPTIONS

     During the three months ended March 31, 2002 options to purchase 262,200 shares were exercised from the 1999, 2000, and 2001 Stock Option Plans resulting in proceeds to Infinity, Inc. of $533,308. Options to purchase 4,000 shares were forfeited under a termination clause in the Option Plans.

     On August 16, 2001 the Infinity, Inc. board of directors approved the grant of incentive and non-qualified options to purchase 320,000 shares of common stock at $5.00 per share under the 2002 Stock Option Plan. The options granted under the 2002 Stock Option Plan will be issued upon approval of the plan at the Annual meeting of Shareholders on June 6, 2002.

















































                                     F-45
                                  PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, Director or Officer of Infinity is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     (a) Infinity has the power under the Colorado Business Corporation Act to indemnify any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Director, Officer, employee, fiduciary, or agent of Infinity or was serving at its request in a similar capacity for another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In case of an action brought by or in the right of Infinity such persons are similarly entitled to indemnification if they acted in good faith and in a manner reasonably believed to be in the best interests of Infinity but no indemnification shall be made if such person was adjudged to be liable to Infinity for negligence or misconduct in the performance of his duty to Infinity unless and to the extent the court in which such action or suit was brought determines upon application that despite the adjudication of liability, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification.
In such event, indemnification is limited to reasonable expenses. Such indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

     (b) The Articles of Incorporation and Bylaws of Infinity generally allow indemnification of Officers and Directors to the fullest extent allowed by law.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering, all of which are to be borne by Infinity, are as follows:

     Printing Expenses .............................  $ 1,000
     Accounting Fees and Expenses ..................    5,000
     Legal Fees and Expenses .......................    9,500
     Blue Sky Fees and Expenses ....................      500
     Miscellaneous .................................    4,000
                                                      -------

          Total ....................................  $20,000




                                     II-1


ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.

     During its past three fiscal years, the Registrant issued securities which were not registered under the Securities Act of 1933, as amended (the "Act"), as follows. All share amounts have been restated to give effect to a two for one stock split effective May 13, 2002.

     In August 1998, the Registrant issued 376,000 shares of its Common Stock to 14 persons as a portion of the consideration paid to these persons in connection with the termination of an agreement between such persons and a subsidiary of the Registrant. In September, 1998, the Registrant also issued 272,598 shares of Common Stock to Oak Creek Capital in exchange for financial advisory services rendered to the Registrant. With respect to these transactions, the Registrant relied on Section 4(2) of the Securities Act of 1933, as amended. The investors were given complete information concerning the Registrant. The investors represented that they were purchasing the shares for investment only and not for the purpose of resale or distribution. The appropriate restrictive legend was placed on the certificates and stop transfer instructions were issued to the transfer agent.

     In June 1998, the Registrant issued 208,334 shares of its Common Stock to Joe Conner, an accredited investor, upon the exercise of a stock option held by him, for $125,000 in cash. In connection with this sale, the Registrant relied on Section 4(2) of the Securities Act of 1933, as amended. The shares were offered to a sophisticated investor for investment purposes only and the transfer of the shares was restricted by the Registrant. In February 1999, the Registrant allowed Mr. Conner to rescind this sale as a result of a disagreement over the Registrant's obligation to register these shares for resale.

     In May 1999, the Registrant issued a total of 25,000 shares of its common stock to two consultants in exchange for services provided to the Registrant. With respect to these transactions, the Registrant relied on Section 4(2) of the Securities Act of 1933, as amended. The consultants were given complete information concerning the Registrant. The appropriate restrictive legend was placed on the certificate and stop transfer instructions were issued to the transfer agent.

     In August 1999, the Registrant issued a total of 200,000 shares of its common stock to an escrow account to be delivered to the former owners of Powder River Cementers, LLC upon the completion of certain performance criteria by Consolidated, a subsidiary of Infinity, Inc. With respect to this transaction, the Registrant relied on Section 4(2) of the Securities Act of 1933 as amended. The former owners were given complete information concerning the Registrant. The appropriate restrictive legend was placed on the certificates and stop transfer instructions were issued to the transfer agent. The stock placed in escrow was returned to the Registrant upon final settlement of the purchase agreement.

     During October 2000, the Registrant issued a total of 350,000 shares of its common stock to four investors upon the exercise of options held by these persons. The Registrant received $525,000 in cash in connection with the exercise of these options.

                                   II-2



     During November 2000, the Registrant agreed to issue a total of 81,600 shares of it common stock to three oil and gas companies as partial consideration for their interests in an oil and gas property. The stock had a value of $225,673 at the time of the transaction.

     With respect to the October and November 2000 transactions, the Registrant relied on Section 4(2) of the Securities Act of 1933. The investors were sophisticated investors who were given complete information concerning the Registrant. The appropriate restrictive legend was placed on the certificates and stop transfer instructions were issued to the transfer agent.

     On June 13, 2001, the Registrant sold $6,475,000 of 8% Convertible Subordinated Notes to 74 accredited investors in a private offering. The notes mature in five years and are convertible into Common Stock at a price of $5.00 per share. In connection with this offering the Registrant paid a commission of $388,500 to C.E. Unterberg Towbin for its services as placement agent. C.E. Unterberg Towbin also received a warrant to purchase 220,000 shares of the Registrant's Common Stock at $5.90 per share.

     In connection with these sales, the Registrant relied on Rule 506 of Regulation D under the Securities Act of 1933. Each of the investors were accredited investors who were given access to complete information concerning the Registrant. Each investor represented that he was acquiring the Notes for investment purposes only and not with a view toward resale. The appropriate legend was placed on the Notes to evidence that the securities are restricted. The Registrant also filed a Form D with the SEC in connection with this offering.

     On March 7, 2002, the Registrant received $2,000,000 from five investors as short-term bridge loans. The bridge loans were repaid in April 2002. In connection with these loans, the Registrant issued five year options to the investors and a consultant to purchase up to an aggregate of 250,000 shares of the Registrant's Common Stock at $7.34 per share. In connection with these transactions, the Registrant relied on Section 4(2) of the Securities Act of 1933. The investors were sophisticated investors who were given complete information concerning the Registrant.

     On April 22, 2002, the Registrant sold $12,540,000 of 7% Convertible Subordinated Notes to 88 accredited investors in a private offering. The notes mature in five years and are convertible into Common Stock at a price of $8.625 per share. In connection with this offering the Registrant paid C.E. Unterberg, Towbin a commission of $747,900 for its services as placement agent. C.E. Unterberg, Towbin also received a warrant to purchase 200,000 shares of the Registrant's Common Stock at $9.055 per share.

     In connection with these sales, the Registrant relied on Rule 506 of Regulation D under the Securities Act of 1933. Each of the investors were accredited investors who were given access to complete information concerning the Registrant. Each investor represented that he was acquiring the Notes for investment purposes only and not with a view toward resale. The appropriate legend was placed on the Notes to evidence that the securities are restricted. The Registrant also filed a Form D with the SEC in connection with this offering.

                                    II-3


ITEM 27.  EXHIBITS.

     The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

EXHIBIT
NUMBER    DESCRIPTION                   LOCATION
-------   -----------                   --------

  3       Articles of Incorporation     Incorporated by reference to
          and Bylaws                    Exhibit No. 3 to the Registrant's
                                        Form S-18 Registration Statement
                                        (No. 33-17416-D)

  3.1     Articles of Amendment to      Incorporated by reference to
          Articles of Incorporation     Exhibit No. 3.1 to the Registrant's
                                        Annual Report on Form 10-K for
                                        the fiscal year ended March 31,
                                        1992 (File No. 33-17416-D)

  5       Opinion of Krys Boyle         Filed herewith electronically
          Freedman Graham Sawyer
          Terry & Moore, P.C.
          regarding the legality
          of the securities being
          registered

 10.1     Stock Option Plan             Incorporated by reference to
                                        Exhibit No. 10.1 to the Registrant's
                                        Annual Report on Form 10-K for the
                                        fiscal year ended March 31, 1992
                                        (File No. 33-17416-D)

 10.2     1999 Stock Option Plan        Incorporated by reference to
                                        Exhibit No. 10.2 to Registrant's
                                        Annual Report on Form 10-K for the
                                        fiscal year ended March 31, 2000

 10.3     Agreement Concerning the      Incorporated by reference to
          Exchange of Common Stock      Exhibit No. 10 to Registrant's
                                        Report on Form 8-K dated March
                                        10, 1992

 10.4     Employment Agreement          Incorporated by reference to
          with Stanton E. Ross          Exhibit No. 10.4 to the Registrant's
                                        Annual Report on Form 10-K for the
                                        fiscal year ended March 31, 1992
                                        (File No. 33-17416-D)

 10.5     Asset Purchase Agreement      Incorporated by reference to
          dated January 7, 1994,        Exhibit No. 2 to the Registrant's
          among Infinity, Inc. Con-     Current Report on Form 8-K dated
          solidated Industrial Ser-     January 21, 1994
          vices, Inc., Consolidated
          Oil Well Services, Inc.
          and Edsel E. Noland
                                    II-4


 10.6     Operating Lease with Great    Incorporated by reference to
          Plains Environmental, Inc.    Exhibit 10.17 to Registrant's
                                        Annual Report on Form 10-K
                                        for the fiscal year ended
                                        March 31, 1997

 10.7     Purchase and Sale Agreement   Incorporated by reference to
          dated January 12, 1999,       Exhibit 10.1 to Registrant's
          between Evergreen Resources, Current Report on Form 8-K Inc. and CIS Oil & Gas, Inc. dated January 13, 1999

 10.8     Assignment of Participation   Incorporated by reference to
          Agreement, Conveyance, and    Exhibit 10.8 to the Registrant's
          Bill of Sale between          Annual Report on Form 10-KSB
          Infinity Oil and Gas, Inc.    for the fiscal year ended
          and Infinity Oil and Gas of   March 31, 2000.
          Wyoming, Inc.

 10.9     Participation Agreement       Incorporated by reference to
          between Wold Oil Properties,  Exhibit 10.9 to the Registrant's
          Inc. and Infinity Oil and     Annual Report on Form 10-KSB
          Gas, Inc.                     for the fiscal year ended
                                        March 31, 2000.

 10.10    Assignment of Oil and Gas     Incorporated by reference to
          Leases, Operating Rights      Exhibit 10.10 to the Registrant's
          and Record Title, Conveyance  Annual Report on Form 10-KSB
          and Bill of Sale between      for the fiscal year ended
          Infinity Oil and Gas, Inc.    March 31, 2000.
          and Infinity Oil and Gas of
          Wyoming, Inc.

 10.11    Joint Operating Agreement,    Incorporated by reference to
          Manson Lease, between         Exhibit 10.11 to the Registrant's
          Verde Oil Company and         Annual Report on Form 10-KSB
          Infinity Oil and Gas of       for the fiscal year ended
          Kansas, Inc.                  March 31, 2000.

 10.12    2000 Stock Option Plan        Incorporated by reference to
                                        Exhibit 10.12 to the Registrant's
                                        Annual Report on Form 10-KSB
                                        for the fiscal year ended
                                        March 31, 2001.

 10.13    2001 Stock Option Plan        Incorporated by reference to
                                        Exhibit 10.13 to the Registrant's
                                        Annual Report on Form 10-KSB
                                        for the fiscal year ended
                                        March 31, 2001.

 10.14    Form of 8% Convertible        Incorporated by reference to
          Subordinated Notes            Exhibit 10.14 to the Registrant's
                                        Annual Report on Form 10-KSB
                                        for the fiscal year ended
                                        March 31, 2001.

                                    II-5

 10.15    Purchase and Sale Agreement   Incorporated by reference to
          dated November 3, 2000        Exhibit 10.15 to the Registrant's
          between Antelope Energy       Annual Report on Form 10-KSB
          Company, LLC, Coyote          for the fiscal year ended
          Exploration Company and       March 31, 2001.
          Melange Associates, Inc.
          and Infinity Oil and Gas of
          Wyoming, Inc.

 10.16    Form of Trust Indenture for   Incorporated by reference to Exhibit
          8% Convertible Subordinated   4.1 to the Registrant's Registration
          Notes with the Wilmington     Statement on Form S-3 (File No.
          Trust Company                 333-69292)

 10.17    Form of Registration Rights   Incorporated by reference to Exhibit
          Agreement                     4.2 to the Registrant's Registration
                                        Statement on Form S-3 (File No.
                                        333-69292)

 10.18    Form of Placement Agent       Incorporated by reference to Exhibit
          Warrant                       4.3 to the Registrant's Registration
                                        Statement on Form S-3 (File No.
                                        333-69292)

 10.19 Loan and Security Agreement Incorporated by reference to Exhibit between LaSalle Bank N.A. 10.19 to the Registrant's Transition and Consolidated Oil Well Report on Form 10-KSB for the period
          Services, Inc. and related    ended December 31, 2001
          guaranties

 10.20    2002 Stock Option Plan        Incorporated by reference to Exhibit
                                        10.20 to the Registrant's Transition
                                        Report on Form 10-KSB for the period
                                        ended December 31, 2001

 21       Subsidiaries of the           Incorporated by reference to
          Registrant                    Exhibit 21 to the Registrant's
                                        Transition Report on Form 10-KSB
                                        for the period ended
                                        December 31, 2001

 23.1     Consent of Krys Boyle         Contained in Exhibit 5
          Freedman Scott & Sawyer,
          P.C.

 23.2     Consent of Sartain            Filed herewith electronically
          Fischbein & Co.

 23.3     Consent of Ehrhardt Keefe     Filed herewith electronically
          Steiner & Hottman PC





                                    II-6

ITEM 28.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned small business issuer will:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.












                                     II-7



                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2, and authorized this Post Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Chanute, State of Kansas, on the 20th day of May 2002.

                                    INFINITY, INC.



                                    By /s/ Stanton E. Ross
                                       Stanton E. Ross, President

     Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                     TITLE                   DATE



/s/ Stanton E. Ross               President, Treasurer     May 20, 2002
Stanton E. Ross                   (Principal Financial
                                  Officer) and Director


/s/ Jon D. Klugh                  Chief Financial          May 20, 2002
Jon D. Klugh                      Officer and Secretary



/s/ Leroy C. Richie               Director                 May 20, 2002
Leroy C. Richie



/s/ George R. Jones               Director                 May 20, 2002
George R. Jones



/s/ O. Lee Tawes                  Director                 May 20, 2002
O. Lee Tawes